UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10/A

(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

THE SUSTAINABLE GREEN TEAM, LTD.

(Exact name of registrant as specified in its charter)

Delaware	61-1934413
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

24200 CR-561

Astatula, FL 34705

(Address of principal executive offices and zip code)

(407) 886-8733

(Registrant’s telephone number, including area code)

Copies to:

Laura Anthony, Esq.

Craig D. Linder, Esq.
Anthony L.G., PLLC
625 N. Flagler Drive, Suite 600
West Palm Beach, Florida 33401
Telephone: (561) 514-0936

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this registration statement;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may continue to use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large, accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.235 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by The JOBS Act.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

You should rely only on the information contained in this registration statement on Form 10 or to which we have referred you. We have not authorized anyone to provide you with information that is different. You should assume that the information contained herein is accurate as of the date of this registration statement on Form 10 only.

This registration statement will become effective automatically 60 days from the date of the original filing (the “Effective Date”), pursuant to Section 12(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the Effective Date, we will become subject to the reporting requirements of Section 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Use of Names

In this registration statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “Company” or “The Sustainable Green Team” refer to The Sustainable Green Team, Ltd. together with its wholly owned subsidiaries.

Currency

Unless otherwise indicated, all references to “$” or “US$” in this registration statement refer to United States dollars.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements. Specifically, forward-looking statements may include statements relating to:

●	Our future financial performance;

●	Changes in the market for our products and services;

●	Our expansion plans and opportunities; and

●	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this registration statement and current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	The level of demand for our products and services;

●	Competition in our markets;

●	Our ability to grow and manage growth profitably;

●	Our ability to access additional capital;

●	Changes in applicable laws or regulations;

●	Our ability to attract and retain qualified personnel;

●	The possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

●	Other risks and uncertainties indicated in this registration statement, including those under “Risk Factors.”

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this registration statement. However, this registration statement includes industry data that we obtained from internal surveys, market research, publicly available information, and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications, and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this registration statement. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this registration statement.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This registration statement may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this registration statement is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this registration statement are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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Risk Factor Summary

Investing in our securities involves risks. You should carefully consider the risks described in Item 1A—”Risk Factors” beginning on page 19 before deciding to invest in our securities. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

●	We are a holding company and depend upon our subsidiaries for our cash flows;

●	We may require additional funding for our operations and expansion plans, and we cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all;

●	If the voting power of our capital stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest;

●	The COVID-19 pandemic has impacted and will likely continue to impact our business, financial condition, supply chain, results of operations and cash flows;

●	Our industry and the markets in which we operate are highly competitive with low barriers to entry. Increased competitive pressures could reduce our share of the markets we serve and adversely affect our business, financial position, results of operations and cash flows;

●	Our business success depends on our ability to preserve long-term customer relationships and our growth projections may not be realized if we fail to attract more big box store business;

●	Our growth projections assume efficiencies, cost savings and other benefits of our vertically integrated business model that might not be achieved;

●	We may be adversely affected if customers reduce their outsourcing;

●	Because we operate our business through dispersed locations across the United States, our operations may be materially adversely affected by inconsistent practices and the operating results of individual branches may vary;

●	Future acquisitions or other strategic transactions could negatively impact our reputation, business, financial position, results of operations and cash flows;

●	Seasonality affects the demand for our services and products and our results of operations and cash flows;

●	Our operations are impacted by weather conditions, seasonality, and climate change;

●	Increases in raw material costs, fuel prices, wages and other operating costs, and changes in our ability to source adequate supplies and materials in a timely manner, could adversely impact our business, financial position, results of operations and cash flows;

●	If we are unable to accurately estimate the overall risks, requirements, or costs when we bid on or negotiate contracts that are ultimately awarded to us, we may achieve lower than anticipated profits or incur contract losses;

●	Our success depends on our executive management and other key personnel;

●	Our future success depends on our ability to attract, retain and maintain positive relations with trained workers;

●	Our business could be adversely affected by a failure to properly verify the employment eligibility of our employees;

●	Our use of subcontractors to perform work under certain customer contracts exposes us to liability and financial risk;

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●	If we fail to comply with requirements imposed by applicable law or other governmental regulations, we could become subject to lawsuits, investigations and other liabilities and restrictions on our operations that could significantly and adversely affect our business;

●	Adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial position results of operations, and cash flows;

●	Some of the equipment that our employees use is dangerous, and an increase in accidents resulting from the use of such equipment could negatively affect our reputation, results of operations and financial position;

●	Any failure, inadequacy, interruption, security failure or breach of our information technology systems, whether owned by us or outsourced or managed by third parties, could harm our ability to effectively operate our business and could have a material adverse effect on our business, financial position, results of operations and cash flows;

●	Our inability to adequately protect our intellectual property, which could harm the value of our brand and adversely affect our business.

●	Our substantial indebtedness could have important adverse consequences and adversely affect our financial condition, including the potential for cross-defaults;

●	We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which could have a material adverse effect on our business, financial condition, and results of operations;

●	Despite our current level of indebtedness, we, our subsidiaries and our acquisitions plans may cause us to incur substantially more debt, contractual obligations, and general and commercial liabilities. This could further exacerbate the risks to our financial condition described above;

●	The market price of our common stock is likely to be highly volatile because of several factors, including a limited public float and our failure to meet the expectations of investors, stockholders or financial analysts;

●	Becoming a fully reporting public company results in additional expenses, diverts management’s attention, and could also adversely affect our ability to attract and retain qualified directors;

●	Shares eligible for future sale may adversely affect the market for our common stock;

●	Risks related to a lack of dividend payments by us on our common stock; and

●	Our obligation to indemnify and hold harmless our officers and directors to the maximum extent permitted by Delaware law.

ITEM 1. BUSINESS

Background

Our common stock is traded in the United States on the OTCQX tier of the OTC Market Group Inc. (the “OTCQX”) under the symbol “SGTM.”

We are a provider of arbor care, tree trimming, and storm debris clean-up and disposal services, primarily in the southeastern United States with nationwide capabilities and a manufacturer of mulch, lumber and soil products in the Midwest and southeast regions of the United States and the Ohio Valley. Our products are distributed through our national distribution channels. We installed new equipment for producing soil products in early 2023 which we expect to start selling in late 2023.

Corporate History

The Sustainable Green Team, Ltd., (f/k/a Sierra Gold Corp.)”“, a Delaware corporation (the “Company”), conducts business activities principally through its two wholly-owned subsidiaries: National Storm Recovery LLC (“NSR LLC”), a Delaware limited liability company and Mulch Manufacturing, Inc., an Ohio corporation (“MM”)”.

The Company was initially formed, under the name Alpha Diamond Corporation in the State of Nevada on January 22, 1997. It’s undergone multiple name changes over the years and a domicile change to Wyoming on February 15, 2011.

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Effective April 18, 2019, Sierra Gold Corp., (“SGCP”), entered into an equity exchange agreement (the “Merger”), as amended on December 31, 2019 with NSR LLC, pursuant to which SGCP acquired all of the membership units of NSR LLC. Upon closing, NSR LLC became a wholly-owned subsidiary of SGCP.

On July 22, 2019, a Certificate of Amendment was filed with the State of Wyoming to change the name of the Company from “Sierra Gold Corporation” to “National Storm Recovery, Inc.” and to effect a 1 for 10,000 reverse stock split. At September 11, 2019, the Company’s trading symbol changed from “SGCP” to “NSRI”.

The stock split decreased the issued and outstanding shares of its common stock from 3,406,865,285 to 602,636 (after rounding up to a 100 share minimum) before SGCP issued 40,000,000 shares of its common stock to the members of NSR LLC as consideration for the equity interests exchange. As a result of the Merger, NSR LLC members acquired 99% of SGCP’s issued and outstanding shares of common stock and SGCP changed its principal focus to providing tree services, debris hauling and removal, biomass recycling, mulch manufacturing, packaging and sales.

The Merger was treated as a reverse recapitalization effected by an equity exchange for financial and reporting purposes since SGCP was deemed to be a shell corporation with nominal operations and no assets at the time of the merger. NSR LLC is considered the acquirer for accounting purposes, and SGCP’s historical financial statements before the Merger have been replaced with the historical financial statements of NSR LLC before the Merger in future filings.

On December 31, 2019 the Company entered into a restructuring as a holding company pursuant to Delaware General Corporation Law (“DGCL”) §251(g) known as “the Delaware Holding Company Statute.” In order to effect this restructuring, NSRI and NSR LLC each changed domiciles to the State of Delaware. Immediately thereafter, NSRI incorporated SGTM as its wholly-owned subsidiary and SGTM formed Sierra Gold Merger Corp., a Delaware corporation (“SGMC”) as its wholly-owned subsidiary. Similarly, NSR LLC issued SGTM, 1,000 limited liability company Common Membership Units. Each of the four parties next executed an Agreement and Plan of Merger (the “Merger Agreement”) as well as a Certificate of Merger which was filed with the Delaware Secretary of State on December 31, 2019 (collectively, the “Reorganization”). Pursuant to the terms of the Reorganization, NSRI merged down into SGMC with SGMC surviving as the successor to the reorganization, with all of the assets and liabilities of NSRI merging into SGMC and the separate existence of NSRI ceasing. The shares of SGTM and Membership Interests of NSR LLC, held by NSRI were canceled in the reorganization as part of the restructuring and the shares of NSRI became exchangeable for shares of SGTM on a one for one basis making SGTM the parent to both SGMC and NSR LLC as well as making SGTM the publicly-traded successor to NSRI. After obtaining FINRA approval on July 21, 2020, the Company changed its trading symbol to SGTM.

Effective January 31, 2020, the Company entered into a Business Combination Agreement (the “Mulch Acquisition”) pursuant to which MM became our wholly-owned subsidiary. Under the Mulch Acquisition, all issued and outstanding common stock in MM were converted into an aggregate of 40,000,000 shares of the Company’s common stock.

The Company closed on the acquisition of 100% of the membership interests in Day Dreamer Productions LLC (“DDP”) on December 30, 2021. DDP is in the business of producing informational and promotional videography.

Following the restructuring, the Mulch Acquisition and the acquisition of DDP, the following is a diagram of our corporate organizational structure:

On August 9, 2022, the Company entered into a restricted sublicense agreement (collectively with the VRM Sublicense Amendment defined below, the “VRM Sublicense”) with a soil technology company, VRM Global Holdings Pty Ltd (“VRM Global”), and its wholly owned subsidiary VRM International PTY LTD (“VRM International,” together with VRM Global, collectively referred to herein together as the “Licensor”). The VRM Sublicense was amended on October 12, 2022 (the “VRM Sublicense Amendment”), to expand collaboration between the Company and Licensor and add the Licensor’s wholly owned subsidiary VRM Biologik Inc. (the “VRM Biologik”), among other things.

Pursuant to the VRM Sublicense, the Licensor granted the Company a restricted sub-license, pursuant to which the Licensor will allow the Company to use certain rights and entitlements and provide the Company with certain catalyst ingredients which will allow the Company to manufacture Humisoil® and XLR8® Bio (the “VRM Products”). These products are made using wood materials provided by the Company and the Licensor’s technology and catalyst ingredients to be acquired by the Company from the Licensor or produced by the Company pursuant to the VRM Sublicense. In addition, the VRM Sublicense grants the Company the non-exclusive right to distribute the VRM Products throughout the U.S., the exclusive right to market and distribute these products in packaging of less than one cubic yard in addition to the right to exclusively manufacture the Licensor’s catalyst ingredients in Florida, Washington State and the Caribbean (the “Exclusive Territory”).

The Company agreed to sell to Licensor the VRM Products manufactured by the Company in amounts determined in the sole discretion of the Company at an agreed-on price. In addition, Licensor has agreed to assign to the Company rights held by the Licensor to repurchase the VRM Products manufactured by others within the Exclusive Territory and an option to acquire such rights outside such territory.

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In addition, pursuant to the VRM Sublicense Amendment, the Company acquired from Licensor 10% of VRM Biologik, certain catalyst ingredients for future delivery to be used in the Company’s production of Humisoil®, XLR8® Bio and other products, co-location of Licensor’s production facilities with the Company’s facilities in Florida and the state of Washington and development of an agreed plan to complete licensed manufacture of soil amendment catalysts in other strategic locations across the U.S. The catalyst ingredients, along with other inputs to be acquired by the Company from the Licensor and other suppliers, are expected to be sufficient to produce a minimum of 4,000,000 cubic yards of Humisoil® and its companion products. The Company’s ability to produce these products is constrained by its need for additional capital. See “Risk Factors - We will require additional funding for our current working capital needs and growth plans, and such funding may result in a dilution of your investment.” and See “Management’s Discussion & Analysis of Financial Condition and Results of Operations - Material Cash Requirements.”

The Term of the VRM Sublicense is for a period of ten years from October 12, 2022 with the option to renew it for a five-year period. The VRM Sublicense may be terminated by written agreement of the parties, or immediately by the Licensor if the Company amends or alters any of the inputs, outputs, products, marks, materials, media, recipes, or any of the processes as described in any of the manuals provided by Licensor to the Company except as permitted by the VRM Sublicense or appointment of a liquidator, administrator, receiver, receiver and manager, mortgagee in possession or other external controller appointed by virtue of the laws of insolvency or appointed by a creditor, by VRM Global or by the holder of security over the assets of VRM Global or an assignment of VRM Global’s rights pursuant to the VRM Sublicense without the approval of VRM Global. VRM Global may terminate the VRM Sublicense if at any time the Company is in breach of any of the terms or conditions of the VRM Sublicense and it fails to remedy such breach within 30 days of notice from Licensor. In consideration of the grant of the VRM Sublicense, the Company initially issued to the Licensor, 500,000 shares of the Company’s common stock upon execution of the VRM Sublicense and an additional 6,000,000 shares upon execution of the VRM Sublicense Amendment. Additionally, the Company agreed to pay the Licensor an aggregate of $1,000,000 in cash in two installments, with the first installment of $500,000 payable within 10 days of the Company’s completing an initial public offering of its common stock in order to raise cash (the “IPO”) and the second payment due on the one-year anniversary of the date of the IPO. In addition, pursuant to the VRM Sublicense Amendment, the Company agreed to pay VRM Global an aggregate of $7,200,000 payable in tranches of $3,600,000 by December 31, 2022 and two payments of $1,800,000 on each of May 31, 2023 and October 31, 2023. If the Company does not complete the IPO by February 4, 2023 or make the $500,000 payment within 10 days of such date, VRM Global may terminate the VRM Sublicense and, the Company will be obligated to pay the Licensor its then market rates for all inputs utilized by the Company in the production of Humisoil®, XLR8® Bio and other products produced using these inputs during the term of the VRM Sublicense.

On May 15, 2023 the Company, VRM International, VRM Global and VRM Biologik entered into an amendment to the VRM Sublicense Agreement whereby the Company agreed to issue VRM Global 7,000,000 shares of its common stock in lieu of the aggregate of $7,200,000 in cash payments and the $1,000,000 cash payments previously required to be made by the Company pursuant to the VRM Sublicense.

The Company, Day Dreamer Productions, LLC (“DDP”) and ACCEL Media International LLC, FMW Media Works LLC (collectively, “ACCEL”) entered into a Corporate Communications Services Agreement dated as of October 4, 2022 (the “ACCEL Agreement”). Pursuant to the terms of the ACCEL Agreement, ACCEL agreed to provide the Company with a variety of television, production, promotional media, media analysis, and media procurement to assist the Company in generating positive media awareness about its business. The term of the ACCEL Agreement is for a period of five years and any breach of the agreement may be remedied by injunctive or other equitable relief and specific performance. Neither party has a right to terminate the agreement prior to its expiration. In addition, the ACCEL Agreement requires ACCEL to exclusively rely on and use DDP to offer, create and distribute any custom 30 minute or longer program for all ACCEL in-house video production and marketing content that is tendered to ACCEL customers.

In consideration for the services to be provided by ACCEL, the Company issued to ACCEL 3,500,000 shares of unregistered Common Stock, an option to acquire 5,000,000 shares of unregistered Common Stock at an exercise price of $2.00 per share (the “ACCEL Stock Option”) and a warrant to purchase up to 2,000,000 shares of Common Stock at an exercise price of $1.00 per share (the “ACCEL Warrant”). The ACCEL Option expires three years after the date of issuance and the ACCEL Warrant expires 90 days after the date of issuance. In the event the ACCEL Warrant is exercised in whole or in part, then upon each exercise thereof, if any, the Company agreed to issue to ACCEL a three-year option to acquire a number of shares of Common Stock equal to the number of shares of Common Stock acquired by ACCEL upon exercise of the ACCEL Warrant, at an option exercise price of $2.00 per share. The exercise price of the ACCEL Stock Options and the ACCEL Warrants is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events.

ACCEL agreed that it will not, directly or indirectly, for a period of one year after October 4, 2022, lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of), directly or indirectly, any of the shares of Common Stock issued to ACCEL pursuant to the ACCEL Agreement, the ACCEL Stock Option or the ACCEL Warrant.

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The ACCEL Agreement, ACCEL Stock Option and ACCEL Warrant also contains additional customary covenants, representations and warranties.

The address of our principal place of business is 24200 CR-561, Astatula, FL 34705.

DESCRIPTION OF THE BUSINESS

Overview

The Sustainable Green Team is a provider of environmentally focused business in the arbor care, disposal, recycling, mulch and manufactured soil amendments business. In our business, many of the ingredients and processes we use in the manufacturing process of our products minimizes their impact on the environment and are compliant with all applicable environmental laws. We refer to this as an “environmentally focused” business. The Company is a collector of tree debris (“feedstock”), throughout the southeast region of the United States. The Company beneficially-reuses feedstock to manufacture wood-based mulch and lumber products that are sold nationwide. The Company has a division that manufactures and sells soil and proprietary mulch colorants and coloring equipment.

Historically, the harvest and processing of wood has resulted in timber waste and feedstock being sent to landfills and disposal sites, essentially collecting and disposing of useful products. The Sustainable Green Team’s mission is to address this traditional “collect-and-dispose” wasteful model, partly by partnering with a large waste management company, thereby turning feedstock that would otherwise be thrown away into reusable products such as mulch and soil. We believe that our efforts to recycle waste into a biodegradable water conserving mulch product, use of machinery powered by electricity instead of diesel fuel and the production of manufactured soil products forms the basis of our environmentally focused business.

The Sustainable Green Team operates as a holding company with two operating subsidiaries:

●	National Storm Recovery, LLC (“NSR”), a Delaware LLC, operating as “Central Florida Arborcare”, provides arbor care, tree trimming, and storm debris clean-up and disposal services, primarily in the southeastern United States with nationwide capabilities; and

●	Mulch Manufacturing, Inc. (“MMI”), an Ohio corporation, manufactures mulch, lumber and soil products in the United States midwest and southeast regions, and the Ohio Valley. MMI has nationwide distribution channels.

As illustrated below, the Company’s vertically integrated business begins with the collection of feedstock through NSR. Feedstock is then beneficially reused by MMI, for recycling and manufacturing of lumber and organic mulch. We package our products and sell them to retailers, wholesalers, landscapers, and garden centers nationwide. The diagram also includes soil products that we expect to begin manufacturing and selling in 2023.

The Company also currently holds all of the issued and outstanding capital stock of a non-operating direct subsidiary, Sierra Gold Merger Corp., a Delaware corporation, which was formed for the sole purpose of facilitating the restructuring of the Company as a holding company pursuant to Delaware General Corporation Law (“DGCL”) §251(g) known as “the Delaware Holding Company Statute.” In addition, the Company indirectly holds through MMI all of the issued and outstanding capital stock of a non-operating subsidiary, Rose Transport Inc., an Ohio Corporation, which was utilized for transporting feedstock and packaged mulch between locations owned and operated by MMI.

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We process feedstock through several processing facilities we own that are strategically located in the southeast region of the United States. The Company owns sawmills in Homerville, Georgia; Jasper, Florida; and Beaver, Washington. The Homerville sawmill produces cypress bark for our mulch product lines, as well as marketable lumber. We closed on the acquisitions of the Jasper and Beaver sawmills in December 2021. We currently purchase our pine bark from other sawmills. We expect to commence both lumber and mulch production at the Jasper mill and lumber and soil production at the Beaver mill once a funding source has been secured to purchase raw materials and for working capital for the Jasper sawmill and raw materials, equipment, permitting costs and for working capital for the Beaver sawmill. These planned expenditures are included in our disclosure regarding anticipated capital expenditures. Please see “Management’s Discussion & Analysis of Financial Condition and Results of Operations – Material Cash Requirements” and “Risk Factors – We will require additional funding for our growth plans, and such funding may result in a dilution of your investment.”

The MMI division also creates proprietarymulch dyes, colorants, and mulch processing equipment. We manufacture a range of mulch products with different textures and colors for specific landscape needs using our coloring technology. For example, MMI’s capabilities were instrumental in developing our innovative line of colored mulches that we market under our Nature’s Reflections™ brand, including our patented Softscape® products. The Company also sells to other companies that produce landscaping materials colorants and Cheetah brand coloring equipment that it manufactures.

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Industry Overview

The Sustainable Green Team’s vertically integrated product categories operate in five interrelated divisions:

(1)	tree care and removal services, (2) mulch products, (3) lumber, (4) manufactured soils, and (5) colorants and coloring equipment.

Tree Care and Removal Industry

Over the last five years, favorable macroeconomic trends, higher levels of construction activity and extreme weather conditions have increased demand for tree care and green waste removal. Housing starts have been growing at historic rates driving demand for these services. Residential construction is forecasted to increase at least through 2028. Extreme weather events across the United States have led to high demand for tree care and green waste removal. Restoration following extreme weather events also creates demand for products like lumber and mulches.

The market for tree trimming services in the United States has grown at a compound annual growth rate (CAGR) of 9.1% for the past five years, which is faster than the overall U.S. economy. The U.S. tree trimming service market is expected to generate $29 billion in revenue in 2022, according to research published by IBIS World in January 2022.

Mulch Industry

Over the past decade, demand has been increasing for pine needle, pine bark, hardwood, and cypress mulches world-wide. Many landscape venues, across publicly and privately owned land, such as gardens, parks, schools, and resorts, are converting to mulching materials, manufactured soils, and improved environmental practices to achieve cost savings. Manufactured products can be used as environmentally safe substitutes for traditional ground covers, such as grass and other plants, that require costly and wasteful watering. Traditional ground covers also require fertilizers and pest control products that are expensive and often harmful to the environment. There is also a trend towards environmentally focused mulch products among homeowners and other retail customers.

Lumber Industry

The historic demand for lumber was triggered by a perfect storm of factors set off during the pandemic. When COVID-19 broke out in spring 2020, sawmills cut production and unloaded inventory in fears of a looming housing crash. The crash did not happen—instead, the opposite occurred. Americans rushed to home improvement stores to buy materials for do-it-yourself projects. Favorable interest rates facilitated a housing boom. That boom, which was intensified by a large number of millennials starting to hit their peak home buying years, dried up housing inventory. This sent buyers in search of new construction. Home improvements and construction require significant amounts of lumber, exceeding the supply available from sawmills. The market for wholesale lumber in the United States is predicted to generate $131.6 billion in revenue in 2022, according to research published by IBIS World in August 2021. Between 2017 and 2022, the market grew by at CAGR of 6.2%.

Manufactured Soil Industry

Manufactured soil refers to a composition of different soils, soil components and other like materials used for various purposes in horticulture, gardening, and other applications such as site restoration. The primary purpose of manufactured soil is to modify and, in most cases, enhance the properties of soil to meet specific needs. Management believes that the manufactured soil market continues to gain momentum with increasing development and innovations driven by increased demand for organic gardening, a growing market for horticulture, a growth in lawn and garden consumables, and government support and initiatives.

Colorants Industry

Color treated mulch is appealing to homeowners that want to customize their landscaping and gardens. The demand for mulch treatment materials, including color tint and preservatives, has grown steadily. Therefore, we believe mulch manufacturers with the ability to treat and color process lower grades of wood could have a significant competitive advantage.

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Our Products and Services

Our tree services and storm recovery services collect some of the feedstock that we use to manufacture our products. The feedstock is processed at the recovery sites and the sawmills that we own to produce marketable lumber and the materials for our innovative mulch products. Our products include a variety of attractive, next-generation mulches that we sell to distributors, big box stores and other retailers for use by landscapers, installers, and other consumers. The vast majority of our revenues are derived from our manufacturing and sales of mulch, and we expect that to continue for the near future. We also wholesale manufactured soil products manufactured by other companies and expect to begin manufacturing our own soil products in 2023.

Tree Care and Removal Services

Our subsidiary NSR, operating as “Central Florida Arborcare”, provides tree maintenance, disaster recovery, debris removal, and disposal services to residential, commercial, and government customers. The Company’s customers include all levels of government, from federal disaster recovery projects to county schools. We have multi-year contracts with hundreds of municipal properties in Florida. We are paid by other companies in the disaster recovery, tree care and waste management industries to haul away and dispose of tree wood and debris.

In addition to the revenue generated by the services NSR provides, the feedstock we collect is valuable to our manufacturing operations. It provides us with raw material that our other lines of business use to produce mulch and soil products.

Mulch Products

In January 2020, the Company acquired Mulch Manufacturing, Inc., a company with decades of experience in manufacturing mulch products. Through the MMI acquisition, we were able to diversify our product lines. We now manufacture a wide variety of mulch products, including cypress and pine mulches, in an array of colors for many different applications. For example, our playground chips are used by schools, parks, and other play areas. They are manufactured in several colors and they are certified to be safe by the International Play Equipment Manufacturer’s Association (IPEMA).

We sell our mulch products to wholesalers, retailers (including garden centers, nurseries, hardware stores, supermarkets and convenience stores), and direct to customers in the landscaping industry.

Lumber Products

The feedstock we collect is processed into lumber at the sawmill we own in Homerville, Georgia. We sell this cypress lumber wholesale to log home builders, specialty lumberyard outlets and backyard fence installers and direct to retail customers looking for durable and aesthetically pleasing building material resistant to rot and insects.

In December 2021, we closed on the acquisitions of sawmills in Jasper, Florida and Beaver, Washington. The Jasper mill is capable of sawing southern yellow pine lumber as well as residual products, including pine bark, pine chips, pine dust and pine shavings. We expect to commence both lumber and mulch production at the Jasper mill once a funding sources for the purchase of raw materials and working capital has been secured. With regard to the Beaver mill, we expect to begin production in 2024 once a funding source has been secured and we have completed a retrofit of the sawmill equipment at that location.

Manufactured Soil Products

In February 2023, we commenced production of HumiSoil® and several proprietary blends of manufactured soil products utilizing an automated soil blending system and production line at our Jacksonville, Florida facility. This equipment, along with the raw materials we recently received from VRM Biologik pursuant to the terms of the VRM Sublicense, allows us to blend and produce our own manufactured soil products. We expect to begin shipping the soil products we manufacture to our customers in the third quarter of 2023. We expect to have the same channels of distribution for the soils we will be manufacturing that we have for our mulch products.

Colorants Products and Machinery

The Company manufactures colorants to dye its cypress and pine mulches. Customers can choose from a wide range of appealing colors for their landscaping needs. We also sell colorants for use by other third-party manufacturers of landscape materials.

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The Company manufactures coloring machines in two different sizes for mulches under the brand Cheetah Coloring Systems™. We believe that our Cheetah coloring machines are highly regarded by our customers because they use water-based coatings made from quality ingredients and utilize a quality control process designed to produce consistent results during the production process. In addition, we believe that the Cheetah coloring machines that we manufacture and sell are energy efficient because they use electricity instead of diesel fuel and water efficient because they use less water than other competing machines, making them cost effective to operate and better for the environment than less water efficient machines. Among other reasons, the Cheetah™ coloring machines operate at a high speed, are capable of supporting multiple simultaneous conveyor belts and are powered by electricity which is cleaner energy than diesel power used by some competing products.

We are actively pursuing locally sourcing raw materials for colorants. By locally sourcing, we mitigate the environmental impact of our operations and eliminate shipping expenses and tariffs associated with importing materials from China.

Our Vision and Competitive Advantages

Our wholesale customers work with us due to our ability to provide a broad array of products for landscaping needs. Our products include over two dozen varieties of mulches in different textures and colors, and various soils for different uses such as potting, garden and blends that enhances the organic matter at the applied location. We operate with a high level of expertise and a focus on customer retention through responsiveness and reliability. We have grown our workforce and now have over 200 employees in season.

We view ourselves as a “one-stop-shop” solutions provider for superior quality mulch products. This ability to provide more than one style of mulch product is in direct response to the landscape industry tastes and preferences to have various wood fiber sources, such as pine or cypress, color, texture, and an environmentally focused product line. We devote substantial resources to research and development, having developed proprietary products in the mulch, colorant and colorant machine manufacturing segments of our business.

We believe our vertically integrated business model sets us apart from our competitors because we provide the services and facilities necessary to collect our own feedstock. We have expanded our operations and we now collect feedstock in three regions. We have established relationships with four big box retail customers — Lowe’s Home Improvement, Menard’s, 7-Eleven, and Circle-K — and more than 400 other customers.

We have consistently expanded our product lines in innovative ways. We hold over 20 trademarks and a patent on our innovative Nature’s Reflections™ Softscape®.

We have also focused on cost containment and entered into direct rail contracts with CSX and Norfolk Southern to transport our manufactured products.

Vertical Integration

We believe that our vertically integrated, environmentally focused business model provides us with substantial competitive advantages in the industries in which we operate. These competitive advantages of our business model include:

●	lower disposal costs as an arborist and storm recovery service provider because we do not pay landfills to accept our feedstock as waste;
●	lower manufacturing costs for mulch, lumber and manufactured soil products due to plentiful multi-channel sources for our feedstock;
●	cost advantages due to geographic proximity of our feedstock collection and end-use consumers;
●	cost advantages through our long-term direct (not brokered) rail transport and trucking contracts, improving our efficiency and logistics; and
●	improved quality controls that position the products to compete effectively in the wholesale and retail markets.

Environmentally Focused

The Company’s ethos is rooted in environmental sustainability. We begin with the collection of tree debris from our tree services and lumber divisions which would otherwise end up in landfill sites. The feedstock collected is then moved through the processing division for recycling and manufacturing into attractive, next-generation mulches that we sell to wholesalers, retailers, landscapers, installers, and garden centers.

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Our Executive Leadership Team

Anthony Raynor is the founder and CEO of The Sustainable Green Team. His vision is supported by a strong operational team, especially after the acquisition of MMI in 2020. Mr. Raynor has a focused business strategy to identify areas to manage costs and enhance quality, to build out supply chain security through targeted acquisitions and to empower his leadership team to identify areas of improvement for the Company. We believe these efforts are a driving factor of our success.

Recent Expansion and Growth

The Company plans to expand its operations through a combination of organic growth, strategic acquisition, and through its partnership with a leading waste disposal company. We believe executing on our strategy will result in rapid growth and geographic expansion.

Since inception, we have actively grown and vertically integrated by acquiring additional companies and assets. We have completed the acquisition of multiple companies since our formation. In January 2020, we acquired Mulch Manufacturing, Inc. We announced the strategic acquisition of a marketing firm, Day Dreamer Productions, LLC, in December 2021. The Founder, Victor Spangler, became our Chief Marketing Officer (CMO) and continues to serve as President of Day Dreamer Productions, LLC. This acquisition enhances our previous in-house marketing resources. In December 2021, we acquired sawmills in Jasper, Florida and Beaver, Washington. The addition of these mills is expected to increase our sawing capacity to over 100 million board feet of lumber annually and significantly expand our mulch manufacturing once these mills commence planned production and a funding source has been secured as discussed above.

On July 1, 2019, NSR LLC and Vista Landfill, LLC, a Waste Management Inc. company (“Waste Management”) entered into a Contractor Agreement which was amended on December 3, 2021 (collectively, the “Contractor Agreement”). Waste Management is a one of the largest disposal waste companies that own landfills throughout the United States. The Contractor Agreement permits the Company to use two of Waste Management’s sites, one in Apopka, Florida and the other in Winter Garden, Florida, where we collect, store, grind, screen, color, and bag our own top quality mulches for distribution. The Contractor Agreement requires us to store and grind at our cost and expense an agreed amount of vegetative waste belonging to Waste Management at a certain agreed on fixed price Waste Management pays us. We are obligated to provide Waste Management with certain regulatory reports regarding the amounts of materials received and processed at these sites and to comply with all Federal, state and local regulations regarding vegetative waste processing and maintain liability insurance in amounts provided for in the Contractor Agreement. In addition to any other rights or remedies Waste Management may have under applicable law, in the event we fail to perform our obligations under the Contractor Agreement for a period of five days (unless due to an event of Force Majeure as defined in the agreement), Waste Management has the right to terminate all or part of the Contractor Agreement and to take over the Company’s obligations under the agreement or have such work by another person at the Company’s expense. Waste Management is permitted to further terminate the Contractor Agreement on thirty days prior written notice with or without cause. The Company is obligated to relocate its activities at the sites in the event Waste Management the areas occupied by the Company are needed by Waste Management for its operations. In the event the parties are unable to resolve any issues regarding a relocation, they are obligated to use good faith efforts to resolve the issues and if they are unable to do so, either party may terminate the agreement within a reasonable time. In addition, we pay rent for the use of the use of the sites, a fee for each ton of ground vegetative waste leaving the sites and for our use of the electricity we consume in our operations at these sites. The Contractor Agreement expires on June 30, 2025.

We use the vegetated waste that Waste Management collects at these sites as feedstock for the production of the mulch we process and sell. We also use the Waste Management sites for feedstock storage for National Storm Recovery. We believe that our rights under the Contractor Agreement helps us execute our business strategy because it provides us with significant efficiencies, such as pre-approved zoning, lower operational costs, access to a substantial amount of additional raw materials, and a faster production cycle. We believe our continued relationship is desirable for Waste Management because feedstock would take many years to decompose in a landfill and we can supply them with finely processed biomass that is beneficial to their landfill operations.

We have also diversified our distribution channels for our products. We have grown our distribution, which now include many retail stores, including Lowe’s Home Improvement, Menard’s, 7-Eleven, Circle-K, ACE Hardware and other retail chains.

We have been communicating with a myriad of companies in the mulch, waste management, and tree trimming industries to expand operations through additional strategic acquisitions. Several of these discussions have progressed to non-binding letters of intent to acquire companies or their assets.

On August 9, 2022, the Company entered into the VRM Sublicense and an amendment to that agreement on October 12, 2022 which will enable the Company to produce a soil amendment product, HumiSoil® and XLR8® Bio. See Item 1. Business - Corporate History and Item 1. Business - Description of the Business - Diverse Products Offerings.

On October 4, 2022, the Company entered into the Corporate Communications Services Agreement with ACCEL to procure a variety of television, production, promotional media, media analysis, and media procurement to assist the Company in generating positive media awareness about its business and to expand DDP’s video production and marketing business to ACCEL customers. See Item 1. Business - Corporate History.

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Management’s Strategy Future Expansion and Growth

Our core growth strategy includes:

Building Upon Strong Customer and Supplier Relationships to Expand Organically

Our national footprint and broad supplier relationships, combined with our regular interaction with a large and diverse base of over 450 customers, make us an important link in the supply chain for landscape products. Our suppliers benefit from us being a single point of contact for improved production planning and efficiency, and our ability to bring new product launches quickly to market on a national scale. We intend to continue to increase our size and scale in customer, geographic and product reach, which we believe will continue to benefit our supplier base. Our customers in turn benefit from our local market leadership, talented associates, high quality products, broad product offering and high inventory availability, timely delivery and complementary value-added services. We will continue to work with new and existing suppliers to maintain the most comprehensive, high quality product lines for our customers at competitive prices and enhance our role as a critical player in the supply chain. As we continue to grow, we believe our strong customer and supplier relationships will enable us to expand our market share in the landscape supplies industry.

Growing at the Local Level

The vast majority of our customers operate at a local level. We believe we can grow market share in our existing markets with limited capital investment by systematically executing local strategies to expand our customer base, increase the amount of our customers’ total spending with us, optimize our network of locations, coordinate multi-site deliveries, partner with strategic local suppliers, introduce new products and services, increase our share of underrepresented products in particular markets and improve sales force performance. We currently offer our full product line in only 24% of the United States.

Pursuing Value-Enhancing Strategic Acquisitions

Through recently completed strategic acquisitions, including the addition of sawmills in 2021 located in Jasper, Florida and Beaver, Washington, we have added new markets, new product lines, talented associates and operational best practices. In addition, we increased our sales by introducing products from our existing portfolio to customers of newly acquired companies. We intend to continue pursuing strategic acquisitions to grow our market share and enhance our local market leadership positions by taking advantage of our scale, operational experience and acquisition know-how to pursue and integrate attractive targets. We believe we have significant opportunities to add product categories in our existing markets through acquisitions. In addition, we are reviewing attractive new geographic markets for expansion through acquisitions. We will continue to apply a selective and disciplined acquisition strategy to maximize synergies obtained from enhanced sales and lower procurement and corporate costs.

Executing on Identified Operational Initiatives

We have undertaken significant operational initiatives, utilizing our scale to improve our profitability, enhance supply chain efficiency, strengthen our pricing and category management capabilities, streamline and refine our marketing process and invest in more sophisticated information technology systems and data analytics. In addition, we work closely with our local area team leaders to improve sales, delivery and branch productivity. Although we are still in the early stages of these initiatives, they have already contributed to improvement in our profitability, and we believe we will continue to benefit from these and other operational improvements.

Continuing to Value and Reward Our Employees

We believe our associates are the key drivers of our success, and we aim to recruit, train, promote and retain the most talented and success-driven personnel in the industry. Our size and scale enable us to offer structured training and career path opportunities for our associates, while at the area and branch level we have built a vibrant and entrepreneurial culture that rewards performance. We promote ongoing, open and honest communication with our associates to ensure mutual trust, engagement and performance improvement. We believe that high-performing local leaders coupled with creative, adaptable and engaged associates are critical to our success and to maintaining our competitive position, and we are committed to being the employer of choice in our industry

Relationships with Additional Suppliers of Feedstock

We competitively source our feedstock effectively in a fragmented tree care industry, primarily from small businesses, because we provide arbor care and landscape contractor businesses opportunities to unload and profit from feedstock that they would consider to be waste. We believe we are the largest customer for many arborists across the southeastern region of the United States. Sourcing feedstock competitively and broadly allows us to keep the cost of our products highly competitive.

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Our strategic relationship with Waste Management, Inc. pursuant to the Contractor Agreement provides us with cost savings that has saved us years of time it would have taken for acquiring permits and developing the valuable relationships they have developed. We utilize their site for collection of tree debris as well as ability to set up a production facility with coloring and bagging of mulch. In addition, in February 2023, we began production of HumiSoil® on a portion of the land we occupy pursuant to the Contractor Agreement. In addition to the material we process for Waste Management pursuant to this agreement, we are paid to collect the tree debris from other sources and use it as inventory for production of mulch products sold in bulk and bagged, unlike some competitors that have to purchase their feedstock.

Customer Relationships

Our customers include governmental, residential, and commercial customers. We have a diversified customer base consisting of more than 450 customers as of March 31, 2023. Our top 10 customers accounted for approximately 38% of our product sales for the twelve months ended December 31, 2022, with the largest five customers at 17%, 7%, 3%, 2% and 2%, respectively, of our product sales for the three months ended March 31, 2023, and the other five customers each 2% or less of our product sales for the three months ended March 31, 2023. Therefore, our sales are not concentrated in any single or a few customers. Our typical customer is a large, national retail chain that sells landscaping products.

Diverse Products Offerings

We have a wide array of mulch product offerings making our products competitive for many different purposes. In the mulch and manufactured soil industries, we introduced new mulch products in 2021, including our patent-protected Nature’s Reflection™ Softscape®. Our Softscape® mulch is more uniform in shape and lighter in weight than traditional mulches, allowing water and air to penetrate soil and reach plant roots, while also inhibiting weed growth at the surface. We are continually working on new products and lines of business, including ways to diversify our coloring and pigment products.

Our current line of products include:

●	Cypress Rose: This is our flagship product and our most popular mulch sold, a premium 100% cypress mulch.

●	Nature’s Reflections™ Softscape®: Nature’s Reflections patented Softscape® mulch has an impressive 4-year color retention. It has the look of pine straw but will not blow or wash away. Softscape is lightweight, covering 50% more area and allowing for water penetration of soil which keeps plants healthy but also inhibits weed growth.

●	Cypress Fargo: This is also made from 100% cypress. This product is carefully debarked from red pond cypress logs.

●	All Bark Cypress Royal: A premium product in the mulch industry which is made only from the bark of the Cypress log.

●	Natural Pine Straw: Southern pine straw (needles) have been a staple southern mulch, used for years by homeowners and landscapers.

●	All Bark Cedar: Super Grade “A” mulch made from 100% cedar trees which is carefully shredded to a very soft texture.

●	Color Enhanced Hardwood: This mulch is made from hardwood fiber products. Natures Reflections™ colorant gives the mulch a vibrant color.

●	Path ‘N Play Chips: These chips are used primarily for playgrounds and schools. They are made from 100% Virgin Forest products with no foreign materials or chemicals. They are certified to be safe for play areas by the International Play Equipment Manufacturer’s Association (IPEMA)

●	Humisoil® & XLR8® BIO: technology uses any vegetative green waste or compostable material, including wood material such as sawdust or chips or grindings from wood material, and applies a catalyst to stimulate natural reactions that manufactures and stores soil moisture. The 100% organic material is converted into HumiSoil®, a valuable soil amendment, reducing the need for fertilizers and chemicals while increasing production of agricultural products, including livestock grazing on pastureland.

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Private Label Mulch and Soil Products

Our ability to custom color and private label our mulch products is another source of flexibility valued by our industry and one that presents growth opportunities with large retail stores and other parties that are larger than ourselves. We expect to expand our private label product offerings in 2023 when we begin manufacturing our own soil products pursuant to the terms of the VRM Sublicense. See Item 1. Business - Corporate History).

Cheetah™ Coloring Systems

The Company manufactures coloring machines in two different sizes for mulches under the brand Cheetah Coloring Systems™. We believe that our Cheetah coloring machines are highly regarded by our customers because they use water-based coatings made from quality ingredients and utilize a quality control process designed to produce consistent results during the production process. In addition, we believe that the Cheetah coloring machines that we manufacture and sell are energy efficient because they use electricity instead of diesel fuel and water efficient because they use less water than other competing machines, making them cost effective to operate and better for the environment. Among other reasons, the Cheetah™ coloring machines operate at a high speed, are capable of supporting multiple simultaneous conveyor belts and are powered by electricity which is cleaner energy than diesel power used by some competing machines.

Facilities

Corporate Headquarters, Warehouse and Retail Store in Astatula, Florida

On December 1, 2020, the Company purchased a 100-acre parcel of property located in Lake County, Astatula, Florida. The mixed-use property includes 5,000 square feet of office space, which serves as our headquarters, a warehouse, and a retail store, providing us with ample room for expansion. The property is used for tree debris collection, mulch and soil manufacturing. At the on-site retail store, we sell over 20 different varieties of mulch directly to consumers.

Collection, Manufacturing and Bagging Site in Apopka, Florida

Our Apopka, Florida facility recycles wood and serves as a home-base for our collection equipment in the Florida region. The facility also manufactures mulch and operates two bagging lines. It has on-site coloring capabilities to produce a variety of different mulch products.

Storage and Mulch Manufacturing at Waste Management, Inc. Landfills in Apopka, Florida and Winter Garden, Florida

Pursuant to the Contractor Agreement, we use two of Waste Management, Inc.’s sites, one in Apopka, Florida and the other in Winter Garden, Florida.

Mulch Manufacturing Production and Storage Facility in Callahan, Florida

Our Callahan plant has been in operation since 1989. At this plant we manufacture cypress, hardwood pine, Nature’s Reflection™ Softscape® and colored mulch. The plant operates multiple bagging lines for these products. This property includes 100 acres of storage.

Colorant Manufacturing, Bagging Line Storage and R&D Facility in Jacksonville, Florida

The 100,000 square feet Jacksonville site operates a manufacturing plant, our retail store and collection site. At the Jacksonville site the Company manufactures colorants and operates a bagging line. The retail sales provide customers with access to many of our products. The property is also our collection site for feedstock and operates as our R&D facility for colorants.

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Sawmills

Homerville, Georgia. The Homerville Sawmill is a 50-acre property located in Homerville, Georgia, operating since 1981, that processes cypress lumber as well as residual products, including all bark mulches, playground chips and saw dust. The mill currently operates as the nation’s only mill to exclusively saw cypress with a capacity to saw 6,500,000 board feet of cypress lumber annually and is being retrofitted with an optimized edger and optimized gang saw that will increase its capacity to 10,000,000 board feet. The mill currently produces lumber in a wide range of different lengths and widths for many different uses. The mill also has a drying capacity of 3,108,000 board feet annually. The mill also has milling capabilities and produces more than 2500 trucks of our mulch products annually. In the beginning of 2023, the Company upgraded this mill to optimize operations that included an optimized edger saw, an optimized gang saw and a robotic palletizer.

Jasper, Florida. In December 2021, we closed on an acquisition of a sawmill in Jasper, Florida. The Jasper Mill is capable of sawing southern yellow pine lumber as well as producing residual products, including pine bark, pine chips, pine dust, and pine shavings. We expect to commence both lumber and mulch production at the Jasper mill once a funding source has been secured to purchase raw materials and for working capital for this location.

Beaver, Washington. In December 2021 and in March 2022, we closed on an acquisition of a sawmill including certain real estate in Beaver, Washington with an appraised value of $20,000,000 at the time of purchase. The Appraisal consisted of $8,000,000 in equipment, $8,000,0000 of existing infrastructure and $1,000,000 of real estate. In July 2022, the property was reappraised with the equipment value being increased to $12,000,000. Furthermore, the Company made $2,500,000 of leasehold improvements. The Beaver mill is approximately 100,000 square feet. It will be capable of producing 100 million board feet of lumber per year once retrofitted for our production. The Company has already engaged experts in mill optimization, design, and buildout for the retrofit of the mill and are in the preliminary planning phase for this project. We won’t commence any expansion work until a funding source has been secured. The planned operations at the Beaver Washington facility are expected to enable us to launch our initial operations on the West Coast, increase our lumber, mulch, woodchip and manufactured mulch production, expand into new markets and supplement our product offerings in the west coast region of the United States. The mill is located in a federally-approved Economic Opportunity Zone and it is eligible for certain tax credits. Our ownership and operation of the mill is supported by the nearby municipal and state governments.

Equipment

The Company uses a variety of heavy equipment from boom cranes, pickup trucks, bucket trucks, grapple trucks, grinders, chippers, front-end loaders, excavators, log loaders, disc and trommel screens, de-barkers, forklifts, semi-trucks and trailers and skid steer loaders, automated bagging and palletizing/stretch wrap systems, sawmill, batch blending system, and coloring machines in its operations.

The majority of the equipment used by the Company (and its operating subsidiaries) is owned outright by the Company, but the Company does lease certain equipment. The leases for such equipment contain terms that are customary in the industries in which the Company and its subsidiaries operate in for such equipment.

Competition

Tree Care and Removal; Mulch and Colorants Industry. We currently operate in the tree care, debris removal and storm/disaster recovery services, the mulch and soil products business and mulch colorants and coloring equipment business where barriers to entry are generally low, which has led to highly competitive markets consisting of entities ranging from small or local operators to large regional and national businesses, as well as potential customers that choose not to outsource their landscape maintenance services. Any of our competitors may foresee the course of market development more accurately than we do, provide superior service or products, have the ability to deliver similar services or products at a lower cost, develop stronger relationships with our customers and other consumers in the mulch and soil industries and in the tree care, debris removal and storm/disaster recovery services business and lumber production and mulch colorants and coloring equipment business, adapt more quickly to evolving customer requirements, devote greater resources to the promotion and sale of their services and products, access financing on more favorable terms than we can obtain, may have more experienced management or may be more mature as a business than us. In addition, while some regional competitors may be smaller than we are, some of these businesses may have a greater presence than we do in a particular market. As a result of any of these factors, we may not be able to compete successfully with our competitors, which could have an adverse effect on our business, financial position, results of operations and cash flows.

Our customers consider the quality and differentiation of the products and services we provide, our customer service, and price, when deciding whether to buy our products and use our services. As we have strived to establish ourselves as leading, high-quality providers of mulch and soil product, tree care, debris removal and storm/disaster recovery services, lumber production and mulch colorants and coloring equipment, we compete predominantly on the basis of high levels of service and strong relationships. In addition, we seek to enhance our profit margins on mulch sales by using feedstock we obtain from our tree care business and lumber production in our mulch and soil products production. We may not be able to, or may choose not to, compete with certain competitors on the basis of price and accordingly, some of our customers may switch to lower cost suppliers and services providers or perform such services themselves. If we are unable to compete effectively with our existing competitors or new competitors enter the markets in which we operate, or our current customers stop outsourcing their tree care and debris removal maintenance services and storm/disaster recovery services, our financial position, results of operations and cash flows may be materially and adversely affected.

Lumber Industry. This industry and the wood products manufacturing markets in which we plan to operate are large and highly competitive. We expect to compete against several major producers as well as several other smaller firms. We expect to compete primarily on the basis of price, quality, availability, customer service, and product support. Most of our competitors have substantially greater resources than we do.

Sources and Availability of Materials

We obtain feedstock for our mulch production from a variety of sources that include our arbor care and disposal services divisions, our Jasper sawmill as well as locally sourced from other sawmills and importing raw materials for colorants from China. In addition, we obtain certain raw materials for our soil amendment products from VRM Global pursuant to the VRM Sublicense and an affiliate of VRM Global, as well as electricity and other local utilities. All of the raw materials we use in the production of our products are in abundant supply in China and the United States. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs, such as the raw material cost of feedstock or colorants, could, however, materially impact our business, financial condition, results of operations or prospects. To the extent we are unable to obtain sufficient quantities of feedstock from our arbor care and disposal services divisions, we intend to purchase feedstock and colorants on a purchase order basis from local suppliers, or in the case of colorants from Chinese suppliers, at market prices based on our production requirements. In addition, we have entered into a purchase agreement with an affiliate of VRM Global to acquire additional ingredients to produce Humisoil®, XLR8® Bio and other products and we believe there will be adequate availability of electricity needed to power our Cheetah™ coloring machines and operate our sawmill production facilities. Consequently, our management believes that we will have access to a sufficient supply of the key inputs for the foreseeable future.

Company Contracts

In December 2021, the Company renewed a July 2019 agreement with Waste Management, Inc. through June 30, 2025. This agreement allows the Company to continue using two of Waste Management, Inc.’s sites, one in Apopka, Florida and the other in Winter Garden, Florida. The Company uses these sites for tree removal and feedstock storage for NSR’s disaster recovery services. The Company also obtained lease rights to permit it to manufacture and bag mulch on the properties. It further provides access to Waste Management Inc.’s feedstock that it collects. The rates for fees we pay Waste Management and for certain services we provide to Waste Management for the work we do are at fixed rates during the term of the agreement. See “DESCRIPTION OF BUSINESS – Recent Expansion and Growth.”

On August 14, 2019, the Company was awarded a three-year contract for emergency debris and tree removal services in Oakland, Florida. On December 6, 2022, the parties agreed to extend the term of this agreement for a period of two years. The rates we charge for our services under this agreement are at [fixed rates].

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On September 10, 2019, the Company was awarded, as the primary contractor, the tree trimming and removal services contract for the Orange County, Florida public school system. The initial agreement had a three-year initial term with renewal rights for two additional one year terms. We renewed this agreement in November of 2022 for an additional three year term with options to extend the term for two additional one year periods. The agreement covers 267 properties, including schools, administrative sites, technical colleges, and maintenance facilities. The rates we charge for our services under this agreement are at fixed rates.

On October 2, 2019, the Company signed an agreement to purchase certain equipment assets, including a dual line mulch bagging system, a mulch coloring system, a screening plant with regrind wood hog and a radial stacking conveyor. The equipment is expected to be installed at the Company’s newly opened wood debris recycling facility, located within Waste Management Inc.’s Vista Landfill in Apopka, Florida.

On October 9, 2019, the Company took delivery of several new wood debris recycling equipment units to be used at its newly opened wood debris processing facility located within Waste Management Inc.’s Vista Landfill in Apopka, Florida. The equipment consists of a new horizontal grinder and new excavator with continuous rotating grapple supported by a new wheel loader.

In 2020, we entered into contracts to produce and sell mulch to Old Castle Lawn and Gardenwhich it resells to its customers in the Midwest. Quantities under these agreements were increased in September 2021 to 1.5 million bags of mulch. We expanded our relationship with Menard’s, in which they agreed to a 25% location increase for our distribution. We entered into agreements to sell mulch to the Kroger Company; Circle K (which was expanded in November 2020. We also entered into contracts for disaster and storm recovery for Sulphur, Mississippi and Vero Beach, Florida.

In 2021, we renewed our contract to sell mulch to Lowe’s Home Improvement, one of our largest customers, through 2023. The company expanded its relationship with Menard’s which increased orders for our mulches by 50% for 2022. The company also entered into additional agreements to sell mulch to Circle K and Kroger.

In September 2021, the Company acquired a fully automated soil manufacturing and blending production system that is currently being installed in our Jacksonville, Florida facility. This equipment is expected to be operational in the fourth quarter of 2022.

In December 2021 and March 2022, the Company closed on the acquisitions of sawmills in Jasper, Florida and Beaver, Washington, which is expected to significantly expand our sawing capabilities and geographic reach once these mills commence planned production and funding has been secured.

In February 2022, the Company entered into an agreement with Orange County, Florida to provide tree trimming and related services for roads and drainage for up to $5.7 million over the three year term of contract based on purchase orders if and when issued by Orange County during the contract term.

Corporate Information

We are currently incorporated and in good standing in the State of Delaware. Our principal executive offices are located at 24200 CR-561, Astatula, Florida 34705, and our telephone number is (407) 886-8733. Our website address is www.sustainablegreenteam.com. The information contained on our website is not incorporated by reference into this registration statement, and you should not consider any information contained on, or that can be accessed through, our website as part of this registration statement or in deciding whether to purchase our common shares.

REGULATORY

We are subject to various federal, state and local laws and regulations, compliance with which increases our operating costs, limits or restricts the services and products provided by our operating segments or the methods by which our operating segments offer, sell and fulfill those services or products or conduct their respective businesses, or subjects us to the possibility of regulatory actions or proceedings. Noncompliance with these laws and regulations can subject us to fines or various forms of civil or criminal prosecution, any of which could have a material adverse effect on our reputation, business, financial position, results of operations and cash flows.

These federal, state and local laws and regulations include laws relating to wage and hour, immigration, permitting and licensing, workers’ safety, tax, healthcare reforms, collective bargaining and other labor matters, environmental, federal motor carrier safety, employee benefits and privacy and customer data security. We must also meet certain requirements of federal and state transportation agencies, including requirements of the U.S. Department of Transportation and Federal Motor Carrier Safety Administration, with respect to certain types of vehicles in our fleets. We are also regulated by federal, state and local laws, ordinances and regulations which are enforced by Departments of Agriculture, the Environmental Protection Agency and similar government entities.

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Employee and Immigration Matters

We are subject to various federal, state and local laws and regulations governing our relationship with and other matters pertaining to our employees, including regulations relating to wage and hour, health insurance, working conditions, safety, citizenship or work authorization and related requirements, insurance and workers’ compensation, anti-discrimination, collective bargaining and other labor matters.

We are also subject to the regulations of U.S. Immigration and Customs Enforcement (“ICE”), and we are audited from time to time by ICE for compliance with work authorization requirements. In addition, some states in which we operate have adopted immigration employment protection laws. Even if we operate in strict compliance with ICE and state requirements, some of our employees may not meet federal work eligibility or residency requirements, despite our efforts and without our knowledge, which could lead to a disruption in our work force.

Environmental Matters

Our businesses and sites on which we operate are subject to various federal, state and local laws and regulations regarding environmental, health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Emergency Planning and Community Right-to-Know Act, the Oil Pollution Act and the Clean Water Act, each as amended. Among other things, these laws and regulations regulate the emission or discharge of materials into the environment, govern the use, storage, treatment, disposal, handling and management of hazardous substances and wastes, and protect the health and safety of our employees. These laws also impose liability for the costs of investigating and remediating, and damages resulting from, present and past releases of hazardous substances, including releases by us or prior owners or operators, at sites we currently own, lease or operate, customer sites or third-party sites to which we sent wastes. During fiscal year 2022, we did not incur any material capital expenditures for liabilities arising from the enforcement of any applicable environmental regulations.

State and Municipal Regulation; Permitting and Licensing

Each state in which we now operate or may operate in the future has laws and regulations governing (1) water and air pollution, and the generation, storage, treatment, handling, processing, transportation, incineration and disposal of storm debris; (2) in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of certain types of storm debris collection sites; and (3) in some cases, vehicle emissions limits or fuel types, which impact our collection operations. Such standards typically are as stringent as and may be more stringent and broader in scope than, federal regulations. Most of the federal statutes noted above authorize states to enact and enforce laws with standards that are more protective of the environment than the federal analog. These laws and regulations may impact our operations directly and indirectly from the obligations and restrictions they impose on our business partners, including Waste Management, Inc., which owns two of the sites we use.

Many municipalities in which we currently operate or may operate in the future also have ordinances, laws and regulations affecting our operations. These include zoning and health measures that limit our activities to specified sites or conduct, flow control provisions that direct the delivery of wastes to specific facilities or to facilities in specific areas, or other restrictions on the movement of wastes into a municipality.

Some states have enacted laws that allow agencies with jurisdiction over waste management facilities to deny or revoke permits based on the applicant’s or permit holder’s compliance status. Some states also consider the compliance history of the corporate parent, subsidiaries and affiliates of the applicant or permit holder.

Certain permits and approvals issued under state or local law may limit the types of waste that may be accepted at a solid waste management facility or the quantity of waste that may be accepted at a solid waste management facility during a specific time period. In addition, certain permits and approvals, as well as certain state and local regulations, may limit a solid waste management facility to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. Generally, restrictions on importing out-of-state waste have not withstood judicial challenge. However, from time-to-time federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. Although such legislation has not been passed by Congress, if similar legislation is enacted, states in which we operate solid waste management facilities could limit or prohibit the importation of out-of-state waste. Such actions could materially and adversely affect the business, financial condition and results of operations of any of our landfills within those states that receive a significant portion of waste originating from out-of-state.

Certain states and localities may restrict the export of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. Some proposed federal legislation would allow states and localities to impose flow restrictions. Those restrictions could reduce the volume of waste going to solid waste management facilities in certain areas, which may materially adversely affect our ability to operate our facilities. Those restrictions also may result in higher disposal costs for our collection operations. Flow control restrictions could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

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Employees

In 2022, during the busiest times of the year for our business, we employed over 200 workers, none of whom are presently represented by a labor union. As of May 2023, we have employed approximately 242 full time employees, 18 of them being seasonal. We consider our relations with our employees to be good-

Seasonality and Weather Conditions

Our services and products have seasonal variability such as increased mulching in the spring, tree removal and cleanup work in the fall, and disaster (hurricane) recovery in the summer and the fall. This can drive fluctuations in revenue, costs and cash flows for interim periods.

Typically, our revenues and net income have been higher in the spring, which corresponds with our second fiscal quarter. Seasonality and extreme weather events cause our results of operations to vary from quarter to quarter and year to year for the same quarter.

Weather may impact the timing of performance of our services and sales of our products (mulch) from quarter to quarter. Certain extreme weather events, such as hurricanes and tropical storms, can result in increased revenues related to cleanup and other services. However, such weather events may also impact our ability to deliver other services and our products or cause damage to our facilities or equipment. These weather events can also result in higher fuel costs, higher labor costs and shortages of raw materials and products. As a result, a perceived earnings benefits related to extreme weather events may be moderated.

Intellectual Property

We, primarily through our subsidiaries, hold or have rights to use various service marks, trademarks and trade names we use in the operation of our businesses that we deem particularly important to each of our businesses. As of March 31, 2023, we had over twenty trademarks for bag labels.

Mulch Manufacturing, Inc. was assigned a patent on our latest product line, Softscape®, which is lighter in weight and has a more uniform appearance than other mulches. The patent was issued by the U.S. Patent and Trademark Office on March 8, 2011 and expires on March 8, 2031, the 20 year initial standard patent protection period, at which time we may seek to renew it. The Softscape® patent covers the manufacturing process and the attributes making the mulch lighter in weight and more uniform in appearance other mulches. Although Softscape® is patent protected, we do not seek patent protection for the formulas of the colorants we manufacture.

In addition, we sublicense from VRM Global pursuant to the VRM Sublicense, certain rights and entitlements to acquire catalyst ingredients which will allow us to manufacture and distribute the VRM Products within the Exclusive Territory.

Available Information

Our website address is www.sustainablegreenteam.com. Through this website, our filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, will be accessible (free of charge) as soon as reasonably practicable after materials are electronically filed with or furnished to the SEC. The information provided on our website is not part of this registration statement.

You also may read any materials we file with the SEC over the Internet at the SEC’s website at www.sec.gov.

ITEM 1A. RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this registration statement, including our historical financial statements and related notes included elsewhere in this registration statement before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition, and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common stock shares. Refer to “Cautionary Statement Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

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Risks Related to Our Business

We are a holding company and depend upon our subsidiaries for our cash flows.

We are a holding company. All of our operations are conducted, and almost all of our assets are owned, by our subsidiaries. Consequently, our cash flows and our ability to meet our obligations depend upon the cash flows of our subsidiaries and the payment of funds by these subsidiaries to us in the form of dividends, distributions or otherwise. The ability of our subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities and legal restrictions. Any failure to receive dividends or distributions from our subsidiaries when needed could have a material adverse effect on our business, results of operations or financial condition.

We will require additional funding for our current working capital needs and growth plans, and such funding may result in a dilution of your investment.

We attempted to estimate our funding requirements to implement our current working capital needs and growth plans, including our need for at least $18 million to complete our planned production of pine bark and marketable lumber at the Jasper mill, lumber production at our Beaver sawmill, and the purchase and installation of equipment for our Arborcare, mulch and soil operations and other working capital requirements related to our operations and contractual obligations related to the VRM Sublicense. See “Management’s Discussion & Analysis of Financial Condition and Results of Operations - Material Cash Requirements.” If our growth exceeds those plans or the costs or cash requirements of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans either internally or through acquisitions which cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we will need to raise additional funds to meet these funding requirements.

These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other sources. We cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully if at all. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

If the voting power of our capital stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

Anthony Raynor, our Chief Executive Officer, and sole director controls approximately 99% of the voting power of our outstanding capital stock. As a result, Mr. Raynor will have majority voting power over all matters requiring stockholder votes, including: the election of directors; mergers, consolidations, and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our certificate of incorporation or our bylaws; and our winding up and dissolution.

This concentration of voting power may delay, deter, or prevent acts that would be favored by our other stockholders. The interests of Mr. Raynor may not always coincide with our interests or the interests of our other stockholders. This concentration of voting power may also have the effect of delaying, preventing, or deterring a change in control of us. Also, Mr. Raynor may seek to cause us to take courses of action that, in his judgment, could enhance his investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this offering. As a result, the market price of our common stock could decline, or our other stockholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of voting power may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders. See “Description of Capital Stock.”

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The COVID-19 pandemic, along with rising fuel and labor costs has impacted and will likely continue to impact our business, financial condition and results of operations.

A pandemic outbreak of novel strains of coronavirus (COVID-19) has occurred across the globe and efforts to mitigate the health impact of the pandemic have profoundly and adversely affected economic activity. National, state and local governments have taken actions to mitigate the impact of the COVID-19 pandemic in a variety of ways, including by declaring states of emergency, issuing stay-at-home orders and ordering certain businesses to close or limit their operations. Although our transportation, tree care, debris removal and storm/disaster recovery services operations are considered essential services, there are some jurisdictions that have periodically limited or halted our operations or the operations of the general contractors with which we work as well as our own mulch and soil manufacturing operations. Amended or future governmental orders or other restrictions may limit or prohibit our transportation, tree care, debris removal and storm/disaster recovery services, as well as our mulch and soil manufacturing operations in certain locations in the future. Further limitations could have a material adverse impact on our business, financial condition, results of operations, and cash flow.

In addition to limitations on our operations because of governmental orders or restrictions, the COVID-19 pandemic has caused and will likely continue to cause disruptions to our business and operations as a result of social distancing measures, restrictions on travel and labor shortages as a result of illness and possible delays in H-2B visa processing in connection with recent or future government orders and regulations related to immigration. In addition, the COVID-19 pandemic has caused and may continue to cause disruptions in the business and operations of the general contractors with which we work and our suppliers. We may be unable to timely obtain the supplies we need to provide our products and services as well as difficulties in obtaining drivers for deliveries of products and raw materials, which could have a material adverse impact on our ability to operate our business. As a result, we may lose business opportunities, have reduced revenues or have difficulty collecting payments from clients, which could have a material adverse impact on our business, financial condition, results of operation, and cash flow.

Due to COVID-19 disruptions in the supply chain and rising fuel and labor costs, we experienced an increase in delivery costs of approximately 23% or $1.3 million during the nine month period ended October 1, 2022 compared to the nine month period ended October 2, 2021. The Company incurred minimal expense, less than $10,000, related to supplies, such as personal protection equipment as our main operations is outdoors and not actively involving interactions with non-employee individuals.

The extent to which the COVID-19 pandemic will impact our business, results of operations, financial condition and cash flows in the future will depend on future developments, including the duration, spread and intensity of the pandemic, our continued ability to manufacture and distribute our products, as well as any future government actions affecting consumers and the economy generally, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. We are not able to predict the impact, if any, that the COVID-19 pandemic may have on the seasonality of our business.

The COVID-19 pandemic has also resulted in material adverse national and global economic conditions that are impacting, and will continue to impact, our business. Such conditions may result in an economic recession or prolonged economic downturn, which could result in a material loss of business for the duration of the downturn. Actions taken to mitigate the pandemic and resulting economic conditions are likely to materially and adversely impact our business, financial condition, results of operations and cash flows. Although we have taken certain actions to ensure the continuity of our business and operations, we may need to take additional actions to ensure the continuity of our business, including use of a hiring freeze, furloughing, or laying off employees and taking other actions to limit expenditures. We have taken out PPP loans and drawn on borrowing facilities and may need to further extend borrowings and indebtedness in order to obtain additional liquidity. The COVID-19 pandemic has also resulted in severe disruption and volatility in the financial markets. Depending on the extent and duration of the COVID-19 pandemic, the price of our common stock on the OTCQX tier of OTC Markets has experienced and may continue to experience declines and volatility which may negatively impact our ability to raise capital through the equity markets if necessary to increase our liquidity.

In addition to the risks specifically described above, the impact of COVID-19 and the existing supply chain and inflationary pressures are likely to implicate and exacerbate certain risks, including those related to our customers, demand for our services, reliance on workers, suppliers, our indebtedness, and potential additional impairment of our goodwill and other intangible assets.

Our industry and the markets in which we operate are highly competitive and increased competitive pressures could reduce our share of the markets we serve and adversely affect our business, financial position, results of operations and cash flows.

We operate in the tree care, debris removal and storm/disaster recovery services, the mulch and soil products business and mulch colorants and coloring equipment business where barriers to entry generally low, which has led to highly competitive markets consisting of entities ranging from small or local operators to large regional and national businesses, as well as potential customers that choose not to outsource their landscape maintenance services. Any of our competitors may foresee the course of market development more accurately than we do, provide superior service or products, have the ability to deliver similar services or products at a lower cost, develop stronger relationships with our customers and other consumers in the mulch and soil industries and in the tree care, debris removal and storm/disaster recovery services business and lumber production and mulch colorants and coloring equipment business, adapt more quickly to evolving customer requirements, devote greater resources to the promotion and sale of their services and products, access financing on more favorable terms than we can obtain, may have more experienced management or may be more mature as a business than us. In addition, while some regional competitors may be smaller than we are, some of these businesses may have a greater presence than we do in a particular market. As a result of any of these factors, we may not be able to compete successfully with our competitors, which could have an adverse effect on our business, financial position, results of operations and cash flows.

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Our customers consider the quality and differentiation of the products and services we provide, our customer service, and price, when deciding whether to buy our products and use our services. As we have strived to establish ourselves as leading, high-quality providers of mulch and soil product, tree care, debris removal and storm/disaster recovery services, lumber production and mulch colorants and coloring equipment, we compete predominantly on the basis of high levels of service and strong relationships. In addition, we seek to enhance our profit margins on mulch sales by using feedstock we obtain from our tree care business and lumber production in our mulch and soil products production. We may not be able to, or may choose not to, compete with certain competitors on the basis of price and accordingly, some of our customers may switch to lower cost suppliers and services providers or perform such services themselves. If we are unable to compete effectively with our existing competitors or new competitors enter the markets in which we operate, or our current customers stop outsourcing their tree care and debris removal maintenance services and storm/disaster recovery services, our financial position, results of operations and cash flows may be materially and adversely affected.

In addition, former employees may start tree care, debris removal and storm/disaster recovery services businesses similar to ours and compete directly with us. While we customarily sign non-competition agreements, which typically continue for one year following the termination of employment, with certain of our employees, such agreements do not fully protect us against competition from former employees and may not be enforceable depending on local law and the surrounding circumstances. Consequently, we cannot predict with certainty whether, if challenged, a court will enforce any non-competition agreement. Any increased competition from businesses started by former employees may reduce our market share and adversely affect our business, financial position, results of operations and cash flows.

Our business success depends on our ability to preserve long-term customer relationships.

Our success depends on our ability to retain our current customers, renew our existing customer contracts, and obtain new business. Our ability to do so generally depends on a variety of factors, including the quality, price, and responsiveness of our products and services, as well as our ability to market these products and services effectively and differentiate ourselves from our competitors. We largely seek to differentiate ourselves from our competitors based on high levels of service, breadth of service offerings and strong relationships and may not be able to, or may choose not to, compete with certain competitors based on price. There can be no assurance that we will be able to obtain new business, renew existing customer contracts at the same or higher levels of pricing or that our current customers will not cease operations, elect to self-operate or terminate contracts with us. In our services segment, we primarily provide services pursuant to agreements that are cancelable by either party upon 30-days’ notice. Consequently, our customers can unilaterally terminate all services pursuant to the terms of our service agreements, without penalty.

Our growth projections assume efficiencies, cost savings and other benefits of our vertically integrated business model that might not be achieved.

Our business model is vertically integrated. Although we believe that vertical integration benefits our business, these benefits are difficult to quantify and might not be realized. Our growth projections are based on a variety of assumptions about efficiencies, cost savings and other benefits of being a vertically integrated company that may not be achieved. For example, we provide services through NSR that supply feedstock, raw materials, for the products MMI manufactures. If demand shifts disproportionately or inversely for NSR services and MMI products, we may have a shortage of feedstock and we would need to obtain more of our raw materials from other sources at a higher cost, or we might accumulate a surplus of feedstock and incur storage expenses. Furthermore, we are subject to a wider range of laws and regulations due to our vertical integration. The cost of compliance and dedication of management resources across all segments of our business may be higher than competitors that are not vertically integrated.

We may be adversely affected if customers reduce their outsourcing.

Our business and growth strategies benefit from the continuation of a current trend toward outsourcing services. Customers will outsource if they perceive that outsourcing may provide quality services at a lower overall cost and permit them to focus on their core business activities. We cannot be certain that this trend will continue or not be reversed or that customers that have outsourced functions will not decide to perform these functions themselves. If a significant number of our existing customers reduced their outsourcing and elected to perform the services themselves, such loss of customers could have a material adverse impact on our business, financial position, results of operations and cash flows.

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Because we operate our business through dispersed locations across the United States, our operations may be materially adversely affected by inconsistent practices and the operating results of individual branches may vary.

We operate our business through a network of dispersed locations throughout the United States, supported by corporate executives and certain centralized services in our headquarters, with local branch management retaining responsibility for day-to-day operations. Our operating structure could make it difficult for us to coordinate procedures across our operations in a timely manner or at all, and certain of our branches may require significant oversight and coordination from headquarters to support their growth. In addition, the operating results of an individual branch may differ from that of another branch for a variety of reasons, including market size, management practices, competitive landscape, regulatory requirements, and local economic conditions. Inconsistent or incomplete implementation of corporate strategy and policies at the local level could materially and adversely affect our business, financial position, results of operations and cash flows.

We may not successfully implement our business strategies, including achieving our growth objectives.

We may not be able to fully implement our business strategies or realize, in whole or in part within the expected time frames, the anticipated benefits of our various growth or other initiatives. Our various business strategies and initiatives, including our growth, operational and management initiatives, are subject to business, economic and competitive uncertainties, and contingencies, many of which are beyond our control. In addition, we may incur certain costs as we pursue our growth, operational and management initiatives, and we may not meet anticipated implementation timetables or stay within budgeted costs. As these initiatives are undertaken, we may not fully achieve our expected efficiency improvements or growth rates, or these initiatives could adversely impact our customer retention, supplier relationships or operations. Also, our business strategies may change from time to time considering our ability to implement our business initiatives, competitive pressures, economic uncertainties or developments, or other factors.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

The execution of our business strategy and our financial performance will continue to depend in significant part on our executive management team and other key management personnel, our ability to identify and complete suitable acquisitions and our executive management team’s ability to execute new operational initiatives. We rely heavily on Anthony Raynor, the founder and CEO of the Company, to execute our business strategy. Consequently, the loss of Mr. Raynor may have a substantial effect on our future success or failure. We do not have and generally do not intend to acquire keyman life insurance on any of our executives, including Mr. Raynor. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Future acquisitions or other strategic transactions could negatively impact our reputation, business, financial position, results of operations and cash flows.

We have acquired businesses in the past and expect to continue to acquire businesses or assets in the future. However, there can be no assurance that we will be able to identify and complete suitable acquisitions. For example, due to the highly fragmented nature of our industry, it may be difficult for us to identify potential targets with revenues or profits sufficient to justify taking on the risks associated with pursuing their acquisition. The failure to identify suitable acquisitions and successfully integrate these acquired businesses may limit our ability to expand our operations and could have an adverse effect on our business, financial position, results of operations and cash flows.

In addition, acquired businesses may not perform in accordance with expectations, and our business judgments concerning the value, strengths and weaknesses of acquired businesses may not prove to be correct. We may also be unable to achieve expected improvements or achievements in businesses that we acquire. The process of integrating an acquired business may create unforeseen difficulties and expenses, including the diversion of resources away from our operations; the inability to retain employees, customers and suppliers; difficulties implementing our strategy at the acquired business; the assumption of actual or contingent liabilities (including those relating to the environment); failure to effectively and timely adopt and adhere to our internal control processes, accounting systems and other policies; write-offs or impairment charges relating to goodwill and other intangible assets; unanticipated liabilities relating to acquired businesses; and potential expenses associated with litigation with sellers of such businesses.

If management is not able to effectively manage the integration process, or if any significant business activities are interrupted because of the integration process, we may not be able to realize anticipated benefits and revenue opportunities resulting from acquisitions and our business could suffer. Although we conduct due diligence investigations prior to each acquisition, there can be no assurance that we will discover or adequately protect against all contingencies and material liabilities of an acquired business for which we may be responsible as a successor owner or operator.

In connection with our acquisitions, we generally require that key management and former principals of the businesses we acquire enter into non-competition agreements in our favor. Enforceability of these non-competition agreements varies from state to state and may depend on the relevant facts and circumstances. Consequently, we cannot predict with certainty whether, if challenged, a court will enforce any non-competition agreement. Increased competition could materially and adversely affect our business, financial position, results of operations and cash flows.

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Seasonality affects the demand for our services and products and our results of operations and cash flows.

The demand for our services and products and our results of operations are affected by the seasonal nature of our services and products in certain regions. Our services and products have seasonal variability such as increased mulching in the spring, leaf removal and cleanup work in the fall, and disaster (hurricane) recovery in the summer and the fall. Typically, our revenues and net income have been higher in the spring, which corresponds with our second fiscal quarter. Such variability in demand for our services and products causes our results of operations to vary from quarter to quarter and from year to year in the same quarter. Due to the seasonal nature of the services, we provide, we also experience seasonality in our employment and working capital needs. Our employment and working capital needs generally correspond with the increased demand for our services in the spring, summer and falls months and employment levels and operating costs are generally at their highest during such months. Consequently, our results of operations and financial position can vary from quarter-to-quarter and from year-to-year in the same quarter. If we are unable to effectively manage the seasonality and year-to-year variability, our results of operations, financial position and cash flow may be adversely affected.

Our operations are impacted by weather conditions.

Weather may impact the timing of performance of our services and sales of our products (mulch) from quarter-to-quarter and from year-to-year in the same quarter. Certain extreme weather events, such as hurricanes and tropical storms, can result in increased revenues related to cleanup and other services. However, such weather events may also impact our ability to deliver other services and our products or cause damage to our facilities or equipment. These weather events can also result in higher fuel costs, higher labor costs and shortages of raw materials and products. As a result, a perceived earnings benefits related to extreme weather events may be moderated. There is a risk that demand for our services and products will change in ways that we are unable to predict.

Increases in raw material costs, fuel prices, wages and other operating costs, and changes in our ability to source adequate supplies and materials in a timely manner, could adversely impact our business, financial position, results of operations and cash flows.

Our financial performance may be adversely affected by increases in our operating expenses, such as fuel, wages and salaries, employee benefits, health care, subcontractor costs, vehicle, facilities and equipment leases, insurance and regulatory compliance costs, all of which may be subject to inflationary pressures. While we seek to manage price and availability risks related to raw materials through procurement strategies, these efforts may not be successful, and we may experience adverse impacts due to increasing tariffs and rising prices of such products. In addition, we closely monitor wage, salary, and benefit costs to remain competitive in our markets. Attracting and maintaining a high-quality workforce is a priority for our business, and if wage, salary or benefit costs increase, including as a result of minimum wage legislation, our operating costs will increase as they have in the past. We cannot predict the extent to which we may experience future increases in operating expenses as well as various regulatory compliance costs. To the extent such costs increase, we may be prevented, in whole or in part, from passing these cost increases through to our existing and prospective customers, which could have a material adverse impact on our business, financial position, results of operations and cash flows.

Our ability to offer our products and services to our customers is dependent upon our ability to obtain adequate supplies, materials, and products from manufacturers, distributors, and other suppliers. Any disruption or shortage in our sources of supply due to unanticipated increased demand or disruptions in production or delivery of products could result in a loss of revenues, reduced margins, and damage to our relationships with suppliers and customers. In addition, we source certain materials and products we use in our business from a limited number of suppliers. If our suppliers experience difficulties or disruptions in their operations or if we lose any significant supplier, we may experience increased supply costs or may experience delays in establishing replacement supply sources that meet our quality and control standards. The loss of, or a substantial decrease in the availability of, supplies and products from our suppliers or the loss of key supplier arrangements could adversely impact our business, financial position, results of operations and cash flows.

If we are unable to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us, we may achieve lower than anticipated profits or incur contract losses.

A significant portion of our contracts are subject to competitive bidding and/or are negotiated on a fixed- or capped-fee basis for the services covered. Such contracts generally require that the total amount of work, or a specified portion thereof, be performed for a single price irrespective of our actual costs. If our cost estimates for a contract are inaccurate, or if we do not execute the contract within our cost estimates, then cost overruns may cause the contract not to be as profitable as we expected or could cause us to incur losses.

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Our success depends on our executive management and other key personnel.

Our future success depends to a significant degree on the skills, experience and efforts of our executive management and other key personnel and their ability to provide us with uninterrupted leadership and direction. The failure to retain our executive officers and other key personnel or a failure to provide adequate succession plans could have an adverse impact. The availability of highly qualified talent is limited, and the competition for talent is robust. A failure to replace executive management members or other key personnel efficiently or effectively and to attract, retain and develop new qualified personnel could have an adverse effect on our operations and implementation of our strategic plan.

Our future success depends on our ability to attract, retain and maintain positive relations with trained workers.

Our future success and financial performance depend substantially on our ability to attract, train and retain workers, including account, branch and regional management personnel. The tree care, debris removal and storm/disaster recovery services industry are labor intensive, and industry participants, including us, experience high turnover rates among hourly workers and competition for qualified supervisory personnel. In addition, we, like many trees care, debris removal and storm/disaster recovery service providers who conduct a portion of their operations in seasonal climates, employ a portion of our field personnel for only part of the year.

We have historically relied on the H-2B visa program to bring workers to the United States on a seasonal basis. We employed approximately 47 seasonal workers in 2022 and 2021, through the H-2B visa program. If we are unable to hire enough seasonal workers, through the H-2B program or otherwise, we may experience a labor shortage. In the event of a labor shortage, whether related to seasonal or permanent staff, we may have difficulty delivering our services in a high-quality or timely manner, and we could experience increased recruiting, training and wage costs in order to attract and retain employees, increasing our operating costs and reducing our profitability.

In 2022, during the busiest times of the year for our business, we employed over 200 workers, none of whom are presently represented by a labor union. As of April 2023, we have employed approximately 242] full time employees, 18 of them being seasonal. If a significant number of our employees were to attempt to unionize, and/or successfully unionized, including in the wake of any future legislation that makes it easier for employees to unionize, our business could be negatively affected. Any inability by us to negotiate collective bargaining arrangements could result in strikes or other work stoppages disrupting our operations, and new union contracts could increase operating and labor costs. If these labor organizing activities were successful, it could further increase labor costs, decrease operating efficiency and productivity in the future, or otherwise disrupt or negatively impact our operations. Moreover, a collective bargaining agreement could require periodic contributions to multiemployer defined benefit pension plans. Required contributions to such plans could increase because of a shrinking contribution base because of the insolvency or withdrawal of other companies that currently contribute to these plans, the inability or failure of withdrawing companies to pay their withdrawal liability, low interest rates, lower than expected returns on pension fund assets or other funding deficiencies. Additionally, in the event we were to withdraw from such plans, in which we were forced to participate, as a result of our exiting certain markets or otherwise, and if the relevant plans were underfunded, we could become subject to a withdrawal liability. The amount of such required contributions may be material.

Our business could be adversely affected by a failure to properly verify the employment eligibility of our employees.

We use the U.S. government’s “E-Verify” program to verify employment eligibility for all new employees throughout our company. However, use of E-Verify does not guarantee that we will successfully identify all applicants who are ineligible for employment. Although we use E-Verify and require all new employees to provide us with government-specified documentation evidencing their employment eligibility, some of our employees may, without our knowledge, be unauthorized workers. The employment of unauthorized workers may subject us to fines or penalties, and adverse publicity that negatively impacts our reputation and may make it more difficult to hire and keep qualified employees. We are subject to regulations of U.S. Immigration and Customs Enforcement, or ICE, and we are audited from time to time by ICE for compliance with work authentication requirements. While we believe we follow applicable laws and regulations, if we are found not to be in compliance as a result of any audits, we may be subject to fines or other remedial actions. See “Business—Regulatory Overview—Employee and Immigration Matters.”

Termination of a significant number of employees in specific markets or across our company due to work authorization or other regulatory issues would disrupt our operations and could also cause adverse publicity and temporary increases in our labor costs as we train new employees. We could also become subject to fines, penalties and other costs related to claims that we did not fully comply with all recordkeeping obligations of federal and state immigration compliance laws. Our reputation and financial performance may be materially harmed because of any of these factors. Furthermore, immigration laws have been an area of considerable political focus in recent years, and the U.S. Congress and the Executive Branch of the U.S. government from time to time consider or implement changes to federal immigration laws, regulations, or enforcement programs. Further changes in immigration or work authorization laws may increase our obligations for compliance and oversight, which could subject us to additional costs and potential liability and make our hiring process more cumbersome or reduce the availability of potential employees.

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Our use of subcontractors to perform work under certain customer contracts exposes us to liability and financial risk.

We use subcontractors to perform work in situations in which we are not able to self-perform such work. If we are unable to hire qualified subcontractors, our ability to successfully complete a project or perform services could be impaired. If we are not able to locate qualified third-party subcontractors or the amount we are required to pay for subcontractors exceeds what we have estimated, we could incur losses or realize lower than expected margins. We may not have direct control over our subcontractors, and although we have in place controls and programs to monitor the work of our subcontractors, there can be no assurance that these programs will have the desired effect. The actual or alleged failure to perform or negligence of a subcontractor may damage our reputation or expose us to liability, which could impact our results of operations. Furthermore, if our subcontractors are unable to cover the cost of damages or physical injuries caused by their actions, whether through insurance or otherwise, we may be held liable for such costs.

If we fail to comply with requirements imposed by applicable law or other governmental regulations, we could become subject to lawsuits, investigations and other liabilities and restrictions on our operations that could significantly and adversely affect our business.

We are subject to governmental regulation at the federal, state, and local levels in many areas of our business, such as employment laws, wage and hour laws, discrimination laws, immigration laws, human health and safety laws, transportation laws, environmental laws, false claims or whistleblower statutes, disadvantaged business enterprise statutes, tax codes, antitrust and competition laws, intellectual property laws, governmentally funded entitlement programs and cost and accounting principles, the Foreign Corrupt Practices Act, other anti-corruption laws, lobbying laws, motor carrier safety laws and data privacy and security laws. We may be subject to review, audit or inquiry by applicable regulators from time to time.

While we attempt to comply with all applicable laws and regulations, there can be no assurance that we are always in full compliance with all applicable laws and regulations or interpretations of these laws and regulations or that we will be able to comply with any future laws, regulations or interpretations of these laws and regulations. If we fail to comply with applicable laws and regulations, including those referred to above, we may be subject to investigations, criminal sanctions, or civil remedies, including fines, penalties, damages, reimbursement, injunctions, seizures or disgorgements of the ability to operate our motor vehicles. The cost of compliance or the consequences of non-compliance, could have a material adverse effect on our business and results of operations. In addition, government agencies may make changes in the regulatory frameworks within which we operate that may require either the corporation as a whole or individual businesses to incur substantial increases in costs to comply with such laws and regulations.

Adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial position and results of operations.

From time to time, we are subject to allegations, and may be party to legal claims and regulatory proceedings, relating to our business operations. Such allegations, claims or proceedings may, for example, relate to personal injury, property damage, general liability claims relating to properties where we perform services, vehicle accidents involving our vehicles and our employees, regulatory issues, contract disputes or employment matters and may include class actions. See Item 8 “Legal Proceedings”. Such allegations, claims and proceedings have been and may be brought by third parties, including our customers, employees, governmental or regulatory bodies or competitors. Defending against these and other such claims and proceedings is costly and time consuming and may divert management’s attention and personnel resources from our normal business operations, and the outcome of many of these claims and proceedings cannot be predicted. If any of these claims or proceedings were to be determined adversely to us, a judgment, a fine or a settlement involving a payment of a material sum of money were to occur, or injunctive relief were issued against us, our business, financial position, results of operations and cash flows could be materially adversely affected.

Currently, we carry a broad range of insurance for the protection of our assets and operations. However, such insurance may not fully cover all material expenses related to potential allegations, claims and proceedings, or any adverse judgments, fines or settlements resulting therefrom, as such insurance programs are often subject to significant deductibles or self-insured retentions or may not cover certain types of claims. To the extent we are subject to a higher frequency of claims, are subject to more serious claims or insurance coverage is not available, our liquidity, financial position, results of operations, and cash flows could be materially adversely affected.

We are also responsible for our legal expenses relating to such claims. We reserve currently for anticipated losses and related expenses. We periodically evaluate and adjust our claims reserves to reflect trends in our own experience as well as industry trends. However, ultimate results may differ from our estimates, which could result in losses over our reserved amounts.

Some of the equipment that our employees use is dangerous, and an increase in accidents resulting from the use of such equipment could negatively affect our reputation, results of operations and financial position.

Many of the services that we provide pose the risk of serious personal injury to our employees. Our employees regularly use dangerous equipment. As a result, there is a significant risk of work-related injury and workers’ compensation claims. To the extent that we experience a material increase in the frequency or severity of accidents or workers’ compensation claims, or unfavorable developments on existing claims or fail to comply with worker health and safety regulations, our operating results and financial position could be materially and adversely affected. In addition, the perception that our workplace is unsafe may damage our reputation among current and potential employees, which may impact our ability to recruit and retain employees, which may adversely affect our business and results of operations.

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Any failure, inadequacy, interruption, security failure or breach of our information technology systems, whether owned by us or outsourced or managed by third parties, could harm our ability to effectively operate our business and could have a material adverse effect on our business, financial position results of operations, and cash flows.

We are dependent on certain centralized automated information technology systems and networks to manage and support a variety of business processes and activities. Our ability to effectively manage our business and coordinate the sourcing of supplies, materials and products and our services depends significantly on the reliability and capacity of these systems and networks. Such systems and networks are subject to damage or interruption from power outages, telecommunications problems, data corruption, software errors, network failures, security breaches, acts of war or terrorist attacks, fire, flood, and natural disasters. Our servers or cloud-based systems could be affected by physical or electronic break-ins, and computer viruses or similar disruptions may occur. A system outage may also cause the loss of important data or disrupt our operations. Our existing safety systems, data backup, access protection, user management, disaster recovery and information technology emergency planning may not be sufficient to prevent or minimize the effect of data loss or long-term network outages.

We may periodically upgrade our existing information technology systems with the assistance of third-party vendors, and the costs to upgrade such systems may be significant. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could disrupt or reduce the efficiency of our operations. If we cannot meet our information technology staffing needs, we may not be able to fulfill our technology initiatives while continuing to provide maintenance on existing systems. We could be required to make significant capital expenditures to remediate any such failure, malfunction or breach with our information technology systems or networks. Any material disruption or slowdown of our systems, including those caused by our failure to successfully upgrade our systems, and our inability to convert to alternate systems in an efficient and timely manner could have a material adverse effect on our business, financial position, results of operations, and cash flows.

We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmitting and storing confidential information of our customers, employees and third parties. Unlawful or unauthorized activities by third parties, and failures in systems, software, encryption technology, or other tools may facilitate or result in a compromise or breach of these systems. We are subject to risks caused by data breaches and operational disruptions, particularly through cyber-attack or cyber-intrusion, including by computer hackers, foreign governments and cyber terrorists. Any unauthorized disclosure of confidential information could damage our reputation, interrupt our operations and could result in a violation of applicable laws, regulations, industry standards or agreements and potentially subject us to costs, penalties and liabilities The occurrence of any of these events could have a material adverse impact on our reputation, business, financial position, results of operations and cash flow. Although we maintain insurance coverage for various cybersecurity risks, there can be no guarantee that all costs incurred will be fully insured.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and adversely affect our business.

Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks and other proprietary intellectual property, including our name, logos and licensed technology. While it is our policy to protect and defend vigorously our intellectual property, we cannot predict whether such actions will be adequate to prevent infringement or misappropriation of these rights. Although we believe that we have sufficient rights to all of our trademarks, service marks and other intellectual property rights, we may face claims of infringement that could interfere with our business or our ability to market and promote our brands. If we are unable to successfully defend against such claims, we may be prevented from using our intellectual property rights in the future and may be liable for damages.

Although we make a significant effort to avoid infringing known proprietary rights of third parties, we may be subject to claims of infringement by third parties. Responding to and defending such claims, regardless of their merit, can be costly and time-consuming, and we may not prevail. Depending on the resolution of such claims, we may be barred from using a specific mark or other rights, may be required to enter into licensing arrangements from the third-party claiming infringement or may become liable for significant damages. If any of the foregoing occurs, our ability to compete could be affected or our business, financial position and results of operations may be adversely affected.

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Risks Related to Our Indebtedness

Our substantial indebtedness could have important adverse consequences and adversely affect our financial condition.

We have a significant amount of indebtedness. As of March 31, 2023, we had total debt obligations of $33.2 million. See Note 8 “Notes Payable” to our consolidated financial statements for the period ended March 31, 2023.

Our level of debt could have important consequences, including making it more difficult for us to satisfy our obligations with respect to our debt, limiting our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions, or other general corporate requirements, requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions and other general corporate purposes, increasing our vulnerability to adverse changes in general economic, industry and competitive conditions, exposing us to the risk of increased interest rates, limiting our flexibility in planning for and reacting to changes in the industries in which we compete, placing us at a disadvantage compared to other, less leveraged competitors, increasing our cost of borrowing and hampering our ability to execute on our growth strategy.

We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which could have a material adverse effect on our business, financial condition results of operations, and cash flows.

Our ability to make principal and interest payments on and to refinance our indebtedness will depend on our ability to generate cash in the future and is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations, in the amounts projected or at all, or if future borrowings are not available to us in amounts sufficient to fund our other liquidity needs, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

If we cannot generate sufficient cash flow from operations to make scheduled principal and interest payments, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity. The terms of our existing or future debt agreements may also restrict us from affecting any of these alternatives. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Further, changes in the credit and capital markets, including market disruptions and interest rate fluctuations, may increase the cost of financing, make it more difficult to obtain favorable terms, or restrict our access to these sources of future liquidity. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, could have a material adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of our indebtedness.

Despite our level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt, including off-balance sheet financing, contractual obligations and general and commercial liabilities. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future, including off-balance sheet financings, contractual obligations and general and commercial liabilities. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Risks Relating to Our Common Stock

The market price of our common stock is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past and the market price of our common stock is likely to be highly volatile in the future. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;
●	the absence of securities analysts covering us and distributing research and recommendations about us;
●	we may have a low trading volume for several reasons, including that a large portion of our stock is closely held:
●	overall stock market fluctuations;
●	announcements concerning our business or those of our competitors;
●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;
●	conditions or trends in the industry;
●	litigation;
●	changes in market valuations of other similar companies;
●	future sales of common stock;
●	departure of key personnel or failure to hire key personnel; and
●	general market conditions.

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Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Our common stock has in the past been a “penny stock” under SEC rules”. It may be more difficult to resell securities classified as “penny stock.”

In the past, our common stock was a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.
●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock or our warrants and may affect your ability to resell our common stock and our warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity.”

If the benefits of any proposed acquisition do not meet the expectations of investors, stockholders or financial analysts, the market price of our Common Stock may decline.

If the benefits of any proposed acquisition do not meet the expectations of investors or securities analysts, the market price of our Common Stock prior to the closing of the proposed acquisition may decline. The market values of our Common Stock at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our Common Stock irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

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Becoming a fully reporting public company results in additional expenses, diverts management’s attention, and could also adversely affect our ability to attract and retain qualified directors.

As a fully reporting public reporting company, we are subject to the reporting requirements of the Exchange Act. These requirements generate significant accounting, legal and financial compliance costs and make some activities more difficult, time consuming or costly and may place significant strain on our personnel and resources. The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. To establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition, results of operations and cash flows. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

We qualify as an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a public reporting company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us since we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

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We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and if we fail to continue to comply, our business could be harmed, and the price of our securities could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of internal control over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In the event that our Chief Executive Officer or Chief Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our securities will be affected; however, we believe that there is a risk that investor confidence and the market value of our securities may be negatively affected.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the approximately 75,129,370 shares of our common stock outstanding as of April 24, 2023, approximately 8,462,881 shares are tradable without restriction. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common stock.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●	Our governing documents do not provide for cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	controlling the procedures for the conduct and scheduling of stockholder meetings;

●	controlling the procedures for the conduct and scheduling of stockholder meetings;

●	advance notice procedures that stockholders must comply with to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

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These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our security holders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

We have never paid dividends on our common stock and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock, and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

We will indemnify and hold harmless our officers and directors to the maximum extent permitted by Delaware law.

Our Bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities to the maximum extent permitted by Delaware law. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

ITEM 2. FINANCIAL INFORMATION

Selected Historical Consolidated Financial Data

The following table presents our selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data for the years ended December 31, 2022 and January 1, 2022 and the balance sheet data as of December 31, 2022 and January 1, 2022 are derived from the audited financial statements. The summary historical financial data for the three months ended March 31, 2023, and April 2, 2022 and the balance sheet data as of March 31, 2023 is derived from our unaudited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this registration statement.

	Twelve Months Ended		Three Months Ended
	December 31, 2022	January 1, 2022	March 31, 2023	April 2, 2022
	(audited)		(unaudited)
Statement of Operations Data
Total revenues	$35,513,331	$31,925,731	$7,764,850	$10,329,448
Cost of revenues	27,513,760	30,604,565	7,047,048	9,207,057
Total gross profit (loss)	8,000,152	1,321,166	717,801	1,122,392
Total operating expenses	7,516,559	5,064,963	2,654,314	1,281,046
Income (loss) from operations	483,593	(3,743,797)	(1,936,513)	(158,655)
Total other income (expense)	8,099,077	8,255,158	798,911	256,785
Income (loss) before provision for taxes	8,582,670	4,511,361	(1,137,602)	98,131
Income tax provisions	(318,544)	(716,002)	(617,839)	21,968
Net income (loss)	$8,901,214	$5,227,362	$(519,763)	$76,163
Basic and diluted net loss per share	$0.10	$0.06	$(0.01)	$0.00

Balance Sheet Data (at period end)
Cash and money market	$0	$788,242	$0	$0
Working capital(1)	$13,563,180	$5,011,087	$14,398,040	$13,563,180
Total assets	$120,365,084	$66,805,152	$123,926,318	$120,365,084
Total liabilities	$(47,689,378)	$(25,639,650)	$51,305,724	$47,689,378
Stockholders’ equity (deficit)	$(72,675,706)	$(41,165,502)	$(72,620,593)	$(72,675,706)

(1)	Working capital represents total current assets less total current liabilities.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

References in this registration statement to “we,” “us” or the “Company” refer to The Sustainable Green Team, Ltd. and its subsidiaries. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this registration statement.

Overview

The Company is a provider of environmentally focused services and products in the arbor care, disposal, recycling and manufactured soil amendments businesses. The Company is a collector of tree debris (“feedstock”), throughout the southeast region of the United States. The Company beneficially-reuses feedstock to manufacture wood-based mulch and lumber products that are sold nationwide. The Company has a division that manufactures and sells proprietary mulch colorants and coloring equipment. In addition, in February 2023, we commenced production of HumiSoil® and several proprietary blends of manufactured soil products utilizing an automated soil blending system and production line at our Jacksonville, Florida facility. This equipment, along with the raw materials we recently received from VRM Biologik pursuant to the terms of the VRM Sublicense, allows us to blend and produce our own manufactured soil products. We expect to begin shipping the soil products we manufacture to our customers in the third quarter of 2023. We expect to have the same channels of distribution for the soils we will be manufacturing that we have for our current reselling activities. On May 17, 2023, we received a purchase order from VRM Biologik to purchase up to 1,350,040 cubic yards of Humisoil® for an aggregate purchase price of $46.8 million FOB, Callahan Florida with deliveries expected in five shipments on dates specified by VRM Biologik through December 31, 2024. The purchase order does not contain any minimum purchase commitment and VRM Biologik has the right to modify or cancel any part of the purchase order prior to delivery of the goods.

Historically, the harvest and processing of wood has resulted in timber waste and feedstock being sent to landfills and disposal sites, essentially collecting and disposing of useful products. The Sustainable Green Team’s mission is to address this traditional “collect-and-dispose” wasteful model, partly by partnering with a large waste management company, thereby turning feedstock that would otherwise be thrown away into reusable products such as mulch and soil. We believe that our efforts to recycle waste into a biodegradable water conserving mulch product, use of machinery powered by electricity instead of diesel fuel and our planned production of manufactured soil enhancing amendments forms the basis of our environmentally focused business.

The Company is currently incorporated and in good standing in the State of Delaware and operates as a holding company with two operating subsidiaries:

●	National Storm Recovery, LLC (“NSR”), a Delaware LLC, operating as “Central Florida Arborcare”, provides arbor care, tree trimming, and storm debris clean-up and disposal services, primarily in the southeastern United States with nationwide capabilities; and

●	Mulch Manufacturing, Inc. (“MMI”), an Ohio corporation, manufactures mulch, lumber and soil products in the United States midwest and southeast regions, and the Ohio Valley. MMI has nationwide distribution channels.

The Company’s vertically integrated business begins with the collection of feedstock through NSR. Feedstock is then beneficially-reused by MMI, for recycling and manufacturing of lumber and organic mulch. We package our products and sell them to retailers, wholesalers, landscapers, and garden centers nationwide. The diagram also includes soil products that we expect to begin manufacturing and selling in 2023.

On May 17, 2023 (the “New Earth Effective Date”), we entered into a product purchase agreement (the “Product Purchase Agreement”) with New Earth Technologies PTE, LTD (“New Earth”), whereby we purchased 1,565,520 gallons of catalyst ingredients (the “Catalyst Products”) to manufacture an estimated aggregate 4 million cubic yards of Humisoil, XLR8 Bio and other products. The purchase price for the ingredients consisted of 2,000,000 shares of our unregistered common stock which we issued to New Earth on May 22, 2023 and a cash payment of $5,000,000 payable in 60 monthly payments of $83,333 commencing on June 17, 2023. While the Product Purchase Agreement requires delivery of the Catalyst Products on the New Earth Effective Date, we have orally agreed with New Earth to receive shipments of the ingredients in the coming months. The Product Purchase Agreement cannot be terminated by either party and entitles either party to bring an action for specific performance if any provision of the agreement is not performed in accordance with its terms, in addition to any other remedy to which such party is entitled at law or in equity. The Agreement also contains additional covenants, representations and warranties that are customary of product purchase agreements.

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Results of Operations

For the Three Months Ended March 31, 2023 Compared to the Three Months Ended April 2, 2022

	Three Months Ended
	March 31, 2023	April 2, 2022
Net Revenue	$7,764,850	$10,329,448
Cost of Revenue
Cost of Goods (excl Depreciation & Amortization)	6,140,680	7,960,333
Depreciation & Amortization (COGs)	906,369	1,246,724
Total Cost of Revenue	7,047,048	9,207,057
Gross Profit	717,801	1,122,392
Operating Expenses
Selling, General and Administrative	2,404,684	1,275,406
Depreciation and Amortization (OpEx)	249,630	5,640
Total Operating Expenses	2,654,314	1,281,046
Income (loss) from Operations	(1,936,513)	(158,655)
Other Income (expense)
Interest Expense, net	(1,016,556)	(425,044)
Bargain Purchase Gain (loss)	-	598,300
Debt Forgiveness/Grant (ERC)	1,805,266	16,923
Gain on Sale of Fixed Assets	-	-
Other Income, net	10,202	66,606
Total Other Income (expense)	798,911	256,785
Income (loss) before provision for Income Taxes	(1,137,602)	98,131
Provision for Income Taxes	(617,839)	21,968
Net Income (loss)	$(519,763)	$76,163
Net income (loss) per common share – basic	$(0.01)	$0.00
Net income (loss) per common share – diluted	$(0.01)	$0.00
Wt. Avg shares outstanding – basic	74,930,312	88,334,047
Wt. Avg shares outstanding – diluted	78,780,312	93,974,051

The sum of the components may not equal due to rounding.

Net Revenues

Net Revenues for the three months ended March 31, 2023 were $7,764,850, a decrease of 33.03% from net sales of $10,329,338 for the three months ended April 2, 2022. SGTM experienced a drop in Q1 in revenue of $2.5 million based upon the following: Homerville Sawmill was shut down due to a scheduled rebuilt (an optimized Edger and optimized Gang saw were installed to increase production volume and mill efficiencies, with a reduction in labor cost. Due to a supply chain delay, the project took 90 days to complete - $0.9 million), Our largest preseason buyer of bagged mulch products experienced a 22% reduction sales in 2022 leading to delayed 1st quarter purchases ($0.7M), Mulch Manufacturing, Inc. elected not continue doing business with a customer in the Midwest due to unfavorable margins ($0.3 million), and the 2023 mulch season has been delayed due to a longer and wetter winter in the Midwest (we do expect the season to kick off in late April or early May ($0.9 million). Partially offsetting these reductions, the Company’s volume of arbor care services revenues increased due to municipal contract expansion by $0.3 million (from $0.9 million to $1.2 million) during the 1st quarter.

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Intercompany Sales

The Company recorded intercompany sales between NSR to MMI at the lower of cost or fair market value. Both Revenue and Cost of Revenues are eliminated in consolidations.

Costs of Revenues

Cost of revenues for the three months ended March 31, 2023 were $7,047,048, a decrease of 30.65% from cost of revenues of $9,207,057 for the three months ended April 2, 2022. The decrease in the cost of revenues was primarily driven by a reduction in revenues discussed above.

During the quarter ended March 31, 2023, the Company applied the average cost to products to all transactions which occurred during this period. The Company also performed a cycle count for the quarter. When comparing inventory receipts and external transactions, the Company determined inventories increased by $4.5M without explanation. The Company researched the outstanding variance prior to issuance of its financial statements and determined the increased inventory was due to a cycle count error and placed an inventory reserve equal to the amount of the variance to account for the variance. The Company later determined that cycle counts were overstated. The Inventory valuation process continues to be under review. The Company believes the reserve is conservative in nature and expects improved margins in the future but will continue to maintain a prudent approach until resolved.

Gross Profit

As a percentage of Net Revenues, our gross profit rate was 9.24% and 10.87% for the three months ended March 31, 2023 and April 2, 2022, respectively. The change in gross profit percent was based upon product mix tied to the revenue reduction discussed in the revenue section above.

General and Administrative Expenses (including Marketing expense)

General and administrative expenses increased by $1,282,292 or 53.32%, during the three months ended March 31, 2023 compared to the three months ended April 2, 2022. The increase can be attributed primarily to an increase in advertising expenses of $324,617 tied to the Company’s new HumiSoil product line, legal and accounting expenses tied to the Form 10 Registration Statement process $356,231, insurance audit of $186,288 and consulting and restructuring fees.

Interest Expense, net

Interest expense, net was $1,016,556 for the three months ended March 31, 2023, an increase of 58.19% compared to Interest expense of $425,044 for the three months ended April 2, 2022. The increase was driven by higher average borrowings due to increased equipment financing and merchant cash advances required for operating cash flow during the quarter. The Company is in the process of taking steps to mitigate this high borrowing expense through refinancing its debt through more traditional lending partners which it expects to complete during the third quarter of 2023.

Other Income/Expense

	Three Months Ended
	Mar 31, 2023	Apr 2, 2022
Category

Interest Expense, net	$(1,016,556)	$(425,044)
Bargain Purchase Gain (loss)	-	598,300
Debt Forgiveness/Grant (ERC)	1,805,266	16,923
Gain on Sale of Fixed Assets	-	-
Other Income, net	10,202	66,606
Total Other Income (expense)	$798,911	$256,785

The Company submitted and received successful approval from the IRS on the Employee Retention Credit relating to 2021 in the amount of $2.2 million. Of this amount, the Company recorded $1.8 million as other income due cash advance expense associated with accelerating receipt of funds through a third party lender.

The Company realized bargain purchase gain in the amount of $598,300 resulting from equipment and building purchases in the 1st quarter of 2022 tied to the Beaver Washington facility. Building and equipment appraisals were obtained in conjunction with the Company’s USDA loan application. The variance between appraised value versus th2 purchase price was recorded in accordance to ASC 805-30-25-2 (building and equipment acquired through auction and were sold through a distressed buyer).

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Income (Loss) from Continuing Operations

Income (loss) from continuing operations was $(519,763) for the three months ended March 31, 2023, compared to $76,163 for the three months ended April 2, 2022 for the reasons discussed above.

Working Capital

The calculation of Working Capital provides additional information and is not defined under GAAP. We define Working Capital as current assets less current liabilities. This measure should not be considered in isolation or as a substitute for any standardized measure under GAAP. This information is intended to provide investors with information about our liquidity. Other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Liquidity and Capital Resources

As of March 31, 2023 and December 31, 2022, we had total current liabilities of $19,161,155 and $16,327,342, respectively, and current assets of $33,559,195 and $29,890,522, respectively, to meet our current obligations. As of March 31, 2023, we had working capital of $14,398,040, an increase of working capital of $834,860 as compared to December 31, 2022, driven primarily by a $3,668,673 increase in total current assets partially offset by a $2,833,813 increase in current liabilities that was largely a result of an increase in accounts payable and accrued expenses partially offset by a reduction in notes payable.

Cash Flows

The following table summarizes cash activities for the three months ended March 31, 2023 and April 2, 2022:

	Three Months Ended
	March 31, 2023	April 2, 2022
Net cash provided by operating activities	$(113,972)	$519,496
Net cash provided by (used in) investing activities	(1,281,812)	(2,059,062)
Net cash provided by (used in) financing activities	1,395,784	(858,060)

The Company generated net income from operations for the three months ended March 31, 2023 and April 2, 2022 of ($519,763) and $76,163, respectively. As of March 31, 2023 and April 2, 2022, the Company had current assets of $33,559,195 and $11,629,015, which included cash of $0 and $106,736, respectively, accounts receivable of $3,131,296 and $261,081, respectively, Employee Retention Credit Receivable of $1,805,266 and $0, respectively, Receivables due from factoring of $0 and $2,429,147, respectively, inventory of $19,509,432 and $7,081,140 and prepaid expenses and other current assets of $9,113,149 and $1,750,859, respectively. Total current liabilities were $19,161,155 and $9,915,215, respectively.

Operating Activities

Cash used in operating activities resulted in a deficit of $113,972 for the three months ended March, 31, 2023 as compared to a surplus of $519,496 for April 2, 2022. The Company recorded depreciation & amortization of $1,155,999 and prepaid advertising expenses $358,750 as compared to $1,252,364 and $0 for the three months ended April 2, 2022. The Company prepaid advertising expenses in the amount of $7,175,000 in the 4th quarter of 2022 from stock issuances totaling 3,500,000 shares. The Company has subsequently expensed $358,750 on a quarterly basis and will straight line this expense based upon the 60-month contract term. No cash was used for this transaction. The Company recorded other income in the amount of $1,805,266 after filing the Employee Retention Tax Credit after the IRS acceptance of this filing which is reflected in the Company’s first quarter results. The Company did not receive cash for this transaction. The recorded a deferred income tax credit result from 1st quarter operating losses of $617,839 in accordance with ASC 740. The Company recorded an increase in inventory valuation of $853,253, of which $0.7 million resulted from intercompany sales from NSR to MMI. The valuation of this transaction was recorded at the lower of cost or net realizable value and the intercompany margin associated with this transaction was eliminated in consolidations. Other Current assets and increases in accounts payable increased by $2.9 million as the Company delayed vendor payments as compared to a reduction of $0.6M when comparing the respective financial periods. The increase in Company payables is tied to timing of Company’s debt refinancing as compared to the Company’s decision to factor its receivables for the period ending April 2, 2022.

Investing Activities

Cash from investing activities reflected a deficit of $1,281,812 for the three months ended March 31, 2023 as compared to a deficit of $2,059,062 for the three month period ending April 2, 2022. Investing activities consisted of $276,544 related to leasehold improvements that are part of the Homerville optimization project that included installation of an optimized edger and gang saw, $1.0 million for leasehold improvements at the Beaver and Jasper sawmills, and $178,095 for new equipment purchases, partially offset by $245,735 generated by equipment sales. The Company is expecting an increase in production capacity of 30% using the same man hours and employee count as a result of the completion of the Homerville optimization project.

The Company increased the net asset value of property and equipment by $0.3M during the period ended March 31, 2023. Leasehold Improvements that were part of the sawmill optimization project in the Homerville facility were substantially in March 2023 and the sawmill commenced production in April 2023. We expect an approximate 30% increase in production while maintaining current levels of labor and overhead costs as a result of this project. Total capital expenditure associated with this project exceeded $1.8M. Regarding the $1.8M capital expenditure, we expect to increase capacity in our Homerville facility utilizing the same man hours and employee count through the performance optimization with our optimized gang saw and edger (e.g.increased sawmill technology). Additional Leasehold improvements also occurred in the Jasper and Beaver properties. We expect to commence both lumber and mulch production at the Jasper mill once funding sources for the purchase of raw materials and working capital has been secured. With regard to the Beaver mill, we expect to begin production in 2024 once a funding source has been secured and we have completed a retrofit of the sawmill equipment at that location.

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Financing Activities

Cash used in financing activities totaled $1,359,784 for the three months ended March 31, 2023 as compared to $858,060 for the three months ended April 2, 2022. This increase was primarily a result of proceeds from new notes payable which totaled $2.2 million and were tied to merchant cash advances and investor purchases of common stock of $0.5 million which were netted against principal payments of existing notes and capital leases of $1.3 million.

Contractual Obligations

For the period ended March 31, 2023, the Company had $0 in cash as compared to $106,736 on April 2, 2022, accounts payable and accrued expenses of $7,942,574 or $5,572,595 more than on December 31, 2022, short and long term lease and note liabilities of $43,363,150 for March 31, 2023 an increase of $17,239,474 than it had on April 2, 2022, and stockholders’ equity of $72,620,593 and $40.979,165 for the periods ended March 31, 2023 and April, 2022, respectively.

Operating and Finance Leases

We have multiple long-term operating and finance lease obligations related to the right of use (ROU) of equipment in our business. The equipment ROU is an asset amortizing over either the asset’s estimated useful life for a finance lease or over the lease term for an operating lease. The original balance is based on the discounted lease payments using a 0% to 10% discounts rate based upon the agreement. As of March 31, 2023 and April 2, 2022, the cumulative balance on these ROU liabilities was $10,191,386 and $933,973, respectively. The increase in ROU liability is directly related to long term lease expansion tied to the Company’s rolling stock fleet expansion which was entered into during the 2nd half of 2022.

Short-term Debt Obligations

The Company has outstanding, ten short-term notes with an aggregate principal balance of $7,688,323 as of March 31, 2023 as compared to seven short-term notes with an aggregate principal balance of $8,212,178 as of December 31, 2022. Related party increases to the Company’s short-term debt obligation increased by $1 million. The Company issued a convertible note of $1.1 million in the 4th quarter of 2022 and added an aggregate $1.1 million in merchant cash advances as compared to the three months ended April 2,2022. Partially offsetting this increase was the reduction of debt forgiveness on the government funded PPP program resulting a reduction in short-term liability of $1,236,000.

Long-term Debt Obligations

The Company has issued approximately seventy-two long term promissory notes in the aggregate principal amount of $25,481,690 as of March 31, 2023 as compared to the aggregate principal amount of $24,221,403 for the year ended December 31, 2022. The principal increase was primarily a result of an increase from equipment financing commitments which were made to enhance the Company’s efficiency in its existing and acquired facilities as well as prepare the Company for its soil and fertilizer segment expansion. The notes are secured by the assets acquired. Interest rates on these notes range from 0.0% up to 12.0% with monthly payments of principal plus interest and maturities ranging from October 2022 to January of 2029. The Company has been and continues to be in discussions with lenders to refinance certain portions of its long-term and short-term debt obligations through a revolving line of credit and other traditional long-term financing arrangements. There can be no assurance that we will be able to refinance our indebtedness at all, or on commercially reasonable terms acceptable to us. See Note 8 to Financial Statements for the period ended March 31, 2023 for note summary and detail regarding these notes.

Year Ended December 31, 2022 Compared to the Year Ended January 1, 2022

	Twelve Months Ended
	December 31, 2022	January 1, 2022

Net Revenue	$35,513,231	$31,925,731

Cost of revenue	27,513,079	30,604,565

Total gross profit	8,000,152	1,321,166

Operating expenses
Selling, general and administrative	7,254,009	5,033,382
Depreciation and amortization	262,550	31,581
Total operating expenses	7,516,559	5,064,963

Income (loss) from operations	483,593	(3,743,797)

Other income (expense)
Interest expense, net	(2,177,284)	(508,034)
Bargain purchase gain (loss)	8,846,635	7,123,084
Debt Forgiveness	1,236,080	1,613,128
Gain on sale of fixed assets	16,833	-
Other income (loss), net	176,813	26,979
Total other expense	8,099,077	8,255,158

Income before provision for income taxes	8,582,670	4,511,361

Provision for income taxes	(318,544)	(716,002)

Net Income	$8,901,214	$5,227,362

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The sum of the components may not equal due to rounding.

For the year ended December 31, 2022, the Company had a net income from continuing operations before income taxes of approximately $8,582,670 compared to income from continuing operations before income taxes of approximately $4,511,361 for the year ended January 1, 2022. This change is due to a number of factors discussed below..

Net Revenues

	Twelve Months Ended
	Dec 31, 2022	Jan 1, 2022
Mulch Manufacturing, Inc. (MMI)	$30,760,507	$28,938,520

National Storm Recovery LLC (NSR)	8,641,098	3,430,464
- less Intercompany Sales	(3,888,374)	-
National Storm Recovery – External	$4,752,724	$3,430,464
Revenue	$35,513,231	$32,368,984

Net Revenues for the twelve months ended December 31, 2022 were $35,513,231, , an increase of 9.7% from net sales of $33,368,984 for the twelve months ended January 1, 2022. Of this increase, 6.2% came from Mulch Manufacturing due to enhanced relationships with top customers (Lowe’s and Home Depot via Old Castle). National Storm Recovery revenue increased by 38% due to contractual expansion with the local municipalities resulting in strong 4th quarter sales tied to fleet expansion and debris cleanup caused by Hurricane Ian.

The Company recorded $3.9 million in intercompany sales related to sales between NSR and MMI. These transactions were recorded at the entity level and eliminated in consolidations. The Company records intercompany sales between NSR to MMI at the lower of cost or fair market value. In consolidations, Revenue and Cost of Revenues are eliminated in accordance with US GAAP guidelines.

Costs of Revenues

Cost of revenues for the twelve months ended December 31, 2022 were $27,513,079, a decrease of 10.1% from cost of revenues of $30,604,565 for the twelve months ended January 1, 2022. Cost of revenues as a percentage of Net Revenues for the twelve months ended December 31, 2022 was approximately 77% primarily due to the inventory revaluation as discussed below versus a standard percentage of approximately 96%. The year ended January 2, 2022 cost of revenue percent of 96% resulted from rising fuel and labor costs and the residual effects of the pandemic negatively impacted our cost of materials, delivery costs and overhead. The Company sells its products on a delivered price basis which includes the cost of freight. The Company set 2022 pricing in the fall of 2021 and did not anticipate the continued dramatic increase in freight delivery costs. The Company initiated freight surcharges for our deliveries and implemented general price increases of, on average across all product lines, in excess of 4% to partially offset these cost increases.

During 2022, inventories related to the production of a new product line, Humisoil – Organic Fertilizer, were not recorded resulting in a reduction of operating profit. Specifically, monthly “yard inventory” were not included in cycle counts. As a result, the inventory has been understated and these understated amounts were charged directly to the Income Statement (without reconciliation). As part of the year end process the plant managers were directed to count “yard inventory” and include them in physical counts. This activity has resulted in a change in managements estimate for physical inventory.

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The above change in management’s inventory estimate has three components as follows:

1)	Cycle count of yard inventory to be included in the organization’s physical inventories.

2)	Creation of an intercompany sale between NSR and MMI based upon fair market value of goods sold between the two entities (transaction eliminated in consolidations)

3)	Creation of a “blended yard inventory” to include NSR shipments to MMI + Average Cost of remaining inventory (Tipping Fee / Quantity Received).

The company accounted for intercompany sales between NSR to MMI at the lower of cost or fair market value. NSR shipped 4,106 full truckloads to MMI during 2022. The fair market value of $1,095 for this material is based upon the total amount of wood purchased by MMI in 2022 divided by the total quantity of wood received. The cost value to recognize this inventory in the intercompany sale was $861 per load and the Company applied a 10% intercompany markup on this transaction bringing the value per load to $967 per load.

Gross Profit

As a percentage of Net Revenues, our gross profit rate was 23% and 4% for the twelve months ended December 31, 2022 and January 1, 2022, respectively.

The increase in gross profit rate for the twelve months ended December 31, 2022 as compared to the twelve months ended January 1, 2022 was primarily driven by the inventory revaluation, higher volume and increased pricing for all our products while only partially offset by higher material costs, transportation and warehousing costs, and overhead costs, including gas, oil and parts maintenance

General and Administrative Expenses (including Marketing Expense)

General and administrative expenses increased by $2,220,627 or 44.1%, during the twelve months ended December 31, 2022 compared to the twelve months ended January 1, 2022.

Advertising and marketing expenses were $584,643 versus $302,992 for the twelve months ending December 31, 2022 and January 1, 2022, respectively, and are recorded in selling, general and administrative expenses on the statement of operations. The increase in the year over year expense is due to the Company’s 4th quarter relationship with ACCEL who has partnered with the Company to provide a retail value of $30 million dollars in marketing expertise over a five-year term. These marketing expenses are focused on activities related to the Company’s new product line, HumiSoil, and are expected to increase product awareness in 400 million television households on Fox & Bloomberg on a weekly basis. The realized cost of the marketing partnership was $7.2 million and will be expensed evenly over the next five years.

Additional increases the Company experienced in 2022 are associated with the following one-time expenses: Legal and accounting fees of $0.9M associated with the settlement of litigation which began in 2020 and banking expenses of $0.3 million to advance funds for operating cash flow. These fees are not expected to recur. The Company has also invested in expanding its executive team and operational team to roll out its new product line, HumiSoil and believes the remaining balance to become a recurring cost.

Interest Expense, net

Interest expense, net was $2,177,284 for the twelve months ended December 31, 2022, as compared to of $508,034 for the twelve months ended January 1, 2022. The increase was driven by operating cash flow requirements needed to fund operations, leasehold improvements and litigation settlements.

Liquidity and Capital Resources

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

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Cash Flows

The following table summarizes cash activities for the years ended December 31, 2022 and January 1, 2022:

	2022	2021
Net cash provided by operating activities	$(1,291,072)	$2,422,498
Net cash provided by (used in) investing activities	2,802,379	(928,576)
Net cash provided by (used in) financing activities	(2,299,549)	(1,211,967)

The Company generated net income from operations for the years ended December 31, 2022 and January 1, 2022, of $8,901,214 and $5,227,362, respectively. As of December 31, 2022 and January 1, 2022, the Company had current assets of $29,890,522 and $12,418,510, which included of $0 and $788,242, accounts receivable of $2,436,324 and $2,538,626, inventory of $18,656,179 and $7,588,085 and prepaid expenses of $8,797,966 and $1,503,504, respectively. Total current liabilities were $16,327,342 and $67,407,423, respectively, as of December 31, 2022 and January 1, 2022.

Operating Activities

Cash used in operating activities resulted in a deficit of $1,291,072 for fiscal 2022 as compared to a surplus of $2,422,498 for fiscal 2021. Operating profit in 2022 was $483,593 as compared to an operating loss of $3,743,797 in 2021. The Company invested this gain in increasing net inventories by $5,679,770 as compared to prior year reduction of $2,218,691 (gross inventory in 2022 increased by $11,068,094 which included inventory received though common stock issuance $1.5M and $3.9M in intercompany sales).

Investing Activities

Cash from investing activities totaled $2,802,379 for twelve months ended December 31, 2022 as compared to cash used in investing activities of $(928,576) for the twelve months ended January 1, 2022. The increase was driven by a sale/leaseback of certain property plant and equipment into a Right of Use asset of $7,238,000, which was only partially offset by purchases of property and equipment of $4,462,216.

Financing Activities

Cash used in financing activities totaled $2,299,549 for the twelve months ended December 31, 2022, an increase of $1,087,582 as compared to cash used in financing activities of $1,211,967 for the twelve months ended January 1, 2022. The increase was driven by proceeds from Notes payable of $6,916,005, more than offset by payments on notes payable of $7,690,153 and an increase in principal payment on leases of $585,826 The Company also had stock subscriptions of $2,731,500 partially offset by stock redemptions of $3,437,500.

During the years ended December 31, 2022 and January 1, 2022, the Company met its capital requirements primarily through external financing, the sale of restricted common stock, issuance of promissory notes and merchant cash advances.

Commitments

Pursuant to the Spencer Settlement Agreement, the Company agreed to pay Spencer a total of $15,000,000 in exchange for the redemption of 40,000,000 shares of our common stock owned by Spencer and any and all ownership interests in which he may have or claim (the “Redemption Payment”). The Redemption Payment is to be paid to Spencer according to the following schedule: (i) $3,300,000 on October 15, 2021 in exchange for 8,797,800 shares of common stock; and (ii) twenty-four (24) payments of $487,500 on the 15th of each month, commencing November 15, 2021, each for 1,300,091.67 common stock shares. On December 13, 2022, the Company agreed with Spencer to redeem 22,101,556 shares of the Company’s common stock he owns in exchange for a payment of $1,000,000 subject to Spencer’s completion of certain conditions provided for in the December 2022 Spencer Settlement Agreement. On December 27, 2022 these conditions were fulfilled and the Company completed the redemption of the 22,101,556 shares of common stock. See “Note 11 COMMITMENTS AND CONTINGENCIES - Legal Claims - Ralph Spencer Litigation - Second Complaint” to notes to our financial statements for the period ended March 31, 2023 included elsewhere in this Registration Statement.

On May 15, 2023 the Company, VRM International, VRM Global and VRM Biologik entered into an amendment to the VRM Sublicense Agreement whereby the Company agreed to issue VRM Global 7,000,000 shares of its common stock in lieu of the aggregate of $7,200,000 in cash payments previously required to be made by the Company pursuant to the VRM Sublicense. See Item 1. Business – Corporate History.

On May 17, 2023 (the “New Earth Effective Date”), we entered into a product purchase agreement with New Earth Technologies PTE, LTD (“New Earth”), whereby we purchased 1,565,520 gallons of catalyst ingredients (the “Catalyst Products”) to manufacture an estimated aggregate 4 million cubic yards of Humisoil, XLR8 Bio and other products. The purchase price for the ingredients consisted of 2,000,000 shares of our unregistered common stock which we issued to New Earth on May 22, 2023 and a cash payment of $5,000,000 payable in 60 monthly payments of $83,333 commencing on June 17, 2023. While the Product Purchase Agreement requires delivery of the Catalyst Products on the New Earth Effective Date, we have orally agreed with New Earth to receive shipments of the ingredients in the coming months. The Product Purchase Agreement cannot be terminated by either party and entitles either party to bring an action for specific performance if any provision of the agreement is not performed in accordance with its terms, in addition to any other remedy to which such party is entitled at law or in equity. The Agreement also contains additional covenants, representations and warranties that are customary of product purchase agreements.

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Receivables Facility

The Company entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) on March 2, 2022 for a term of three months (the “Facility”). Pursuant to the terms of the arrangement, the Company may transfer to the Factor up to 90% of a maximum of $5,000,000 of its eligible accounts receivable for a maximum of $5,000,000, on a recourse basis (the “Facility Limit”). The eligible accounts receivable consists of accounts receivable generated by sales to certain customers. The Company is obligated to pay a facility fee of 1% of the Facility Limit payable at the time of closing, a service fee of 0.25% on the monthly average balance of the amounts advanced plus an interest rate equal to the prime rate of interest plus 2.75% with a minimum fee of $24,000 per year. The amounts due under the Facility were guaranteed by the Company’s subsidiaries. The Receivables Facility was terminated in August 2022 upon payment of all amounts due by the Company under the Facility.

Sale/Leaseback

The Company entered into a lease agreement (the “Lease”) with a third party financing company (the “Lessor”) on August 8, 2022 whereby the Lessor provided the Company with $7,500,000 in financing to purchase equipment located at the Company’s facilities in Jasper, Florida, Callahan, Florida and Homerville, Georgia (the “Equipment”). The Equipment was leased back to the Company pursuant to the Lease which includes the following key financial terms: an initial lease term of 30-months from the base period commencement date which period will automatically renew for successive one-year periods unless the Company notifies the Lessor at least 150 days prior to the end of the term of its intent to terminate the lease or exercise a buyout option. The Company has the right to buyout the Renewal Period obligations for an amount to be determined by Lessor and the Company. The monthly rental payments due by the Company under the Lease are initially $262,125 plus applicable sales/use and property tax subject to increase by an amount equal to.00006776 for every five basis point increase in thirty-six (36) month U.S. Treasury Notes as of the date of the lease multiplied by $7,500,000. The thirty-six (36) month U.S. Treasury Note yield is used as the basis for the calculation of the increase is 3.56%. In addition, the Company granted the Lessor a security interest in the equipment which is the subject of the Lease.

The sale/leaseback transaction was recorded as a ROU Asset and Liability in accordance with ASC 842 and the fixed assets were reduced accordingly.

Availability and Use of Cash

Our short-term liquidity requirements consist primarily of operating expenses and principal and interest payments on outstanding debt, future lease payments, contractual obligations and anticipated capital expenditures discussed below in the section titled “Material Cash Requirements” and elsewhere in this registration statement on Form 10. We do not believe that our available cash, marketable securities, and cash from operations will be sufficient to satisfy our liquidity requirements for at least the next 12 months, including our contractual and other obligations summarized below under “Material Cash Requirements” section. Our long-term liquidity needs consist primarily of operating expenses, including expected increases in SG&A, funds necessary to pay for the interest and principal payment on outstanding debt and the anticipated capital expenditures discussed below. Our liquidity assumptions may prove to be incorrect, and we could utilize our available financial resources sooner than we currently expect.

Based on our current and anticipated material cash requirements, we will need to refinance our current indebtedness, incur additional indebtedness or issue additional equity to meet our operating needs and planned capital expenditures. Consequently, we may not be able to refinance our current indebtedness or raise the additional working capital we require on terms acceptable to us or at all. If we are unable to refinance our current indebtedness or raise additional capital or generate cash flows necessary to expand our operations and invest in purchases of raw materials, equipment and working capital, this could reduce our ability to compete successfully and harm our business, growth and results of operations. While we believe we will meet longer-term expected future cash requirements and obligations through a combination of our existing cash and cash equivalent balances, cash flow from operations, and issuances of equity securities or debt offerings, our ability to refinance our debt, future capital requirements, and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors - We will require additional funding for our current working capital needs and growth plans, and such funding may result in a dilution of your investment” and “Risk Factors - We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which could have a material adverse effect on our business, financial condition results of operations, and cash flows.”

Our future capital requirements will depend on many factors, including:

●	the degree and rate of market adoption of our products
●	the emergence of new competing technologies and products;
●	the costs of R&D activities we undertake to develop and expand our products;
●	the costs of commercialization activities, including sales, marketing and manufacturing;
●	the level of working capital required to support our growth; and
●	our need for additional personnel, technology or other operating infrastructure to support our growth and operations as a public company.

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Material Cash Requirements

The following table provides a summary of our material cash requirements from known contractual and other anticipated obligations as of March 31, 2023:

	2023	2024	2025	2026	2027	>=2028	Total
Debt obligations (1)	$5,074,985	$3,533,458	$3,319,147	$2,717,453	$4,918,006	$12,874,599	$32,437,648
Future minimum lease payments (2)	3,350,144	3,615,919	1,078,681	543,584	553,238	1,349,211	10,490,777
New Earth Contractual obligations (3)	666,664	999,996	999,996	999,996	999,996	333,352	5,000,000
Anticipated capital expenditures (4)	3,200,000	3,800,000					7,000,000
Total	$8,425,129	$7,816,041	$5,397,824	$4,261,033	$6,471,240	$15,557,158	$47,928,425

(1) Payment obligations related to the outstanding debt. See Note 8“Notes Payable” for additional details.

(2) Contractual obligations related to the lease payments on finance and operating leases. See Note 7 “Leases” for additional details.

(3) Contractual obligations related to the New Earth Product Purchase Agreement.

(4) Anticipated expenditures that include (i) raw materials purchases to produce pine bark and marketable lumber at our Jasper mill, (ii) equipment for producing soil products at our Jacksonville facility, (iii) raw materials, equipment and permitting costs to commence operations at our Beaver mill, and (iv) purchase and install equipment for our Arborcare, mulch and soil operations.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Critical Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of Company’s management, who is responsible for their integrity and objectivity.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and wholly owned subsidiaries MMI and NSR. Intercompany accounts and transactions have been eliminated upon consolidation.

Critical Accounting Estimates

The accounting estimates we believe to be most sensitive due to their significance to the financial statements and the possibility that future events may be significantly different from our expectations are inventory and acquisitions. Refer to “Note 2 – Summary of Significant Accounting Policies - Critical Accounting Estimates” in our financial statements for the year ended December 31, 2022 included in this registration statement for additional detail and discussion of these critical accounting estimates. There have been no material changes to our critical accounting estimates as described in our most recent financial statements.

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Revenue

The Company accounts for revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which was adopted beginning on October 1, 2017, as the Company did not have significant revenues prior to that time. The Company did not record a retrospective adjustment but opted for full retrospective method for all contracts.

The Company recognizes revenue when our performance obligation is satisfied. Our primary performance obligation (the performance of landscape recovery services) is satisfied upon the completion of the landscape services for, or delivery of our products to, our customers. Our products and services are provided for cash or on credit terms. Our credit terms, which are established in accordance with local and industry practices, generally require payment within 30 days of performance. The Company estimates and reserves for our bad debt exposure based on our experience with past due accounts and collectability, the aging of accounts receivable and our analysis of customer data.

Practical Expedients

As part of ASC 606, the Company has adopted several practical expedients including the Company has determined that it need not adjust the promised amount of consideration for the effects of a significant financing component since the Company expects, at contract inception, that the period between when the Company transfers a promised service to the customer and when the customer pays for that service will be one year or less.

Cash

The Company considers all highly liquid short-term instruments that are purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2023 and December 31, 2022. In December the Company had limited cash on hand due to litigation with former owner which concluded in December of 2022 resulting in the company purchasing back all shares of common stock, 28,602,014 shares, in the amount of $4,937,500 of which $3,437,500 occurred in 2022 with the remaining $1,500,000 to be paid in accordance with the December Settlement agreement disclosed in Note 11 to the Notes to the Consolidated Financial Statements for the period ended March 31, 2023. The Company is pursuing financing activities to cure the current cash position and expects to restructure its debt through traditional lending which is expected to be completed by the end of the 3rd quarter of 2023.

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Accounts Receivable

The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. The Company increased its allowance for doubtful accounts to approximately $180,000 based upon aged receivables. This is an increase of $120,000 verse April 2, 2022.

The Company recorded receivables related to the submission and acceptance of the Employee Retention credit from the IRS in the 1st quarter of 2023 in the amount of $1,805,266. This balance includes the fees associated with advancing monies from an approved lender. The Company’s total receivable through the period ended March 31, 2023 was $4,936,561 as compared to the period ended April 2, 2022 of $2,690,228. The net change year over year of $2,246,333 was primarily due to the Employee Retention Credit discussed above with the remaining variance coming from Company expenses incurred in its prior year factoring agreement.

Property and Equipment

Property and equipment are recorded at cost. Expenditures that enhance the useful lives of the assets are capitalized and depreciated. Machinery, equipment and vehicles are generally depreciated on a straight-line basis over 5 to 10 years.

Maintenance and repairs are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in other income.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then these assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

The Company records Its intangible assets at cost in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other. Finite lived intangible assets are amortized over their estimated useful life using the straight-line method, which is determined by identifying the period over which the cash flows from the asset are expected to be generated. Goodwill represents the excess of the purchase price of the acquired business over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least annually at year end, at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill is tested for impairment at the reporting level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. The fair values of the reporting units are estimated using market and discounted cash flow approaches. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. The discounted cash flow approach uses expected future operating results. Failure to achieve these expected results may cause a future impairment of goodwill at the reporting unit. During the three months ended March 31, 2023 and April 2, 2022, the Company did not record a loss on impairment. For the twelve months ended December 31, 2022 and January 1, 2022, the Company did not record a loss on impairment.

Fair Value Measurements

As defined in ASC 820, “Fair Value Measurements and Disclosures,” fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

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Fair Value of Financial Instruments

The carrying value of cash, accounts receivable, other receivables, accounts payable and accrued expenses, payroll liabilities, and advances approximate their fair values based on the short-term maturity of these instruments. The carrying number of notes and convertible promissory notes approximates the estimated fair value for these financial instruments as management believes that such notes constitute substantially all of the Company’s debt and interest payable on the notes approximates the Company’s incremental borrowing rate.

Net Income (Loss) per Common Share

Basic net loss per common share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of Common Stock equivalents (stock options, unvested restricted stock, and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive.

Inventory

Inventories are stated at the lower of cost or net realizable value, with cost determined by the weighted-average cost method using full absorption costing for manufactured goods.

Stock-Based Compensation

The Company applies the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees, including employee stock options and warrants, in the statements of operations.

For stock options and warrants issued to employees and members of the board of directors for their services, the Company estimates the grant date fair value of each option using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the Common Stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the Common Stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. Forfeitures are recorded as they are incurred as opposed to being estimated at the time of grant and revised.

Pursuant to ASU 2018-07 Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, the Company accounts for stock options and warrants issued to non-employees for their services in accordance ASC 718. The Company uses valuation methods and assumptions to value the stock options that are in line with the process for valuing employee stock options noted above.

Income Taxes

The Company received an income tax credit in the amount of $318,544 for fiscal year ending December 31, 2022.

Dec 31, 2022
Income (loss) before provision for income taxes	$8,582,670
- less PPP Debt forgiveness	(1,236,080)
- less Bargain purchase gain	(8,863,468)
Taxable Income / (loss)	(1,516,878)
Effective rate	21%
SGTM consolidated tax benefit	$(318,544)

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Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company utilizes ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized. For tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit in the consolidated financial statements.

For the twelve months ended December 31, 2022, the Company recognized approximately $0 tax expense and a $318,544 tax benefit, respectively, on January 1, 2022 the company recognized a $716,002 tax benefit. These tax provisions were based on a 21% effective rate for federal and state income taxes in 2022 and a 27% tax provision in 2021 after accounting for permanent differences between book and taxable income. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the consolidated statements of operations.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). This standard was effective for the Company’s interim and annual periods beginning January 1, 2019, and was applied on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The adoption of ASU 2016–- 02 had a material impact on the Company’s consolidated financial statements and related disclosures.

On August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments”. The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for the Company beginning in the first quarter of 2020. Early adoption is permitted, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. The adoption of ASU 2016-15 did not have any impact on the Company’s consolidated financial statements and related disclosures.

On January 2017, FASB issued Accounting Standards Update (ASU) 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminated the calculation of implied goodwill fair value. Instead, companies will record an impairment charge based on the excess of a reporting unit’s carrying amount of goodwill over its fair value. This guidance simplifies the accounting as compared to prior GAAP. The guidance is effective for fiscal years beginning after December 15, 2019. The Company does not expect the implementation of this new pronouncement to have a material impact on its consolidated financial statements.

On May 10, 2017, the FASB issued ASU 2017-09 “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting”, which provides guidance to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The guidance is effective prospectively for all companies for annual periods beginning on or after December 15, 2017. Early adoption is permitted. The adoption of ASU 2017-09 did not have any impact on the Company’s consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, simplifying the Accounting for Income Taxes (Topic 740) as part of its simplification initiative to reduce the cost and complexity in accounting for income taxes. This guidance is effective for interim and annual reporting periods beginning within 2021.

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All other newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

ITEM 3. PROPERTIES

See “Description of the Business – Facilities” which is incorporated herein by this reference.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 29, 2023, we had 84,256,827 shares of common stock issued and outstanding. The following table sets forth the beneficial ownership of our common stock as of the date of this registration statement on Form 10 for (i) each member of our board of directors, (ii) each named executive officer (as defined below), (iii) each person known to us to be the beneficial owner of more than 5% of our securities and (iv) the members of our board of directors and our executive officers as a group. Beneficial ownership is determined according to the rules of the SEC. Generally, a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power of that security, including any securities that a person has the right to acquire beneficial ownership within 60 days. Information with respect to beneficial owners of more than 5% of our securities is based on completed questionnaires and related information provided by such beneficial owners as of the date of this registration statement on Form 10. Except as indicated, all shares of our securities will be owned directly, and the person or entity listed as the beneficial owner has sole voting and investment power. The address for each director and executive officer is c/o The Sustainable Green Team, Ltd., 24200 CR-561, Astatula, FL 34705.

	Common Stock		Series A Preferred Stock		Total		Voting
Name, Position and Address of Beneficial Owner	No. Beneficially Owned	% of Common Stock(1)	No. Beneficially Owned	% of Series A Preferred Shares(1)	Total No. of Capital Stock Owned	% of Total Capital Stock	% of Voting Capital Stock
Directors and Executive Officers
Anthony J. Raynor(2)	38,424,500	45.6%	90	100%	38,524,590	45.6%	98.9%
Joshua R. Wethington(3)	63,181	* %	-	-	63,181	*	*
Michael Mete(4)	-	-	-	-	-	-	-
J. Scott Siefker(5)	25,500	* %	-	-	25,500	*	*
Bradford D. Baker	1,636	* %	-	-	1,636	*	*
Colleen McAleer	1,636	* %	-	-	1,636	*	*
All directors and officers as a group (4 persons)	38,516,453	45.71%	90	100%	38,516,453	45.71%	98.9%
Five Percent Shareholders:

John Spencer(6)	6,000,000	7.12%	-	-	6,000,000	7.2%	*
Leslie Schultz	5,000,000	5.93%	-	-	5,000,000	5.93%	*
VRM Global Holdings Pty Ltd(8)	13,500,000	16.02%	-	-	13,500,000	16.02%	*

Notes:

*	less than 1%.

(1)	The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on May 29, 2023. On May 29, 2023, there were 84,256,827 shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the exercise of outstanding options and other derivative securities owned by that person which are exercisable within 60 days of May 29, 2023. Common stock options and derivative securities held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

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(2)	Anthony Raynor, the Chief Executive Officer of the Company, beneficially owns 90 shares of our Series A Preferred Stock, which represent approximately 98.9% of the voting power of our outstanding capital stock. In addition, Mr. Raynor, currently beneficially owns 38,424,500 shares of our common stock, which represent approximately 45.6% of the total shares of our outstanding capital stock.

(3)	Joshua Wethington was appointed Chief Financial Officer of the Company on January 31, 2023.

(4)	Michael Mete became Chief Financial Officer of the Company on February 7, 2022 and resigned on January 31, 2023.

(5)	J. Scott Siefker had been Chief Financial Officer of the Company since 2000 up until his retirement in March 2022.

(6)	The address for John Spencer is 5650 Indian Mound Ct, Columbus, OH 43213-2628.

(7)	The address for Thistle Investments, LLC is 387 Corona Street, Ste 555, Denver, CO 80218. Jodi Stevens has sole dispositive power over the shares owned by Thistle Investments, LLC.

(8)	The address for VRM Global Holdings Pty Ltd. is Reward Crescent Bohle QLD, 4818 Australia. Kenneth Michael Bellamy has sole dispositive power over the shares owned by VRM Global.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Our bylaws, as amended, (the “Bylaws”) provide that our board of directors should not have fewer than one director and no greater than nine. Each director shall hold office until the close of the next annual general meeting of our shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated. Our board of directors currently consists of three directors, of whom two are considered to be independent persons. See Item 7—”Certain Relationships and Related Transactions, and Director Independence – Director Independence” for details on the independence of our directors.

The following table sets forth the individuals that are our directors and executive officers as of the date of filing this registration statement on Form 10 and their respective positions.

Name	Age	Position
Anthony J. Raynor	45	Chief Executive Officer, President and Chairman of the Board of Directors
Joshua R. Wethington	47	Chief Financial Officer
Brian Meier	58	Chief Operating Officer
Bradford D. Baker	62	Director
Colleen McAleer	55	Director

All of our directors will be appointed to hold office until the next annual general meeting of shareholders or until their successors are duly elected or appointed, unless their office is earlier vacated.

The Bylaws provide that the directors may, from time to time, appoint such officers as the directors determine. The directors may, at any time, terminate any such appointment.

Director and Executive Officer Biographies

Anthony “Tony” Raynor. Mr. Raynor is the Founder of the Company and has been the President and CEO of the Company since April 2019. Since September 2017, he organized and founded National Storm Recovery, LLC. d/b/a Central Florida Arborcare, a wholly owned subsidiary of the Company. Prior to September 2017, Mr. Raynor founded multiple successful tree and green waste recycling/processing facilities and services. From 2013 through 2017, Mr. Raynor served as partner of RSR. Mr. Raynor has over 25 years of entrepreneurship in the tree, green waste, storm recovery, and mulch industry. He has personally been responsible for 25 national storm recovery projects and managed over 100 million cubic yards of debris. Following its first year of operations of National Storm Recovery, LLC. d/b/a Central Florida Arborcare, Mr. Raynor continued to build the company’s team of employees to manage the growing demand for the company’s tree maintenance services. Since then, the company has seen major growth through strategic acquisitions such as the purchase of Mulch Manufacturing, Inc. in 2020. Mr. Raynor is known for dedication not only to the company but the employees and sustainable products. He is always looking for new ways to handle debris with the focus on sustainable solutions.

The Company believes Mr. Raynor’s strong expertise in the tree maintenance, disaster recovery, debris hauling, removal, and disposal services industries qualifies him to serve on its board of directors.

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Joshua R. Wethington. Mr. Wethington was appointed as our Chief Financial Officer in January 2023. He has over twenty-five years of financial, operational, and executive management experience. Mr. Wethington, served as Vice President of Finance, CFO and Treasurer of Hair Club for Men, a hair restoration provider from December 2019 through July 2022. Mr. Wethington previously served as Vice President and Chief Financial Officer for the North America division of Elizabeth Arden/Revlon Inc., an international skin care and fragrance company between March 2018 and September 2019 and in various financial roles of increasing responsibility with that company between March 2000 and September 2019. Mr. Wethington received a Master of Business Administration from the University of Miami and a Bachelor of Science Degree in Finance from Florida State University.

Brian Meier. Mr. Meier became the Company’s Chief Operating Officer in December 2021 and has served Mulch Manufacturing as the manager of its sawmill in Homerville, GA since November 2009. During this time, he managed sales, production and raw material procurement. He was instrumental in designing and implementing upgrades to the facility, resulting in increased sales and profit margins. Mr. Meier also managed the Kempfer Sawmill in St Cloud, FL, from 1993 to 1999 where he was responsible for its sales, procurement, accounting, human resources and safety programs. He was essential in the design and construction of a new sawmill for Kempfer in 2005. From 1989 to 1993, Mr. Meier handled purchasing at Universal Forest Products in Moultrie, GA. From 1987 to 1989, he represented Georgia Pacific in the sale of its products out of their Claxton, GA sawmill. Mr. Meier’s diverse background in all facets of the wood products industry enables him to integrate operations, sales, and finance. He has demonstrated his ability to enhance a company’s performance by motivating personnel while providing effective solutions resulting in maximized profits. Mr. Meier graduated from Georgia Southern University with a BA in finance in 1987. He has been a functioning member of the Southern Cypress Manufacturers Association since 2000 and served as its President in 2016. He has also served as an Elder in his local church for over 10 years.

Bradford B. Baker. Mr. Baker was appointed to our board of directors in December 2022. From 1997 to 2000 and from 2008 to present, he has been a member of the board of directors of Odyssey Marine Exploration Inc., a deep-ocean mineral resource exploration company where he has served as the Chairman of the Board since January 2012 and Chairman of the Audit Committee from 2009 to the present. He also serves on its Governance Committee and Compensation Committee. Since 1996, Mr. Baker has been the Chief Executive Officer of Myakka Crossings, Inc., a developer of affordable single-family homes in Kansas City, Kansas. From 2018 to 2019, Mr. Baker was the Deputy Secretary of the Kansas Department of Commerce where he was responsible for economic development in opportunity zones in the state of Kansas. From 2004 to 2012, Mr. Baker served as Chief Executive Officer of Nexus Biometrics, Inc., a fingerprint biometric company he founded in 2004. He is also President of Bramar Developers, Inc., a real estate development company that he founded in 1998. He was appointed a White House Fellow by President Ronald Reagan in 1988, was past Secretary of the Resolution Trust Corporation Oversight Board in 1989 and served as Executive Director of the Florida Housing Finance Corporation from 1999 to 2000. He previously held senior executive positions with Comcast Cable from 1994 to 1997 and Sterling Financial, Inc. from 2000 to 2002, and served as a Director and as Chairman of the Audit Committee of Dobi Medical International, Inc. from 2003 through 2007 when it was a U.S. publicly reporting company. He holds a B.S. degree in Business Administration from Nova University.

The Board recognizes that Mr. Baker, as past chief executive officer of a public company, has extensive experience as a senior executive with emphasis in management, operations and finance. His financial expertise and extensive not-for-profit board experience qualifies him as our “audit committee financial expert.” Prior to 2003, Mr. Baker served three public companies as a director and as chairman of both Audit and Compensation Committees. He received a presidential appointment, and through his work at the White House, he developed an extensive understanding of government processes and international relations. Mr. Baker’s executive leadership roles, board experience and government background provide the Board with insight into best practices of public companies and well-qualifies him as a member of the board of directors and chairman of our audit committee.

Colleen McAleer. Ms. McAleer was appointed to our board of directors in December 2022. She has over 30 years of broad executive experience, ranging from military service to commercial real estate, non-profits and governance. Currently Ms. McAleer leads the Executive Director of the Clallam County Economic Development Council and serves as a Commissioner at the Port of Port Angeles. Colleen brings a unique range of skills, knowledge and talent to a diverse set of responsibilities. Colleen is an acknowledged expert at team leadership and brings a wealth of knowledge and determination to every endeavor that she undertakes. Since May 2019, Ms. McAleer has served as the Executive Director of the Clallam County Economic Development Council which is responsible for defining strategies and programs to improve the economic conditions of Clallam County, Washington. From August 2015 to April 2019, she ran the Washington Business Alliance in Seattle where she led the organization and was involved in securing funding to support vocational training needs for kids in the classroom. Since 2014, Ms. McAleer has been a commissioner at the Port of Port Angeles. From 2003 until 2013, Ms. McAleer owned and operated a commercial real estate brokerage firm in Clallam County Washington. From 1989 to 1998, she served in the U.S. Army as a helicopter and fixed wing pilot and as a military intelligence officer and is a decorated combat veteran of Desert Storm. Ms. McAleer holds a B. S. degree in Computer Science from Florida Institute of Technology, has received training at the U.S. Army Aviation Flight School and is a graduate of the U.S. Military Intelligence Advance Course.

The Board recognizes that Ms. McAleer has extensive experience as a senior executive with emphasis in management, operations and finance. Ms. McAleer’s executive leadership roles, experience as Commissioner at the Port of Port Angeles, business experience and government background provide the Board with insight into operational best practices and well-qualifies her as a member of the board of directors and our audit committee.

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Committees of our Board of Directors

We currently have an audit committee, a compensation committee, and a nominating and corporate governance committee. The members of each are set out below.

Name of Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Bradford D. Baker	X(1)	X	X
Colleen McAleer	X	X(1)	X

(1) Denotes chairperson.

A brief description of each committee is set out below.

Audit Committee

Our Board of Directors established an audit committee (“Audit Committee”) which consists of two independent directors, namely Bradford D. Baker and Colleen McAleer. Mr. Baker shall serve as the chair of the Audit Committee. Mr. Baker qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rules. Our board of directors adopted a written charter which sets out the Audit Committee’s responsibilities, a copy of which has been posted on the Corporate Governance section of our website, at www.sustainablegreenteam.com.

Our Audit Committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	recognize and prevent prohibited non-audit services;

●	establish procedures for complaints received by us regarding accounting matters; and

●	oversee internal audit functions, if any.

Relevant Education and Experience

Each member of the Audit Committee has experience relevant to his or her responsibilities as an Audit Committee member. See Item 5 — “Director and Executive Officers – Director and Executive Officer Biographies” for a description of the education and experience of each Audit Committee member.

Compensation Committee

Our Board of Directors established a compensation committee that consists of two directors who are “independent” under the rules of the SEC. This compensation committee will:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our incentive compensation and benefit plans and purchase plans;

●	oversee the evaluation of the Board of Directors and management; and

●	review the independence of any compensation advisers.

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Our Board of Directors has adopted a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq Capital Market.

Nominating and Corporate Governance Committee

Our Board of Directors established a nominating and corporate governance committee that consists of two directors who are “independent” under the rules of the SEC. The functions of the nominating and corporate governance committee, among other things, includes:

●	identifying individuals qualified to become board members and recommending director;

●	nominees and board members for committee membership;

●	developing and recommending to our board corporate governance guidelines;

●	review and determine the compensation arrangements for directors; and

●	overseeing the evaluation of our board of directors and its committees and management.

Our Board of Directors has adopted a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the Nasdaq Capital Market.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available at our website at www.thesustainablegreenteam.com. We expect that any amendments to the code, or any waivers of its requirement, will be disclosed on our website.

The board does not have standing compensation or nominating committees. The board does not believe these committees are necessary based on the size of our company, the current levels of compensation to our corporate officers and the ownership by our executive officers and directors which gives them control over all matters submitted to a vote of our stockholders. The board will consider establishing audit, compensation and nominating committees and the appointment of independent directors at the appropriate time.

The entire board of directors participates in the consideration of compensation issues and of director nominees. Candidates for director nominees are reviewed in the context of the current composition of the board and our operating requirements and the long-term interests of its stockholders. In conducting this assessment, the board of directors considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the board and our company, to maintain a balance of knowledge, experience and capability.

The board’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders, will involve compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing an analysis with regard to particular recommended candidates.

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ITEM 6. EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in the past two fiscal years ended December 31, 2022, for:

●	our principal executive officer or other individual serving in a similar capacity, and

●	our two most highly compensated executive officers, other than our principal executive officer, who were serving as corporate officers as of December 31, 2022.

For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Anthony J. Raynor (1)	2022	$211,351		$—	$—	$—	$—	$—	$—	$211,351
Chief Executive Officer	2021	$175,395	$				$—	$—	$—	$175,395

Michael Mete (2)	2022	$191,923		$—	$—	$—	$—	$—	—	$191,923
Chief Financial Officer	2021	$—		$—	$—	$—	$—	$—	—	$—

Brian Meier (3)	2022	150,000		—	—	—	—	—	—	150,000
Chief Operations Officer	2021	—		—	—	—	—	—	—	—

(1)	Anthony J. Raynor became Chief Executive Officer of the Company on June 10, 2019.

(2)	Michael Mete became Chief Financial Officer of the Company on February 7, 2022 and resigned on January 31, 2023.

(3)	Brian Meier has been Chief Operations Officer of the Company since December 2021.

Outstanding Equity Awards at 2022 Fiscal Year-End

None.

2022 Option Exercises and Stock Vested Table

None.

Executive Officer and Director Compensation

The Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to the long-term success of the Company.

Decisions on the executive compensation program will be made by the board of directors. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the board of directors. The executive compensation program actually adopted will depend on the judgment of the members of the board of directors and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of share-based awards, if any.

Base Salary

Our compensation committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

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Annual Bonuses

We intend to use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the board of directors will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers. No bonuses were awarded by the board of directors in 2022 or 2021.

Stock-Based Awards

We intend to use stock-based awards to reward long-term performance of the executive officers. We believe that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Stock-based awards will be awarded under the Incentive Plan, which has been adopted by our Board of Directors and is being submitted to our shareholders for approval at the special meeting in lieu of an annual meeting.

Executive Employment Agreements

On February 1, 2020, the Company entered into an employment agreement (the “Employment Agreement”) with Anthony J. Raynor, pursuant to which the parties agreed that he will serve as the Chief Executive Officer of the Company and its subsidiaries for a five-year term. Under the terms of the Employment Agreement, Mr. Raynor will receive a salary of $150,000 per year. Mr. Raynor’s base salary was increased to $175,000 per year effective as of 2021 and was increased to $211,351 on November 18, 2022. During Mr. Raynor’s employment and for a period of one year from the end of Mr. Raynor’s employment (howsoever occasioned), Mr. Raynor shall not, directly or indirectly, whether as owner, shareholder, director, agent, partner, member, governor, manager, officer, employee or otherwise, participate or support the design, development, manufacture, sale, solicitation of sale, marketing, testing, research or other business activities of the Company that are substantially similar to any of the Company’s products. In addition, Mr. Raynor agreed to refrain from engaging in business with the Company’s customers in regards to competing products, interfere or disrupt the Company’s relationship with its employees, customers, agents, representatives or vendors or employ or attempt to employ any of the Company’s current employees. Upon the disability of Mr. Raynor such that he is unable to perform his duties effectively, the Company will continue to pay his compensation for a period of six months to the extent not covered by disability insurance policies. In the event of Mr. Raynor’s death, no severance compensation will be paid to Mr. Raynor. In the event we terminate Mr. Raynor’s employment without cause Mr. Raynor is entitled to (i) a lump sum in an amount equal to the balance of payments yet due under his employment agreement including the Company-paid benefits for Mr. Raynor and his family through the end of the term or (ii) a lump sum equal to three (3) years compensation at Mr. Raynor’s then current salary or wages provide benefits in the kind and amounts provided up to the date of termination for such three (3) year period, including continuation of any Company-paid benefits as described in his employment agreement.

The Company entered into an employment agreement (the “Agreement”) dated January 31, 2023 (the “Effective Date”), with Mr. Wethington. The Agreement has an initial five year term (the “Term”) and Mr. Wethington’s employment with the Company will be on an at-will basis. The Company agreed to pay Mr. Wethington an annual base salary for the initial one year of the term of $250,000, payable in accordance with the Company’s payroll policies commencing on the Effective Date (the “Base Salary”). On each successive year during the term of the agreement, the Base Salary will automatically increase by an amount equal to 3%. On the Effective Date, the Company awarded Mr. Wethington 11,459 shares of its unregistered common stock (the “Stock Award”). In addition, the Company agreed to issue to Mr. Wethington a number of shares of Common Stock equal to 10% of his Base Salary divided by the volume weighted average price (“VWAP”) of the Common Stock during the 20 trading days prior to the end of the Company’s fiscal year end. for each $50,000,000 annual gross revenue increase as compared to the revenue of the Company for the prior fiscal year (a “Revenue Stock Award”). Mr. Wethington shall also be entitled to a Revenue Stock Award for each $50,000,000 increase in annual gross revenue. Further, the Company has agreed to issue Mr. Wethington options to acquire 100,000 shares of Common Stock at an exercise price of $2.00 per share pursuant to an Option Agreement. These stock options will vest 25% on each of the first four anniversaries of the Effective Date. On the renewal of the Initial Term or any Renewal Term for an additional Renewal Term, the Company shall issue to Mr. Wethington options to acquire 75,000 shares of Common Stock at an exercise price per share of 75% of the VWAP as of the date of such issuance. These stock options will vest 1/3rd on each anniversary after the date of issuance of such stock options. On January 15 of each year during the Term, the Company agreed to pay to Mr. Wethington a bonus of 40% of the then-applicable Base Salary. Mr. Wethington shall be eligible to receive any additional discretionary bonuses as determined by the Board. Mr. Wethington is eligible to participate in the benefit programs generally available to executive officers of the Company, including reimbursement for reasonable and necessary out-of-pocket business expenses and officer expenses.

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In the event of termination of Mr. Wethington by the Company for cause or by Mr. Wethington without good reason as defined in the Agreement or termination due to death or disability, Mr. Wethington shall be compensated for unpaid Base Salary, accrued but unpaid bonus and benefits (then owed or accrued and owed in the future), a pro-rata bonus for the year of termination based on Mr. Wethington’s target bonus for such year and the portion of such year in which Mr. Wethington was employed if the termination is due to death or disability, and reimbursement of expenses pursuant to the terms hereon through the effective date of termination, each of which shall be paid within 10 days following the date of the Mr. Wethington termination, and any unvested portion of any equity awards shall immediately be forfeited as of the termination date. In the event Mr. Wethington is terminated by the Company without cause or by Mr. Wethington with good reason as defined in the Agreement, the Company has agreed to pay him his Base Salary, bonuses, and benefits then owed or accrued, and any unreimbursed expenses in each case through the termination date, an amount equal to Two hundred percent of his Base Salary then in effect and any equity awards will, to the extent not already vested, be deemed automatically vested.

In addition, the Agreement obligates Mr. Wethington to (i) maintain the confidentiality of certain intellectual property and information of the Company, (ii) assign to the Company ownership of any intellectual property and proprietary rights developed during the course of his employment, (iii) refrain from engaging in certain competitive activities during the course of his employment and thereafter for a period of two years, and (iv) refrain from soliciting any employees of the Company for employment during the course of his employment and thereafter for a period of three years.

Director Compensation

We did not pay any compensation or make any equity awards or non-equity awards to any of our non-employee directors during fiscal year 2021. In December 2022, we entered into Independent Director Agreements with each our non-employee directors, Bradford D. Baker and Colleen McAleer and Ned L. Siegel who resigned as a director on January 25, 2023, pursuant to which they agreed to serve as independent members of our board of directors until such director resigns, is removed as provided in our bylaws or dies. For their services as directors, we agreed to pay each of them a cash fee in the amount of $60,000 per year, payable each calendar quarter during the term, with any fractional calendar quarters to be prorated. In addition, we agreed to issue to each of them shares of our common stock as follows: (i) upon execution of their respective agreements, a number of shares equal to $10,000 divided by the volume weighted average closing price of our common stock during the 20 trading days prior to the date the agreements were signed and (ii) on each anniversary of entering into each of the respective agreements, a number of shares of our common stock equal to $50,000 divided by the volume weighted average closing price of our common stock during the 20 trading days prior to each anniversary of entering into the agreements. In the event a director resigns prior to the end of a full year of service, subject to the final determination and agreement of the board, the shares issuable upon an anniversary of the agreement will be appropriately prorated. In addition, we entered into indemnification agreements with each of our non-employee directors pursuant to which we agreed to indemnify and defend each director to the fullest extent permitted under Delaware law and advance expenses incurred by such directors in connection with any indemnifiable event as provided for in the indemnification agreement. Directors may be reimbursed for travel and other expenses directly related to their activities as directors. Directors who also serve as employees receive no additional compensation for their service as directors. During fiscal year 2022, Anthony Raynor, our Chief Executive Officer, was a member of our board of directors, as well as an employee, and received no additional compensation for his services as a director. See the section titled “Executive Compensation” for more information about the compensation for this individual for fiscal year 2022.

We do not have a formal policy to compensate our non-employee directors.

Equity Incentive Plans

The Sustainable Green Team, Ltd. 2022 Equity Incentive Plan

In January 2022, our board of directors approved The Sustainable Green Team, Ltd. 2022 Equity Incentive Plan (the “Plan”). Stockholders of the Corporation holding a majority of the voting power of the Corporation undertook an action by written consent in lieu of a meeting of stockholders to approve the Plan.

Our board of directors decided to adopt the Plan to provide the Corporation with additional flexibility to issue stock compensation in various forms to employees and advisors and consultants of the Corporation in an effort to attract and retain such persons as the Corporation grows, for the benefit of all stockholders.

Authorized Shares

The Plan reserves 13,000,000 shares of common stock for issuance under the Plan, via stock options, restricted stock, restricted stock units and other forms of awards. The shares may be authorized but unissued, or required common stock. If an award expires or becomes un-exercisable without having been exercised in full, is surrendered pursuant to an exchange program, or is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased shares which were subject thereto will generally become available for future grant or sale under this Plan, unless this Plan has terminated.

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Plan Administration

The Plan will be administered by the board of directors or, upon the board’s delegation, a committee thereof.

Merger or Change in Control

The Plan will provide that in the event of a merger or change in control, as defined under our Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change of control, other than pursuant to a voluntary resignation, his or her awards will vest fully and become immediately exercisable and all performance goals or other vesting requirements will be deemed achieved at 100% of target levels.

Compensation Committee Interlocks and Insider Participation

See Item 7— “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons” for further details.

None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director or on the Compensation Committee, during fiscal 2021. None of our executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee, during fiscal 2021.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, DIRECTOR INDEPENDENCE

Related Party Transactions

A related party transaction includes any transaction or proposed transaction in which:

●	we are or will be a participant;

●	the aggregate amount involved exceeds $120,000 in any fiscal year; and

●	any related party has or will have a direct or indirect material interest.

Related parties include any person who is or was (since the beginning of the last fiscal year, even if such person does not presently serve in that role) our executive officer or director, any shareholder owning more than 5% of any class of our voting securities or an immediate family member of any such person.

Any potential related party transaction that requires approval will be reviewed and overseen by the Board of Directors which will consider such factors as it deems appropriate to determine whether to approve, ratify or disapprove the related party transaction. The Board of Directors may approve the related party transaction only if it determines in good faith that, under all of the circumstances, the transaction is in the best interests of us and our shareholders.

Transactions with Related Parties

Promissory Notes

Mulch Manufacturing, Inc.

On the January 31, 2020, date of the Mulch Acquisition, there was a balance on a note payable to MM’s sole shareholder, Ralph Spencer in the amount of $14,223,046. This note was adjusted for the receivables and inventory of MM that was excluded from the share exchange resulting in a restated and amended $15,402,355 promissory note bearing 4% interest. Also on January 31, 2020, this shareholder placed a $6,240,670 deposit with the Company. To the extent the Company consumed this cash deposit for operations, this shareholder was paid 4% interest. In August 2021 the outstanding balance on these two obligations plus accrued interest as of January 2, 2021, totaled $17,484,728, which was contributed to the capital of the Company. Interest accrued on these obligations for 2021 was credited against interest expense. Accordingly, the balance on the shareholder deposit as of January 1, 2022, and January 2, 2021, was $0 and $2,382,417, respectively. The balance on the restated and amended promissory note was $0 and $15,402,355 as of January 1, 2022, and January 2, 2021, respectively.

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In January 2019, MM issued a promissory note to John Spencer in the amount of $6,000,000, $2,000,000 of which was paid during the year ended December 28, 2019. The note bore interest at 3% per annum payable quarterly, required semi-annual principal payments of $300,000 starting on June 1, 2021 and had no maturity date. As part of the Mulch Acquisition, this note was assumed by the Company. In August 2021, the holder of this note exchanged his, at that time, $3,700,000 balance in the note for 6,000,000 Company shares. As of January 1, 2022, and January 2, 2021, the balance on this note was $0 and $4,000,000, respectively.

Total interest expense on the above related party notes and deposit for the year ended December 31, 2022, and January 1, 2022, was approximately $0 and $0, respectively.

Director Independence

For purposes of this registration statement, the independence of our directors is determined under the corporate governance rules of the Nasdaq Stock Market (“Nasdaq”). The independence rules of Nasdaq include a series of objective tests, including that an “independent” person will not be employed by us and will not be engaged in various types of business dealings with us. In addition, our board of directors is required to make a subjective determination as to each person that no material relationship exists with us either directly or as a partner, shareholder or officer of an organization that has a relationship with us. It has been determined that our directors, Bradford B. Baker and Colleen McAleer are independent under the independence rules of Nasdaq.

ITEM 8. LEGAL PROCEEDINGS

Legal Proceedings

From time to time and in the course of business, we may become involved in various legal proceedings seeking monetary damages and other relief. The amount of the ultimate liability, if any, from such claims cannot be determined. As of the date hereof, there are no legal claims currently pending or, to our knowledge, threatened against us or any of our officers or directors in their capacity as such or against any of our properties that, in the opinion of our management, would be likely to have a material adverse effect on our financial position, results of operations or cash flows.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCQX tier of the OTC Market Group, Inc. under the symbol “SGTM.” The OTC Market is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks”, as well as volume information. The trading of securities on the OTCQX is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock.

The following table sets forth, for the periods indicated the high and low bid quotations for our common stock. These quotations represent inter-dealer quotations, without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

	High	Low

Fiscal Year 2023
January 1 to March 31, 2023	$5.19	$1.00

Fiscal Year 2022
October 2, 2022 to December 31, 2022	$5.00	1.97
July 3 to October 1, 2022	$12.00	1.00
April 3 to July 2, 2022	$8.75	$3.50
January 3 to April 2, 2022	$12.00	$6.15

Fiscal Year 2021
October 4, 2021 to January 2, 2022	$9.24	$1.15
July 4 to October 2, 2021	$1.73	$1.00
April 4 to July 3, 2021	$3.14	$1.00
January 3 to April 3, 2021	$7.00	$1.00

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On June 8, 2023, the closing price for our common stock on the OTCQX tier of the OTC Market Group, Inc. was $1.57 per share.

The volume of shares of common stock traded on the OTCQX was insignificant and therefore, does not represent a reliable indication of the fair market value of these shares.

Holders of Common Stock

As of March 31, 2023, there were approximately 192 record holders of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

Equity Compensation Plans

The following table sets forth securities authorized for issuance under The Sustainable Green Team, Ltd. 2022 Equity Incentive Plan (the “Plan”) that was approved by our stockholders in January 2022 and compensation plans not approved by our shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrant and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Plan Category	(#)	($)	(#)
Equity compensation plans approved by security holders	13,000,000	–	13,000,000
Equity compensation plans not approved by security holders	–	–	–
Total	13,000,000	–	13,000,000

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of transactions by us since January 1, 2019 involving registered and unregistered issuances and redemption of our common equity securities.

On April 18, 2019, we issued 40,000,000 shares of Common Stock to Anthony Raynor, valued at roughly $0.002 per share with an aggregate value of $78,255 in exchange for his entire ownership interest in NSR LLC. In connection with the merger with Sierra (our predecessor) in April 2019, as part of the merger consideration, 90 shares of Series A Preferred Stock, representing 90% voting control, were transferred to Anthony Raynor, our Chief Executive Officer, for a cash payment of $25,000. At this time, the Company’s predecessor, Sierra Gold Corporation (“Sierra”) was a shell company having no assets, a negative net book value and was only occasionally traded for an insignificant volume. Based on these facts, management believed it would have been a gross overstatement of value to have used the $1.00 closing price (resulting in an implied $40,000,000 transaction value) listed on the OTC Market on the day of this transaction. Accordingly, the book value of NSR LLC was used for the valuation of the shares for this transaction. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On May 21, 2019, we issued 1,000,000 shares of Common Stock to two private investors as an inducement for them to extend credit to the Company in the form of a $250,000 loan. The transaction was valued at an arm’s length transaction price during this period of $0.08 per share with an aggregate value of $80,000.

On June 10, 2019, we issued 400,000 shares of Common Stock to a private investor as an inducement for them to extend credit to the Company in the form of a $100,000 loan. The transaction was valued at an arm’s length transaction price during this period of $0.08 per share with an aggregate value of $32,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

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Pursuant to a reverse 1:10,000 stock split on August 22, 2019, where shares were rounded up to 100 share lots, 602,636 net shares of common stock were issued to certain of the Company’s shareholders. This transaction did not change the equity in the Company.

On November 11, 2019, we issued 1,000,000 shares of Common Stock to Ralph Spencer, at that time the sole shareholder of Mulch Manufacturing, as an inducement for Mulch Manufacturing to extend credit to the Company in the form of a $962,000 loan. As part of the Mulch acquisition on January 31, 2020, these shares were canceled. Therefore, no value was assigned to these shares. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 11, 2019, we issued 500,000 shares of Common Stock to a private investor for services worth the arm’s length transaction price during this period of $0.80 per share with an aggregate value of $400,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 11, 2019, we issued 250,000 shares of Common Stock to a private investor for services worth the arm’s length transaction price during this period of $0.80 per share with an aggregate value of $200,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 26, 2019, we issued 1,250,000 shares of Common Stock to a private investor valued at the current solicited subscription price of $0.80 per share with an aggregate value of $1,000,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act

On January 31, 2020, we issued 40,000,000 shares of Common Stock to Ralph Spencer, valued at the $0.15 closing price per share on that day, with an aggregate value of $6,000,000, in exchange for his entire interest in MMI, representing a 100% interest in MMI. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On February 26, 2020, we issued 4,000,000 shares of Common Stock to a service provider for services surrounding the completion of the Raynor Exchange based on $0.025 per share agreement with an aggregate value of $100,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On April 1, 2020, 1,000,000 shares of Common Stock previously issued to Ralph Spencer on November 11, 2019, on which no value was recognized, as disclosed above, were canceled in connection with the MMI acquisition.

On May 14, 2020, we issued 25,000 shares of Common Stock to a service provider as part of the Raynor Exchange. Since no additional value was associated with this transaction, no additional equity was recognized on these shares which had been based on the equity in NSR LLC as explained above. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On May 20, 2020, we issued 786,045 shares of Common Stock to a private investor upon conversion of a note balance plus accrued interest in the amount of $274,658 held by the investors at a rate of $0.349417 per share in accordance with the convergence feature for the note. These shares were issued in reliance on Section 3(a)(9) of the Securities Act.

On June 12, 2020, we issued 354,724 shares of Common Stock to a private investor upon conversion of debt plus accrued interest in the amount of $110,000 held by the investors at a rate of $0.3101 per share in accordance with the conversion feature for the note. These shares were issued in reliance on Section 3(a)(9) of the Securities Act.

On January 13, 2021, we issued 300,000 shares of Common Stock to a private investor valued at $0.21 per share (closing price on 1/16/20) with an aggregate value of $63,000 as an inducement for a $75,000 prior year loan dated January 16, 2020. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On April 8, 2021, we issued 25,000 shares of Common Stock to a private investor valued at $1.152 per share based on a 5 day trading average preceding January 4, 2021 with an aggregate value of $28,800 as compensation. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On August 26, 2021, we issued 6,000,000 shares of Common Stock to John Spencer valued at $0.6166 per share based on the balance of a $3,700,000 converted note. These shares were issued in reliance on Section 3(a)(9) of the Securities Act.

On October 4, 2021, we issued 125,000 shares of Common Stock to a service provider valued at the current solicited subscription price of $0.75 per share with an aggregate value of $93,750 as compensation for consulting services. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On October 22, 2021, we issued 300,000 shares of Common Stock to a private investor valued at the subscription price of $0.75 per share with an aggregate value of $225,000. In connection with this issuance, we also issued warrants to purchase 300,000 shares of Common Stock to the investor at an exercise price of $1.50 per share. These shares and warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

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On October 22, 2021, we issued 1,000,000 shares of Common Stock to a private investor valued at the subscription price of $0.75.

On October 22, 2021, 8,797,800 shares of Common Stock, at an agreed price of $0.375 per share with an aggregate value of $3,300,000 previously issued to Ralph Spencer on January 31, 2020, were canceled as part of a series of monthly redemptions. Of this amount, $1,319,670 or the original issue price of $0.15 per share was charged to the Common Stock and Additional Paid-in Capital accounts. The $1,980,330 balance was charged to Retained Earnings.

On October 22, 2021, we issued 133,333 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $100,000. In connection with this issuance, we also issued warrants to purchase 133,333 shares of Common Stock to the investor at an exercise price of $1.50 per share. These shares and warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 29, 2021, we issued 100,000 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $75,000. In connection with this issuance, we also issued warrants to purchase 100,000 shares of Common Stock to the investor with an exercise price of $1.50 per share. These shares and warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 15, 2021, 1,300,092 shares of Common Stock, at an agreed price of $0.375 per share with an aggregate value of $487,500 previously issued to Ralph Spencer on January 31, 2020, were canceled as part of a series of monthly redemptions. Of this amount, $195,014 or the original issue price of $0.15 per share was charged to the Common Stock and Additional Paid-in Capital accounts. The $292,486 balance was charged to Retained Earnings.

On November 29, 2021, we issued 66,667 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $50,000. In connection with this issuance, we also issued warrants to purchase 66,667 shares of Common Stock to the investor at an exercise price of $1.50 per share. These shares and warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 29, 2021, we issued 66,667 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $50,000. In connection with this issuance, we also issued warrants to purchase 66,667 shares of Common Stock to the investor at an exercise price of $1.50 per share. These shares and warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 29, 2021, we issued 800,000 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $600,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 29, 2021, we issued 2,000,000 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $1,500,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 29, 2021, we issued 66,667 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $50,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 29, 2021, we issued 106,670 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $80,003. In connection with this issuance, we also issued warrants to purchase 106,670 shares of Common Stock to the investor at an exercise price of $1.50 per share. These shares and warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 29, 2021, we issued 66,667 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $50,000. In connection with this issuance, we also issued warrants to purchase 66,667 shares of Common Stock to the investor at an exercise price of $1.50 per share. These shares and warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 2, 2021, we issued 1,000,000 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $750,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

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On December 14, 2021, 1,300,092 shares of Common Stock, at an agreed price of $0.375 per share with an aggregate value of $487,500 previously issued to Ralph Spencer on January 31, 2020, were canceled as part of a series of monthly redemptions. Of this amount, $195,014 or the original issue price of $0.15 per share was charged to the Common Stock and Additional Paid-in Capital accounts. The $292,486 balance was charged to Retained Earnings.

On December 30, 2021, we issued 200,000 shares of Common Stock to the sole member of Day Dreamer Productions LLC based on a January 18, 2021, agreement date to issue this stock in exchange for the member’s 100% membership interest, in Day Dreamer Productions LLC. The closing price on January 18, 2021 was $1.12 per share giving an aggregate value of $224,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 31, 2021, we issued 400,000 shares of Common Stock to a vendor valued at the day’s $9.24 closing price with an aggregate value of $3,696,000 in connection with the acquisition of sawmill equipment. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 13, 2022, we issued 266,667 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $200,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 21, 2022, we issued 200,000 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $150,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act

On March 23, 2022, we issued 1,000,000 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $750,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On April 18, 2022, we issued 266,667 shares of Common Stock to a private investor based on a subscription price of $0.75 per share with an aggregate value of $200,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On August 12, 2022, the Company issued 500,000 shares of its common stock to a vendor with an aggregate value of $1,500,000 as partial consideration for entering into a restricted sublicense agreement with VRM Global Holdings PTY LTD. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On October 5, 2022, we issued to a service provider in exchange for services 3,500,000 shares of Common Stock, an option to acquire 5,000,000 shares of unregistered Common Stock at an exercise price of $2.00 per share and a warrant to purchase up to 2,000,000 shares of Common Stock at an exercise price of $1.00 per share (the “ACCEL Warrant”) with an aggregate value of $7,175,000. These securities were issued in reliance on Section 4(a)(2) of the Securities Act

On October 5, 2022, we issued 30,000 shares of Common Stock to a service provider in exchange for services with an aggregate value of $61,500. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On October 12, 2022, we issued 6,000,000 shares of Common Stock to a strategic supplier with an aggregate value of $14,400,000 in exchange for interest in VRM Global’s U.S. subsidiary, the acquisition of certain inventory of raw materials and other contractual rights as provided for in the VRM Sublicense. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On October 13, 2022, we issued 200,000 shares of Common Stock to a private investor based on a subscription price of $0.50 per share with an aggregate value of $100,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 7, 2022, we issued 100,000 shares of Common Stock to a service provider an aggregate value of $100,000 upon exercise of warrants at a price of $1.00 per share issued in connection with the ACCEL Warrant. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 21, 2022, we issued 25,000 shares of Common Stock to a private investor based on a subscription price of $2.00 per share with an aggregate value of $50,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On November 23, 2022, we issued 25,000 shares of Common Stock to a private investor based on a subscription price of $2.00 per share with an aggregate value of $50,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 2, 2022, we issued 25,000 shares of Common Stock to a private investor based on a subscription price of $2.00 per share with an aggregate value of $50,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 2, 2022, we issued 100,000 shares of Common Stock to a private investor based on a subscription price of $2.00 per share with an aggregate value of $200,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

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On December 5, 2022, we issued 50,000 shares of Common Stock to a private investor based on a subscription price of $2.00 per share with an aggregate value of $100,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 13, 2022, we issued an aggregate of 50,000 shares of Common Stock to a private investor based on a subscription price of $2.00 per share with an aggregate value of $100,000 and warrants to purchase 50,000 shares of our common stock at an exercise of $3.00 per share, exercisable for a period of one year after the date of issuance. These securities were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 13, 2022, we issued an aggregate of 25,000 shares of Common Stock to a private investor based on a subscription price of $2.00 per share with an aggregate value of $50,000 and warrants to purchase 25,000 shares of our common stock at an exercise of $3.00 per share, exercisable for a period of one year after the date of issuance. These securities were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 22, 2022, we issued an aggregate of 25,000 shares of Common Stock to a private investor based on a subscription price of $2.00 per share with an aggregate value of $50,000 and warrants to purchase 25,000 shares of our common stock at an exercise of $3.00 per share, exercisable for a period of one year after the date of issuance. These securities were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 22, 2022, we issued an aggregate of 50,000 shares of Common Stock to a private investor based on a subscription price of $2.00 per share with an aggregate value of $100,000 and warrants to purchase 50,000 shares of our common stock at an exercise of $3.00 per share, exercisable for a period of one year after the date of issuance. These securities were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 23, 2022, we issued 50,000 shares of Common Stock to a private investor for an aggregate value of $50,000 upon exercise of warrants at a price of $1.00 per share. The warrants were issued in connection with the ACCEL Warrant. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 30, 2022, we issued an aggregate of 35,000 shares of Common Stock to a private investor based on a subscription price of $2.00 per share with an aggregate value of $70,000 and warrants to purchase 35,000 shares of our common stock at an exercise of $3.00 per share, exercisable for a period of one year after the date of issuance. These securities were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 30, 2022, we issued an aggregate of 50,000 shares of Common Stock to a private investor based on a subscription price of $2.00 per share with an aggregate value of $100,000 and warrants to purchase 50,000 shares of our common stock at an exercise of $3.00 per share, exercisable for a period of one year after the date of issuance. These securities were issued in reliance on Section 4(a)(2) of the Securities Act.

On December 30, 2022, we issued 100,000 shares of Common Stock to a private investor based on a subscription price of $1.00 per share with an aggregate value of $100,000 and warrants to purchase 100,000 shares of our common stock at an exercise of $3.00 per share, exercisable for a period of one year after the date of issuance. These securities were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 1, 2023, we issued 250,000 shares of Common Stock to a private investor based on a subscription price of $1.00 per share with an aggregate value of $250,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On March 8, 2023, we issued an aggregate of 175,000 shares of Common Stock to two private investors based on a subscription price of $1.00 per share with an aggregate value of $175,000. These securities were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 1, 2023, we issued 1,603 shares of Common Stock to an independent member of our Board of Directors in exchange for services at an aggregate value of $10,003. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 1, 2023, we issued 1,603 shares of Common Stock to an independent member of our Board of Directors in exchange for services at an aggregate value of $10,003. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 1, 2023, we issued 1,603 shares of Common Stock to an independent member of our Board of Directors in exchange for services at an aggregate value of $10,003. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 4, 2023, we issued 250,000 shares of Common Stock to a private investor based on a subscription price of $1.00 per share with an aggregate value of $250,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act

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On January 30, 2023, we issued 13,181 shares of Common Stock to the Company’s CFO based on an employment agreement in exchange for services with an aggregate value of $1.32. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On March 2, 2023, we issued 4,538 shares of Common Stock to an independent member of our Board of Directors in exchange for services at an aggregate value of $9,167. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On March 8, 2023, we issued 75,000 shares of Common Stock to a private investor based on a subscription price of $1.00 per share with an aggregate value of $75,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act

On March 8, 2023, we issued 100,000 shares of Common Stock to a private investor based on a subscription price of $1.00 per share with an aggregate value of $100,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act

On March 21, 2023, we issued 33 shares of Common Stock to an independent member of our Board of Directors in exchange for services at an aggregate value of $0. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On March 21, 2023, we issued 33 shares of Common Stock to an independent member of our Board of Directors in exchange for services at an aggregate value of $0. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On March 21, 2023, we issued 33 shares of Common Stock to an independent member of our Board of Directors in exchange for services at an aggregate value of $0. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On March 31, 2023, we issued 50,000 shares of Common Stock to a private individual as consideration for entering into a mutual release agreement with an aggregate value of $5. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On May 16, 2023, we issued 127,457 shares of Common Stock to a service provider in exchange for services with an aggregate value of $63,728. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On May 19, 2023, we issued 7,000,000 shares of Common Stock to VRM Global with an aggregate value of $8,820,000 in lieu of payment of an aggregate of $8,200,000 in cash payments due VRM Global pursuant to the VRM Sublicense Amendment. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On May 23, 2023, we issued 2,000,000 shares of Common Stock to a supplier, New Earth with an aggregate value of $2,700,000 as partial payment for the purchase of Catalyst Products pursuant to the Product Purchase Agreement. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

ITEM 11. DESCRIPTION OF THE REGISTRANT’S SECURITIES TO BE REGISTERED

Description of Our Securities

The following description of our capital stock is based upon our certificate of incorporation, as amended, our bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, as amended, and our bylaws, copies of which are filed with the SEC as exhibits to this registration statement.

Authorized Capital Stock

As of June 9, 2023, our authorized capital stock consists of (i) 245,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which 100 shares were designated as Series A Preferred Stock (the “Series A Preferred”). On June 9, 2023, we had 84,310,827  shares of Common Stock issued and outstanding and 90 shares of Series A Preferred Stock issued and outstanding.

As of June 9, 2023, there were 195 holders of record of our Common Stock and 1 holder of record of our Series A Preferred Stock.

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Common Stock

Voting

The holders of our common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There shall be no cumulative voting.

Dividends

The holders of shares of our common stock are entitled to dividends when and as declared by the Board from funds legally available therefor if, as and when determined by the Board of Directors of the Company in their sole discretion, subject to provisions of law, and any provision of the Company’s Certificate of Incorporation, as amended from time to time. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the common stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities.

Fully Paid and Non-assessable

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Warrants

On October 4, 2022, we issued 2,000,000 warrants to purchase our common stock at a price of $1.00 per share, subject to adjustment as discussed below, at any time commencing on the date the warrants were issued and terminating 90 days thereafter.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Company, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, eliminate such fractional share interest by paying the holder an amount in cash computed by multiplying the fractional interest by the fair market value of a share of our common stock as determined by our board of directors.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, of which 100 shares were designated as Series A Preferred Stock. The remaining 4,999,900 shares of undesignated preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Each one share of Series A Preferred Stock has voting rights equal to the quotient of the sum of all outstanding shares of common stock together with any and all other securities of the Company that provide for voting on an “as converted” basis, divided by 0.99.

In connection with the merger with Sierra (our predecessor) in April 2019, as part of the merger consideration, 90 shares of Series A Preferred Stock were transferred to Anthony Raynor, our Chief Executive Officer and Director.

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Piggyback registration rights

During the period from October 1, 2021 through November 15, 2021, the Company issued 5,440,004 shares of common stock at a purchase price of $0.75 per share (for an aggregate of $4,080,000 of proceeds) to accredited investors in a private placement under Rule 506(b) of Regulation D of the Securities Act. In connection with the issuance of such shares, the Company also issued warrants to purchase 2,373,337 shares of common stock at an exercise of $1.50 per share. The 5,440,004 shares of common stock and the shares to be issued upon the exercise of warrants to purchase 2,373,337 shares of common stock are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.

During the period from November 17, 2022 through December 31, 2022, the Company issued 460,000 shares of common stock at a purchase price of $2.00 per share (for an aggregate of $920,000 of proceeds) to accredited investors in a private placement under Rule 506(b) of Regulation D of the Securities Act. In connection with the issuance of such shares, the Company also issued warrants to purchase 460,000 shares of common stock at an exercise of $3.00 per share. The 460,000 shares of common stock and the shares to be issued upon the exercise of warrants to purchase 460,000 shares of common stock are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation, as Amended, and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders

Our bylaws provide that special meeting of our stockholders may be called only by the President or the Board of Directors.

Removal of Directors

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Vacancies on the Board of Directors resulting from such removal may be filled by (1) the shareholders at a special meeting of the shareholders. by the vote of the holders of a majority of the shares entitled to vote at such meeting, or (2) by a majority of the directors then in office, though less than a quorum.

64

Our Transfer Agent

The transfer agent and registrar for our Common Stock is Pacific Stock Transfer Company. The transfer agent and registrar’s address is 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119. and its telephone number is (800) 401-1957.

We have agreed to indemnify Pacific Stock Transfer Company in its roles as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Provisions of our Certificate of Incorporation and Proposed Amended and Restated Certificate of Incorporation that May Have an Anti-Takeover Effect

Other than our authorized but unissued common stock and “blank-check” preferred stock available for future issuance without stockholder approval, as described under “Common Stock” and “Preferred Stock” above, our certificate of incorporation does not contain any provisions that may be deemed to have an anti-takeover effect or may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, our board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Potential for Anti-Takeover Effects

While certain provisions of Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

65

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by Delaware law, our certificate of incorporation, as amended, and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required to be included in this registration statement appear immediately following the signature page to this registration statement beginning on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH AUDITORS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) The Sustainable Green Team, Ltd. Interim Condensed Unaudited Consolidated Financial Statements for the three months ended March 31, 2023 and April 2, 2022.

Condensed Unaudited Consolidated Balance Sheets as of March 31, 2023 and December 31, 2022	F-3

Condensed Unaudited Consolidated Statements of Operations for the three months ended March 31, 2023 and April 2, 2022	F-4

Condensed Unaudited Consolidated Statements of Changes in Stockholders’ Equity for the three months ended March 31, 2023 and April 2, 2022	F-5

Condensed Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2023 and April 2, 2022	F-6

Notes to Unaudited Condensed Consolidated Financial Statements	F-7 - F-25

(b)	The Sustainable Green Team, Ltd. Consolidated Financial Statements for the Years Ended December 31, 2022 and January 1, 2022

(c)	A list of exhibits filed with this registration statement is included in the Exhibit Index immediately preceding such exhibits and is incorporated herein by reference.

66

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Amended and Restated Share Purchase and Equity Exchange Agreement dated to be effective as of April 18, 2019, among the Company, National Storm Recovery, Inc., National Stormy Recovery, LLC, and Sierra Gold Merger Corp. (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510).

2.2	Business Combination Agreement dated January 31, 2020, among the Company, Mulch Manufacturing, Inc., Anthony Raynor and Ralph Spencer. (Incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510).

3.1	Certificate of Incorporation of the Company dated December 31, 2019. (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510).

3.2	Bylaws (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10 filed with the SEC on March 13, 2023 (File No.: 000-56510).

4.1	Promissory Note dated January 31, 2020, in the principal amount of $21,643,025 from the Company to Ralph Spencer. (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510).

4.2	Subordinated Promissory Note dated January 31, 2019, in the principal amount of $6,000,000 from Mulch Manufacturing, Inc. to John Spencer. (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510).

4.3	Addendum to Subordinated Promissory Note and Security and Pledge Agreements. (Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510).

4.4	Form of Warrant. (Incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510).

10.1	The Sustainable Green Team, Ltd. 2022 Equity Incentive Plan. † (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510).

10.2	Restricted Sub-License Agreement dated August 9, 2022 between VRM International PTY LTD, VRM Global Holdings PTY LTD and The Sustainable Green Team Ltd. (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510).**

10.3	Deed of Variation 1 to Restricted Sub-License Agreement dated October 12, 2022 between VRM International PTY LTD, VRM Global Holdings PTY LTD, VRM Biologik Inc. and The Sustainable Green Team Ltd. (Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510).**

10.4	Form of Independent Director Agreement. (Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510). †

10.5	Form of Indemnification Agreement. (Incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510). †

10.6	Employment, Confidentiality, Non-Compete and Non-Solicitation Agreement between The Sustainable Green Team, Ltd. and Anthony Raynor dated as of February 1, 2020. (Incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510). †

10.7	Form of Subscription Agreement. (Incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510).

67

10.8	Corporate Communications Services Agreement among the Company, Day Dreamer Productions, LLC, ACCEL Media International LLC, and FMW Media Works LLC dated as of October 4, 2022. (Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510).

10.9	Executive Employment Agreement between The Sustainable Green Team, Ltd. and Joshua Wethington dated as of January 30, 2023 (Incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form 10 filed with the SEC on March 13, 2023 (File No.: 000-56510). †

10.10	Contractor Agreement between National Storm Recovery, LLC and Vista Landfill, LLC dated July 1, 2019 (Incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form 10 filed with the SEC on March 13, 2023 (File No.: 000-56510). **

10.11	Amendment to Contractor Agreement between National Storm Recovery, LLC and Vista Landfill, LLC dated December 3, 2021 (Incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form 10 filed with the SEC on March 13, 2023 (File No.: 000-56510).

10.12	Deed of Variation 2 dated May 15, 2023 to Restricted Sub-License Agreement dated October 12, 2022 between VRM International PTY LTD, VRM Global Holdings PTY LTD, VRM Biologik Inc. and The Sustainable Green Team Ltd.

10.13	Product Purchase Agreement between The Sustainable Green Team, Ltd. and New Earth Technologies PTE, Ltd. dated May 17, 2023.**

10.14*	Master Lease Agreement between Onset Financial, Inc., The Sustainable Green Team, Ltd. and Mulch Manufacturing, Inc. dated August 8, 2022.

10.15*	Lease Schedule No. 001 to Master Lease Agreement between Onset Financial, Inc., The Sustainable Green Team, Ltd. and Mulch Manufacturing, Inc. dated August 8, 2022.

10.16*	Amendment No. 1 dated August 22, 2022 to Lease Schedule No. 001 to Master Lease Agreement between Onset Financial, Inc., The Sustainable Green Team, Ltd. and Mulch Manufacturing, Inc. dated August 8, 2022.

10.17*	Amendment No. 2 dated November 16, 2022 to Lease Schedule No. 001 to Master Lease Agreement between Onset Financial, Inc., The Sustainable Green Team, Ltd. and Mulch Manufacturing, Inc. dated August 8, 2022.

10.18*	Business Combination Agreement among Mulch Manufacturing, Inc. its sole shareholder Ralph Spencer and the Company dated January 31, 2020.

21.1	List of Subsidiaries. (Incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form 10 filed with the SEC on January 19, 2023 (File No.: 000-56510).

† Includes management contracts and compensation plans and arrangements.

* Filed herewith.

** Certain confidential information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

68

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

THE SUSTAINABLE GREEN TEAM, LTD.

/s/ Anthony J. Raynor
	By:	Anthony J. Raynor
	Title:	Chief Executive Officer

Date: July 26, 2023

69

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL QUARTER ENDED MARCH 31, 2023

F-1

THE SUSTAINABLE GREEN TEAM LTD. AND SUBSIDIARIES

FOR THE FISCAL QUARTER ENDED MARCH 31, 2023

F-2

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	FY2023	FY2022
	(March 31, 2023)	(December 31, 2022)
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$0	$0
Short-term investments	52	52
Accounts receivable, net of allowance for doubtful accounts	3,131,296	2,436,324
Employee Retention Credit Receivable	1,805,266	-
Inventories	19,509,432	18,656,179
Prepaid expenses and other current assets	9,113,149	8,797,966
Total Current Assets	33,559,195	29,890,522

Property and equipment, net	64,732,840	64,333,763

Other Assets
Long-term investments	987,647	968,513
Goodwill	224,000	224,000
Intangibles	14,231,250	14,473,880
ROU asset	10,191,386	10,474,406
Total Other Assets	25,634,283	26,140,798

Total Assets	$123,926,318	$120,365,084

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$(7,942,574)	$(4,765,019)
Current portion of lease liability	(3,530,258)	(3,350,145)
Notes payable	(6,188,323)	(6,712,178)
Notes payable - related party	(1,500,000)	(1,500,000)
Total Current Liabilities	(19,161,155)	(16,327,342)

Long-term Liabilities
Lease liabilities, net of current portion	(6,662,879)	(7,140,632)
Notes payable, net of current portion	(25,481,690)	(24,221,403)
Note payable - related party, net of current portion	-	-
Total Long-term Liabilities	(32,144,569)	(31,362,035)
Total Liabilities	(51,305,724)	(47,689,378)

Commitments and Contingencies

Stockholders’ Equity
Preferred Series A stock, $0.0001 par value, 5,000,000 shares authorized, 90 shares outstanding	-	-
Common stock, $0.0001 par value; 245,000,000 shares authorized; 75,129,189 and 74,631,742 shares issued and outstanding, respectively	(7,513)	(7,463)
Additional paid-in capital	(56,758,821)	(56,294,220)
Retained earnings	(15,854,260)	(16,374,022)
Total Stockholders’ Equity	(72,620,593)	(72,675,706)

Total Liabilities and Stockholders’ Equity	$(123,926,318)	$(120,365,084)

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-3

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENT

(Unaudited)

	Three Months Ended
	March 31, 2023	April 2, 2022

Net Revenue	$7,764,850	$10,329,448
Cost of Revenue
Cost of Goods (excl Depreciation & Amortization)	6,140,680	7,960,333
Depreciation & Amortization (COGs)	906,369	1,246,724
Total Cost of Revenue	7,047,048	9,207,057
Gross Profit	717,801	1,122,392
Operating Expenses
Selling, General and Administrative	2,404,684	1,275,406
Depreciation and Amortization (OpEx)	249,630	5,640
Total Operating Expenses	2,654,314	1,281,046
Income (loss) from Operations	(1,936,513)	(158,655)
Other Income (expense)
Interest Expense, net	(1,016,556)	(425,044)
Bargain Purchase Gain (loss)	-	598,300
Debt Forgiveness/Grant (ERC)	1,805,266	16,923
Gain on Sale of Fixed Assets	-	-
Other Income, net	10,202	66,606
Total Other Income (expense)	798,911	256,785
Income (loss) before provision for Income Taxes	(1,137,602)	98,131
Provision for Income Taxes	(617,839)	21,968
Net Income (loss)	$(519,763)	$76,163

Net income (loss) per common share – basic	$(0.01)	$0.00
Net income (loss) per common share – diluted	$(0.01)	$0.00
Wt. Avg shares outstanding – basic	74,930,312	88,334,047
Wt. Avg shares outstanding – diluted	78,780,312	93,974,051

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-4

THE SUSTAINABLE GREEN TEAM AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at January 1, 2022	90	$-	90,460,425	$9,046	$34,536,850	$6,620,006	$41,165,502
Stock subscriptions			1,466,667	147	1,099,853	-	1,100,000
Stock repurchase			(3,900,275)	(390)	(584,651)	(877,459)	(1,462,500)
Net income						76,161	76,161
Balance at April 2, 2022	90	$-	88,026,817	$8,803	$35,052,052	$5,818,708	$40,879,163

Balance at December 31, 2022	90	$-	74,631,744	$7,463	$56,294,220	$16,374,022	$72,675,705
Stock subscriptions			497,693	50	464,600		464,650
Stock repurchase							-
Net income						(519,763)	(519,763)
Balance at March 31,2023	90	$-	75,129,437	$7,513	$56,758,820	$15,854,260	$72,620,593

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-5

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31, 2023	April, 2, 2022
Cash flows from operating activities:
Net Income (Loss)	$(519,763)	$76,163
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,155,999	1,252,364
Prepaid Advertising Expense	358,750	-
Bargain purchase gain	-	(598,300)
Gain on sale of fixed assets	-	(16,923)
Gain on ERC/Paycheck Protection Program	(1,805,266)	-
Income Tax Credit	(617,839)
Changes in operating assets and liabilities:
Accounts receivable, net	(694,972)	2,277,545
Due from Factor	-	(2,429,147)
Inventory	(853,253)	506,946
Prepaid expenses and other current assets	(315,183)	26,251
Accounts payable and accrued expenses	3,177,554	(575,402)
Net cash from (used in) operating activities	(113,972)	519,496
Cash flows from investing activities:
Purchases of property and equipment	(1,546,682)	(2,076,833)
Proceeds from sale of property and equipment	245,735	-
Proceeds from long-term investments	19,134	17,771
Net cash from (used in) investing activities	(1,281,812)	(2,059,062)
Cash flows from financing activities:
Principal payments on leases	(297,640)	(66,820)
Proceeds from notes payable	2,200,000	2,600,000
Payment on notes payable	(971,226)	(1,212,620)
Payment on notes payable, related parties	-	(100,000)
Stock subscriptions	464,650	1,100,000
Stock redemptions	-	(1,462,500)
Distributions
Net cash provided by (used in) financing activities	1,395,784	858,060

Net increase (decrease) in cash	0	(681,506)

Cash - beginning of period	0	788,242

Cash - end of period	$0	$106,736

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-6

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – organization and business operations

Business Overview

The Company is a wholesale manufacturer and supplier of wood-based mulch, soil, and lumber products, selling directly to mass merchandisers, home centers, hardware stores, nurseries, garden centers, convenience stores, food stores and drug stores, in addition to wholesalers and distributors. The Company also provides arbor care and storm recovery services at the residential, commercial, and municipal levels while offering green waste solutions to large- and small-scale waste disposal and recycling companies located throughout the southeastern United States. The Company’s subsidiary, Mulch Manufacturing Inc., is the largest provider of cypress mulch in the country. In addition, in February 2023, the Company commenced production of HumiSoil® and several proprietary blends of manufactured soil products utilizing an automated soil blending system and production line at its Jacksonville, Florida facility.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered negative cash flows and has a significant accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters include expanding its product line from solely mulch to include higher margin manufactured soil products it is producing under the VRM License Agreement leading to an expected increase in revenues, gross margins and profitability. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements as of March 31, 2023 and December 31, 2022 and for the three months ended March 31, 2023 and April 2, 2022 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Company’s financial position at such date and the operating results and cash flows for such periods. Operating results for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected for the entire year or for any subsequent interim period.

These unaudited condensed consolidated financial statements and related notes should be read in conjunction with the audited financial statements included in the Company’s Independent Audit for Years Ended December 31, 2022 and January 1, 2022 uploaded on OTC Markets April 17, 2023.

Principles of Consolidation

The unaudited condensed consolidated financial statements are presented on a comparative basis. The unaudited condensed consolidated balance sheets at March 31, 2023 and December 31, 2022 includes the accounts of SGTM, NRS LLC, MM, DDP LLC, Rose, and SGMC.

The unaudited condensed consolidated statement of operations for the three months periods ended March 31, 2023 includes the accounts of SGTM, NRS LLC, MM, DDP LLC, Rose, and SGMC. For the three months periods ended April 2, 2022 includes the accounts of SGTM, NRS LLC, MM, Rose, and SGMC.

The unaudited condensed consolidated statement of changes in stockholders’ equity for the three months ended March 31, 2023, includes the account balances of SGTM, NRS LLC, MM, DDP LLC, Rose, and SGMC. The three ended April 2, 2022, includes the account balances of SGTM, NRS LLC, MM, Rose, and SGMC.

The unaudited condensed consolidated statement of cash flows for the period ended March 31, 2023 includes the accounts of SGTM, NRS LLC, MM DDP LLC, and Rose. The three months ended April 2, 2022, includes the accounts of SGTM, NRS LLC, MM and Rose.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transactions, revenue and expenses and disclosure of contingent liabilities at the date of the consolidated financial statements. The Company bases its estimates and assumptions on historical experience, known or expected trends and various other assumptions that it believes to be reasonable. As future events and their effects cannot be determined with precision, actual results could differ from these estimates, which may cause the Company’s future results to be affected.

Critical Accounting Estimates

The accounting estimates the Company believes to be most sensitive due to their significance to the financial statements and the possibility that future events may be significantly different from the Company’s expectations are inventory and acquisitions. Refer to “Note 2 – Summary of Significant Accounting Policies - Critical Accounting Estimates” in the Company’s financial statements for the year ended December 31, 2022 for additional detail and discussion of these critical accounting estimates. There have been no material changes to the Company's critical accounting estimates as described in our financial statements for the period ended December 31, 2022.

Revenue

The Company’s revenues are derived from two major types of services to clients  : landscape recovery services and the manufacturing and sale of mulch, soil and organic fertilizer. The Company recognizes revenue when its performance obligations are satisfied. With respect to landscape recovery services, its performance obligation is satisfied upon the completion of the landscape services for its customers. With respect to the manufacturing and selling of mulch, soil and organic fertilizer, its performance obligation is satisfied upon delivery to its customers. Services are provided for cash or on credit terms. These credit terms, which are established in accordance with local and industry practices, require payment generally within 30 days of performance or end of season for qualifying orders. The Company estimates and reserves for its bad debt exposure based on its experience with past due accounts and collectability, the aging of accounts receivable and its analysis of customer data.

Cash

The Company considers all highly liquid short-term instruments that are purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2023 and December 31, 2022.

F-7

Account Receivable

The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. The Company maintained its allowance for doubtful accounts as of March 31, 2023 in the amount of $180,000 based upon aged receivables.

The Company recorded receivables related to the submission and acceptance of the Employee Retention credit from the IRS in the 1st quarter of 2023 in the amount of $1,805,266. This balance includes the fees associated with advancing monies from an approved lender. Net of this increase the Company’s accounts receivable increased by $0.4M due to fees associated with prior years decision to factor their receivables.

Due from Factor

The Company entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) on March 2, 2022. Pursuant to the terms of the arrangement, the Company transferred a portion of its receivables to the Factor, on a recourse basis. The eligible accounts receivable consists of accounts receivable generated by sales to certain customers. The eligible amount of customer accounts receivables which may be transferred under the Receivables Facility is $5,000,000. The Receivables Facility was retired on August 22, 2022.

As of March 31, 2023, there are $0 receivables due from factor on the Company’s consolidated balance sheet.

Inventories

Inventories are stated at the lower of cost or net realizable value, with cost determined by the weighted-average cost method using full absorption costing for manufactured goods.

Property and Equipment

Property and equipment are recorded at cost. Expenditures that enhance the useful lives of the assets are capitalized and depreciated. Depreciation is computed using the straight-line method over the estimated useful lives of the related capitalized assets. Machinery and equipment is generally depreciated over 7 years. Vehicles are generally depreciated over 5 years. Maintenance and repairs are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, its cost and accumulated depreciation is removed from the accounts and the resulting gain or loss, if any, is reflected in operations.

	March 31, 2023	December 31, 2022

Machinery and equipment	$20,415,588	$20,449,231
Vehicles	4,441,312	4,441,312
Land	670,643	407,691
Buildings	14,483,053	14,483,053
Leasehold improvements	8,140,973	8,140,973
Construction in process	26,765,568	25,692,470
Gross Property & Equipment	74,917,136	73,614,729
Less: accumulated depreciation	(10,184,296)	(9,280,966)
Property and equipment, net	$64,732,840	$64,333,763

The Company increased the net asset value of property and equipment by $0.3M from December 31, 2022 year ending balance. Leasehold Improvements in the Homerville facility were substantially completed in March 2023.

F-8

Impairment of Long-Lived Assets and Right of Use Assets

The Company reviews long-lived assets, including finite-lived intangible assets and right of use (“ROU”) lease assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then these assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

Long-Term Investments and Related Accounting Policy

The Company has 0.39% ownership in an insurance group which provides annual dividends to the Company on a recurring basis. The Company performs regular impairment testing of this asset and has valued this investment on March 31, 2023 in the amount of $987,647.

Intangible Assets

The Company records its intangible assets at cost in accordance with Accounting Standards Codification (“ASC”) 350. Finite lived intangible assets are amortized over their estimated useful life using the straight-line method, which is determined by identifying the period over the term of the agreement. During the three months ended March 31, 2023 and April 2, 2022, the Company performed valuation and impairment testing did not record a loss on impairment.

Goodwill

Goodwill represents the excess of the purchase price of the acquired business over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least annually at year end, at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill is tested for impairment at the reporting level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. The fair values of the reporting units are estimated using market and discounted cash flow approaches. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. The discounted cash flow approach uses expected future operating results. Failure to achieve these expected results may cause a future impairment of goodwill at the reporting unit. No impairment of goodwill was recorded by the Company for the three and twelve months ended March 31, 2023 and April 2, 2022.

Advertising and Marketing Costs

The Company expenses advertising and marketing costs as they are incurred. Advertising and marketing expenses were $324,617 and $72,992 for the three months ended March 31, 2023, respectively, and are recorded in selling, general and administrative expenses on the statement of operations.

Fair Value Measurements

ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

The Company’s financial assets and liabilities carried at fair value measured on a recurring basis as of March 31, 2023 and December 31, 2022, consisted of the following:

	Total fair value	Quoted prices in active markets for identical	Significant other Observable	Significant other Unobservable
	at March 31, 2023	Assets (Level 1)	inputs (Level 2)	inputs (Level 3)
Investment in mutual funds	$52	$52	$-	$-

F-9

	Total fair value at	Quoted prices in active markets for identical	Significant other Observable inputs	Significant other Unobservable inputs
	December 31, 2022	Assets (Level 1)	(Level 2)	(Level 3)
Investment in mutual funds	$52	$52	$-	$-

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of Common Stock equivalents (stock options, unvested restricted stock, and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive.

	Three Months Ended
	March 31, 2023	April 2, 2022

Numerator for basic and diluted earnings (loss) per share:
Net income (loss)	$(519,763)	$76,163

Denominator for basic earnings (loss) per share – weighted average shares outstanding	74,930,312	88,334,047
Convertible notes	-	-
Denominator for diluted earnings (loss) per share – weighted average and assumed conversion	78,930,312	93,974,051
Net income (loss) per share:
Basic net income (loss) per share	$(0.01)	$0.00
Diluted net income (loss) per share	$(0.01)	$0.00

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company utilizes ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized. For tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit in the consolidated financial statements.

For the three months ended March 31, 2023, the Company recognized approximately $0 tax expense and a $617,839 tax benefit. These tax provisions were based on a 21% effective rate for federal and state income taxes in 2023 after accounting for permanent differences between book and taxable income. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the consolidated statements of operations.

Recent Accounting Pronouncements

F-10

In December 2019, the FASB issued ASU 2019-12, simplifying the Accounting for Income Taxes (Topic 740) as part of its simplification initiative to reduce the cost and complexity in accounting for income taxes. This guidance is effective for interim and annual reporting periods beginning within 2021.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). This standard was effective for the Company’s interim and annual periods beginning January 1, 2019 and was applied on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The adoption of ASU 2016 - 02 had a material impact on the Company’s consolidated financial statements and related disclosures.

NOTE 3 – INVENTORIES

Inventories are stated at the lower of cost or net realizable value, with cost determined by the weighted-average cost method using full absorption costing for manufactured goods. The Company’s inventories are comprised of the following for the periods ended March 31, 2023 and December 31, 2022:

	March 31, 2023	Dec. 31, 2022

Raw Materials	$9,629,150	$3,432,215
Work in Process	10,822,954	11,713,338
Finished Goods	3,537,317	3,510,626
Inventory Reserve	(4,479,988)	-
Total Inventory	$19,509,432	$18,656,179

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	March 31, 2023	Dec. 31, 2022

Machinery and equipment	$20,415,588	$20,449,231
Vehicles	4,441,312	4,441,312
Land	670,643	407,691
Buildings	14,483,053	14,483,053
Leasehold improvements	8,140,973	8,140,973
Construction in process	26,765,568	25,692,470
Gross Property & Equipment	74,917,136	73,614,729
Less: accumulated depreciation	(10,184,296)	(9,280,966)
Property and equipment, net	$64,732,840	$64,333,763

The Company increased the net asset value of property and equipment by $0.3M during the period ended March 31, 2023. Leasehold Improvements at the Homerville facility were substantially completed in March 2023 [. Additional Leasehold Improvements of $1.0 million were made at the Jasper and Beaver sawmills.

The Company reflects $26.8M in construction in progress as of March 31, 2023. Upgrades to the Jasper facility, purchased in December of 2021, is “in process” and the Company plans to complete improvements once a funding source has been secured to purchase raw materials and for working capital for this facility. Capital improvements at the Jasper facility included in CIP represent leasehold improvements of $1.2M and equipment of $9.8M. The Beaver facility, purchased in December of 2022, will continue to be in “in process” until such time as once a funding source has been secured to purchase raw materials, equipment, permitting costs and for working capital for this facility. Life to date improvements to the Beaver facility include leasehold improvements of $1.9M and equipment of $12.1M.

Property and equipment are recorded at cost. Expenditures that enhance the useful lives of the assets are capitalized and depreciated. Machinery, equipment and vehicles are generally depreciated on a straight-line basis over 5 to7 years over the estimated useful lives of the assets, as noted below. Leasehold improvements are depreciated over the lesser of their estimated useful lives or the remaining lease terms. The amortization of the right-of-use (“ROU”) assets under finance leases is included in amortization expense. Expenditures for replacement or major renewals of significant items are capitalized. Expenditures for maintenance, repairs, and minor renewals are generally charged to expense as incurred.

While we believe that our reported disclosures comply with generally accepted accounting principles in the United States (“U.S. GAAP”), and in particular ASC 360-10-50-1, we provide for your reference the requested information:

Asset Class	Useful Life

Machinery & equipment	7 years
Office equipment	5-7 years
Leasehold improvement	10-15 years
Autos and trucks	5 years
Buildings	39.5 years
Land	infinite
CIP	until placed in service

F-11

NOTE 5 – INTANGIBLE ASSETS

The Company records its intangible assets at cost in accordance with Accounting Standards Codification (“ASC”) 350. Finite lived intangible assets are amortized over their estimated useful life using the straight-line method, which is determined by identifying the period over the term of the agreement.

On August 9, 2022, the Company entered into a restricted sublicense agreement (collectively with the VRM Sublicense Amendment defined below, the “VRM Sublicense”) with VRM Global Holdings Pty Ltd (“VRM Global”), and its wholly owned subsidiary VRM International PTY LTD (“VRM International,” together with VRM Global, collectively referred to herein together as the “Licensor”). The VRM Sublicense was amended on October 12, 2022 (the “VRM Sublicense Amendment”), to expand collaboration between the Company and Licensor and add the Licensor’s wholly owned subsidiary VRM Biologik Inc. (the “VRM Biologik”), among other things.

Pursuant to the VRM Sublicense, the Licensor granted the Company a restricted sub-license, pursuant to which the Licensor will allow the Company to use certain rights and entitlements and provide the Company with certain catalyst ingredients which will allow the Company to manufacture Humisoil® and XLR8® Bio (the “VRM Products”). These products are made using wood materials provided by the Company and the Licensor’s technology and catalyst ingredients to be acquired by the Company from the Licensor or produced by the Company pursuant to the VRM Sublicense. In addition, the VRM Sublicense grants the Company the non-exclusive right to distribute the VRM Products throughout the U.S., the exclusive right to market and distribute these products in packaging of less than one cubic yard in addition to the right to exclusively manufacture the Licensor’s catalyst ingredients in Florida, Washington State and the Caribbean (the “Exclusive Territory”).

The Company agreed to sell to Licensor the VRM Products manufactured by the Company in amounts determined in the sole discretion of the Company at an agreed-on price. In addition, Licensor has agreed to assign to the Company rights held by the Licensor to repurchase the VRM Products manufactured by others within the Exclusive Territory and an option to acquire such rights outside such territory.

In addition, pursuant to the VRM Sublicense Amendment, the Company acquired from Licensor 10% of VRM Biologik, certain catalyst ingredients for future delivery to be used in the Company’s production of Humisoil®, XLR8® Bio and other products, co-location of Licensor’s production facilities with the Company’s facilities in Florida and the state of Washington and development of an agreed plan to complete licensed manufacture of soil amendment catalysts in other strategic locations across the U.S. The catalyst ingredients, along with other inputs to be acquired by the Company from the Licensor and other suppliers, are expected to be sufficient to produce a minimum of 4,000,000 cubic yards of Humisoil® and its companion products. The Company’s ability to produce these products is constrained by its need for additional capital.

The Term of the VRM Sublicense is for a period of ten years from October 12, 2022 with the option to renew it for a five-year period. The VRM Sublicense may be terminated by written agreement of the parties, or immediately by the Licensor if the Company amends or alters any of the inputs, outputs, products, marks, materials, media, recipes, or any of the processes as described in any of the manuals provided by Licensor to the Company except as permitted by the VRM Sublicense or appointment of a liquidator, administrator, receiver, receiver and manager, mortgagee in possession or other external controller appointed by virtue of the laws of insolvency or appointed by a creditor, by VRM Global or by the holder of security over the assets of VRM Global or an assignment of VRM Global’s rights pursuant to the VRM Sublicense without the approval of VRM Global. VRM Global may terminate the VRM Sublicense if at any time the Company is in breach of any of the terms or conditions of the VRM Sublicense and it fails to remedy such breach within 30 days of notice from Licensor. In consideration of the grant of the VRM Sublicense, the Company initially issued to the Licensor, 500,000 shares of the Company’s common stock upon execution of the VRM Sublicense and an additional 6,000,000 shares upon execution of the VRM Sublicense Amendment. Additionally, the Company agreed to pay the Licensor an aggregate of $1,000,000 in cash in two installments, with the first installment of $500,000 payable within 10 days of the Company’s completing an initial public offering of its common stock in order to raise cash (the “IPO”) and the second payment due on the one-year anniversary of the date of the IPO. In addition, pursuant to the VRM Sublicense Amendment, the Company agreed to pay VRM Global an aggregate of $7,200,000 payable in tranches of $3,600,000 by December 31, 2022 and two payments of $1,800,000 on each of May 31, 2023 and October 31, 2023. If the Company does not complete the IPO by February 4, 2023 or make the $500,000 payment within 10 days of such date, VRM Global may terminate the VRM Sublicense and, the Company will be obligated to pay the Licensor its then market rates for all inputs utilized by the Company in the production of Humisoil®, XLR8® Bio and other products produced using these inputs during the term of the VRM Sublicense.

On May 15, 2023 the Company, VRM International, VRM Global and VRM Biologik entered into an amendment to the VRM Sublicense Agreement whereby the Company agreed to issue VRM Global 7,000,000 shares of its common stock in lieu of the aggregate of $7,200,000 in cash payments and the $1,000,000 cash payments previously required to be made by the Company pursuant to the VRM Sublicense.

The Company valued the issuance of 6,000,000 shares of its Common Stock to VRM Global as consideration for the VRM Sublicense at $14,400,000 or $2.40 per share based upon the close price on the date of the VRM Sublicense and the Company began amortizing this amount at the rate of $960,000 per year over the term of the VRM Sublicense using the straight-line method.

In addition, the Company has an exclusive perpetual supply contract for timber used as feedstock for the manufacturing of mulch with a third party vendor that is amortized at the rate of $10,650 per year. The remaining balance to be amortized as of December 31, 2022 was $73,880.

Based on the above, estimated annual other intangible assets amortization expense for the succeeding five years is as follows (in thousands):

	VRM	Supply Contract	Total Amortization
2023	$960,000	$10,652	$970,652
2024	$960,000	$10,652	$970,652
2025	$960,000	$10,652	$970,652
2026	$960,000	$10,652	$970,652
2027	$960,000	$10,652	$970,652

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following amounts:

	March 31, 2023	December 31, 2022
Category
Accounts Payable	$7,230,303	$4,491,100
Accrued Interest	181,005	34,392
Accrued Expenses	531,266	239,528
Total	$7,942,574	$4,765,019

The Company’s increase in accounts payable is directly related to funds available resulting from the conclusion of litigation with the former owner. Accounts Payable increased further due to the seasonality of the business.

F-12

NOTE 7 – LEASES

Sale/Leaseback

The Company reviews long-lived assets, including finite-lived intangible assets and right of use (“ROU”) lease assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then these assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

The Company entered into a lease agreement (the “Lease”) with a third-party financing company (the “Lessor”) on August 8, 2022 whereby the Lessor provided the Company with $7,500,000 in financing to purchase equipment located at the Company’s facilities in Jasper, Florida, Callahan, Florida and Homerville, Georgia (the “Equipment”). The Equipment was leased back to the Company pursuant to the Lease which includes the following key financial terms: an initial lease term of 30-months from the base period commencement date which period will automatically renew for successive one-year periods unless the Company notifies the Lessor at least 150 days prior to the end of the term of its intent to terminate the lease or exercise a buyout option. The Company has the right to buyout the Renewal Period obligations for an amount to be determined by Lessor and the Company. The monthly rental payments due by the Company under the Lease are initially $262,125 plus applicable sales/use and property tax subject to increase by an amount equal to.00006776 for every five basis point increase in thirty-six (36) month U.S. Treasury Notes as of the date of the lease multiplied by $7,500,000. The thirty-six (36) month U.S. Treasury Note yield is used as the basis for the calculation of the increase is 3.56%. In addition, the Company granted the Lessor a security interest in the equipment which is the subject of the Lease. The sale/leaseback transaction was recorded as a ROU Asset and Liability in accordance with ASC 842 and the fixed assets were reduced accordingly.

	March 31, 2023	December 31, 2022
ROU Liability	10,117,969	10,490,776
Finance Lease	5,730,850	5,730,850
Operational Lease	4,387,119	4,759,926

On July 1, 2019, NSR LLC and Vista Landfill, LLC, a Waste Management Inc. company (“Waste Management”) entered into a Contractor Agreement which was amended on December 3, 2021 (collectively, the “Contractor Agreement”). The Contractor Agreement permits the Company to use two of Waste Management’s sites, one in Apopka, Florida and the other in Winter Garden, Florida, where we collect, store, grind, screen, color, and bag our own top quality mulches for distribution. The Contractor Agreement requires us to store and grind at our cost and expense an agreed amount of vegetative waste belonging to Waste Management at a certain agreed on fixed price Waste Management pays us. We are obligated to provide Waste Management with certain regulatory reports regarding the amounts of materials received and processed at these sites and to comply with all Federal, state and local regulations regarding vegetative waste processing and maintain liability insurance in amounts provided for in the Contractor Agreement. In addition, we pay rent for the use of the use of the sites, a fee for each ton of ground vegetative waste leaving the sites and for our use of the electricity we consume in our operations at these sites. The Contractor Agreement expires on June 30, 2025. Waste Management invoices the Company for rent and utility charges under the Contractor Agreement which are treated as expenses by the Company and NSR LLC invoices Waste Management for processing materials which the NSR LLC performs under the Contractor Agreement and treats such amounts as revenues.

As of March 31, 2023, remaining maturities of lease liabilities were as follows:

	Finance Lease	Operating Lease
2023	$2,130,480	$659,708
2024	3,044,349	646,991
2025	542,835	699,052
2026	0	599,741
2027	0	645,527
2028 and thereafter		$1,209,518

NOTE 8 –NOTES PAYABLE

Notes Payable are summarized as follows:

	March 31, 2023	December 31, 2022
Summary of Outstanding Debt

Category
Real Estate	$12,626,833	$12,704,300
Equipment	$10,893,544	$11,311,148
Jasper Acquisition	$5,199,117	$5,276,354
Other Obligations	$2,950,520	$1,641,779
Related Parties	$1,500,000	$1,500,000
Total Debt Obligation	$33,170,014	$32,433,582

The Company increased its debt obligation by $0.7 million due to immediate cash requirements required for operating capital by way of Merchant Cash Advances (MCA). . Below is a detailed schedule of the Company’s debt obligations:

Breakdown by Outstanding Note	March 31, 2023	December 31, 2022

Seller note payable bearing interest at 6.0%, monthly payments of principal and interest of $82,390 beginning January 2023 with a $9,476,902 balloon due December 2028, secured by mortgaged real estate	$11,572,533	$11,650,000

Various third-party obligations secured by assets the Company acquired subject to this indebtedness to various third-party creditors, bearing interest at a 5% average rate. Monthly payments of $122,881 principal and interest beginning January 2022 through March 2027	$2,861,484	$2,896,912

F-13

Unsecured note payable to seller on bulk equipment purchase, bearing 4.0% interest.	$1,375,861	$1,433,431

First $300,000 payment of principal and interest due March 2022, $200,000 payments of principal and interest due quarterly thereafter until paid in full	$961,772	$952,208

Note payable to a bank, secured by equipment, bearing interest at 2.95%. Monthly payments of principal and interest in the amount of $28,698 beginning January 2021 and due through December 2025	$910,234	$989,033

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $1,699 due August 2020 through July 2025.	$43,873	$48,460

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $7,050 due August 2020 through July 2025.	$182,011	$201,042

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $679 due August 2020 through July 2025.	$17,531	$19,365

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $8,316 due August 2020 through July 2025.	$214,702	$237,151

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $7,034 due August 2020 through July 2025.	$256,777	$275,008

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $7,392 due February 2021 through January 2026.	$237,066	$256,538

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,230 due December 2020 through November 2025.	$153,809	$167,729

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,201 due November 2020 through October 2025.	$148,320	$162,214

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,201 due October 2020 through September 2025.	$138,977	$152,968

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $4,662 due August 2020 through July 2025	$120,366	$132,952

F-14

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,201 due August 2020 through July 2025.	$143,657	$157,599

Note payable to the individual seller of the landscaping and recovery services business to NSR LLC bearing interest at 5%. Monthly payments of $5,000 are due through October 2023 with a $100,000 balloon due November 2023	$131,151	$140,003

Non-interest bearing note payable to an equipment financing company with monthly principal payments of $5,842 due December 2021 through November 2023	$46,732	$64,256

Note payable to an equipment financing company bearing interest at 9%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $3,933 to $3,993 and extended three months through December 2023	$38,372	$49,349

Note payable to an equipment financing company bearing interest at 5.94%. Monthly payments of principal and interest of $1,174 beginning January 2022 through March 2028	$60,798	$63,390

Note payable to an equipment financing company bearing interest at 8%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $2,410 to $2,452 and extended three months through December 2023	$23,680	$30,495

Note payable to an equipment financing company bearing interest at 9%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $1,861 to $1,890 and extended three months through December 2023	$18,164	$23,359

Note payable to an equipment financing company bearing interest at 8%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $1,808 to $1,840 and extended three months through December 2023	$17,757	$22,863

Note payable to an equipment financing company bearing interest at 11%. Due to five month COVID-19 payment suspension, monthly payments of principal and interest of $1,692 due from August through July 2023 with a $10,152 balloon payment in August 2023	$16,305	$20,843

Note payable to an equipment financing company bearing interest at 12%. Due to five month COVID-19 payment suspension, monthly payments of principal and interest of $1,749 due from August 2020 through June 2023 with a $10,496 balloon payment in July 2023	$15,207	$19,886

Note payable to an equipment financing company bearing interest at 8%. Monthly payments of principal and interest of $977 due through Aug-24	$15,652	$18,236

F-15

Note payable to an equipment financing company bearing interest at 8%. Monthly payments of principal and interest of $932 due through Sep-24	$106,784	$18,236

Note payable to an equipment financing company bearing interest at 8%. Monthly payments of principal and interest of $766 due through Aug-24	$12,457	$14,514

Note payable to an equipment financing company bearing interest at 8%. Due to three month COVID-19 payment suspension, monthly payments of principal and interest increased from $751 to $765 and extended three months through January 2024	$8,077	$10,175

Note payable to an equipment financing company bearing interest at 10.64%. Monthly payments of principal and interest of $1,060 due through Feb-27	$40,593	$42,656

Note payable to an individual bearing interest at 12%. Monthly payments of interest of $5,000 starting on March 17, 2022 and due through February 2023. The principal is due no later than February 17, 2023, with no penalty for prepayment	$500,000	$500,000

Note payable to an individual bearing interest at 12%. Monthly payments of interest of $10,000 starting on Dec 15, 2022 and due through Dec 2023. The principal is due no later than Dec 15, 2023, with no penalty for prepayment.	$1,000,000	$1,000,000

Note payable to an equipment financing company bearing interest at 11.45%. Monthly payments of principal and interest of $18,121 due through Mar-27	$696,475	$729,954

Note payable to an equipment financing company bearing interest at 11.45%. Monthly payments of principal and interest of $11,312 due through Mar-27	$434,769	$455,668

Note payable to an equipment financing company bearing interest at 12.45%. Monthly payments of principal and interest of $7,762 due through Apr-27	$297,434	$311,037

Note payable to an equipment financing company bearing interest at 12.13%. Monthly payments of principal and interest of $2,610 due through Apr-27	$100,634	$105,273

Note payable to an equipment financing company bearing interest at 12.00%. Monthly payments of principal and interest of $812 due through Jun-28	$37,866	$39,129

Note payable to an equipment financing company bearing interest at 10.59%. Monthly payments of principal and interest of $7,067 due through Jun-28	$340,693	$352,562

F-16

Note payable to an equipment financing company bearing interest at 10.20%. Monthly payments of principal and interest of $4,359 due through Apr-27	$174,185	$182,586

Note payable to an equipment financing company bearing interest at 11.86%. Monthly payments of principal and interest of $2,588 due through May-25	$59,266	$65,101

Note payable to an equipment financing company bearing interest at 3.61%. Monthly payments of principal and interest of $7,907 due through Apr-27	$359,972	$380,264

Note payable to an equipment financing company bearing interest at 3.61%. Monthly payments of principal and interest of $6,937 due through Apr-27	$315,803	$333,606

Note payable to an equipment financing company bearing interest at 3.49%. Monthly payments of principal and interest of $7,118 due through Apr-27	$324,798	$343,157

Note payable to an equipment financing company bearing interest at 7.70%. Monthly payments of principal and interest of $2,416 due through May-27	$103,156	$108,319

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $14,056 due through Jun-27	$619,088	$649,896

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $2,307 due through Jun-27	$101,602	$106,658

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $1,468 due through Jun-27	$64,633	$67,848

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $2,780 due through Jun-27	$122,422	$128,513

Note payable to a financing company bearing interest at 78%. Weekly payments of principal and interest of $8,719 due through Jun-23	$49,678	$143,257

Note payable to a financing company bearing interest at 100%. Weekly payments of principal and interest of $5,346 due through 3/1/2023 (note retired)	$0	$43,777

F-17

Note payable to a financing company bearing interest at 117%. Weekly payments of principal and interest of $3,000 due through 3/1/2023 (note retired)	$0	$28,927

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $5,064 due through Sep-27	$229,912	$240,827

Note payable to an equipment financing company bearing interest at 8.3%. Monthly payments of principal and interest of $6,474 due through Oct-27	$291,126	$304,244

Note payable to an equipment financing company bearing interest at 8.3%. Monthly payments of principal and interest of $6,474 due through Oct-27	$291,126	$304,244

Note payable to an equipment financing company bearing interest at 10.6%. Monthly payments of principal and interest of $3,618 due through Dec-27	$159,348	$165,809

Note payable to an equipment financing company bearing interest at 10.6%. Monthly payments of principal and interest of $3,836 due through Dec-27	$168,979	$175,831

Note payable to an equipment financing company bearing interest at 3.4%. Monthly payments of principal and interest of $12,767 due through Nov-24	$235,870	$271,826

Note payable for real estate bearing interest at 8.0% and balloon pmt at end of term Monthly interest of $7,029 with balloon of $1,054,300 due through Aug-25	$1,054,300	$1,054,300

Note payable to an equipment financing company bearing interest at 7.5%. Monthly payments of principal and interest of $11,850 due through Sep-28	$631,673	$654,943

Note payable to an equipment financing company bearing interest at 7.5%. Monthly payments of principal and interest of $2,689 due through Sep-28	$143,321	$148,601

Note payable to an equipment financing company bearing interest at 7.5%. Monthly payments of principal and interest of $830 due through Sep-28	$44,231	$45,861

Note payable to an equipment financing company bearing interest at 8.0%. Monthly payments of principal and interest of $12,135 due through Nov-28	$654,354	$677,231

F-18

Note payable to an equipment financing company bearing interest at 8.0%. Monthly payments of principal and interest of $10,967 due through Nov-28	$591,416	$612,092

Note payable to an equipment financing company bearing interest at 10.0%. Monthly payments of principal and interest of $2,032 due through Sep-24	$43,444	$40,690

Note payable to an equipment financing company bearing interest at 10.0%. Monthly payments of principal and interest of $2,482\ due through Sep-24	$35,560	$49,711

Note payable to an equipment financing company bearing interest at 7.5%. Monthly payments of principal and interest of $1,220 due through Sep-27	$56,653	$59,220

Note payable to a financing company bearing interest at 69%. Weekly payments of principal and interest of $9,333 due through Jun-23	$111,031	$185,815

Convertible Note bearing interest only payments of 10% or $9,167	$1,100,000	$1,100,000

Note payable to a financing company bearing interest at 38%. Weekly payments of principal and interest of $14,530 due through May-23	$115,520	$0

Note payable to a financing company bearing interest at 33%. Weekly payments of principal and interest of $18,498 due through Apr-24	$706,154	$0

Note payable to a financing company bearing interest at 85%. Weekly payments of principal and interest of $24,833 due through Aug-23	$330,736	$0

Note payable to a financing company bearing interest at 130%. Weekly payments of principal and interest of $26,250 due through Jun-23	$187,500	$0

Note payable to a financing company bearing interest at 130%. Weekly payments of principal and interest of $30,625 due through Jun-23	$218,750	$0

Note payable to a financing company bearing interest at 69%. Weekly payments of principal and interest of $14,530 due through May-23	$175,831	$0

Total notes payable to unrelated parties	$33,170,014	$32,437,649
Short-term portion of notes payable	$7,688,323	$5,074,985
Long-term portion of notes payable	$25,481,691	$27,362,663

F-19

The schedule of future maturities on the above notes are as follows:

Year	Amount
2023	$7,688,323
2024	$3,556,622
2025	$3,352,395
2026	$2,754,345
2027	$4,970,011
2028 & after	$10,848,318

The Company reclassified related party transactions from long term debt obligations to short term debt resulting in a $1.5 million increase in short term debt in 2023. Additional increases in 2023 relate to the Merchant Cash Advances previously disclosed.

Note 9 - Stockholders’ Equity

Preferred Stock

On December 31, 2019, the Company’s Board of Directors adopted articles of incorporation in the state of Delaware authorizing, without further vote or action by the stockholders, to create out of the unissued shares of the Company’s common stock, $0.0001 par value Preferred Stock. The Board of Directors is authorized to establish, from the authorized and unissued shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and fix the rights and preferences of each such class of Preferred Stock; which class or series shall have such voting powers, such preferences, relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The articles of incorporation and designation authorizes the issuance of 5,000,000 shares of Preferred Stock, of which 100 shares have been designated as Series A Preferred Stock, of which 90 of Series A are issued and outstanding as of March 31, 2023. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Series A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter, with each share casting a vote equal to: the quotient of the sum of all outstanding shares of common stock together with any and all other securities of the Company that provide for voting on an “as converted” basis divided by 0.99.

Equity Transactions During the Period

The following issuances of common stock affected the Company’s Stockholders’ Equity:

On January 1, 2023, we issued 250,000 shares of Common Stock to a private investor based on a subscription price of $1.00 per share with an aggregate value of $250,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 1, 2023, we issued 1,603 shares of Common Stock to an independent Board of Director at an aggregate value of $10,003 in exchange for services. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 1, 2023, we issued 1,603 shares of Common Stock to an independent Board of Director at an aggregate value of $10,003 in exchange for services. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 1, 2023, we issued 1,603 shares of Common Stock to an independent Board of Director at an aggregate value of $10,003 in exchange for services. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On January 4, 2023, we issued 250,000 shares of Common Stock to a private investor based on a subscription price of $1.00 per share with an aggregate value of $250,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act

F-20

On January 30, 2023, we issued 13,181 shares of Common Stock to the Company’s CFO based on a employment agreement with an aggregate value of $1.32. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On March 2, 2023, we issued 4,538 shares of Common Stock to an independent Board of Director at an aggregate value of $9,167 in exchange for services. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On March 8, 2023, we issued 75,000 shares of Common Stock to a private investor based on a subscription price of $1.00 per share with an aggregate value of $75,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act

On March 8, 2023, we issued 100,000 shares of Common Stock to a private investor based on a subscription price of $1.00 per share with an aggregate value of $100,000. These shares were issued in reliance on Section 4(a)(2) of the Securities Act

On March 21, 2023, we issued 33 shares of Common Stock to an independent Board of Director at an aggregate value of $0 in exchange for services. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On March 21, 2023, we issued 33 shares of Common Stock to an independent Board of Director at an aggregate value of $0 in exchange for services. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On March 21, 2023, we issued 33 shares of Common Stock to an independent Board of Director at an aggregate value of $0 in exchange for services. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

On March 31, 2023, we issued 50,000 shares of Common Stock to a private individual with an aggregate value of $5 based on a mutual release agreement. These shares were issued in reliance on Section 4(a)(2) of the Securities Act.

NOTE 10 – ACQUISITIONS

Mulch Manufacturing, Inc. Acquisition

On January 31, 2020, the Company entered into a Business Combination Agreement (the “Mulch Acquisition”) with MM and its sole shareholder, Ralph Spencer (“Spencer”) (collectively the “MM Parties”), pursuant to which the Company acquired all of the shares of MM. Upon closing, MM became a wholly owned subsidiary of SGTM.

Pursuant to the Mulch Acquisition, at the effective time of the acquisition:

●	All of MM’s outstanding common stock was exchanged for an aggregate of 40,000,000 shares of SGTM’s common stock.

●	One million shares previously issued to the MM shareholder in connection with the sale of equipment by MM to NSR LLC in November 2019 were cancelled.

●	There were specific excluded assets that were retained by Spencer and treated as transferred to Spencer prior to the acquisition consisting of cash, real estate, and certain vehicles and equipment. Spencer agreed to allow the Company to use some of the real estate rent-free until January 31, 2022, at which time the Company has the option of either leasing or purchasing it at the fair market value (see Note 12). The Company has estimated the value of the rent abatement and included it as an ROU asset, as noted below, in the amount of $817,503.

F-21

●	All of the existing MM notes, notes, accounts receivable, and inventory at the date of the Mulch Acquisition are included in the acquisition and the Company has immediate possession of them by its ownership of MM. However, the 40 million shares of the Company’s common stock that was issued as consideration was based on these assets being removed from MM prior to the acquisition. The value of these assets are valued separately from the share exchange and that certain demand promissory note payable to Spencer in the amount of approximately $14 million was adjusted to reflect the value of the inventory, accounts receivable, and any other sums lent by Spencer to MM.

The Company accounted for these transactions in accordance with the acquisition method of accounting for business combinations. An independent appraisal, made in February 2020, determined the fair market value of MM’s property and equipment to be $17,228,295. Assets and liabilities of the acquired business were included in the audited condensed consolidated balance sheets as of December 31, 2022 and January 1, 2022, based on their respective estimated fair values on the date of acquisition. Based on a closing market price of $0.15 per share on the January 31, 2020, business combination date, the assumption of net liabilities plus a bargain purchase recognition and asset write-up.

Day Dreamer Productions LLC Acquisition

The Company entered into an agreement to acquire 100% of the membership interest of Day Dreamer Productions, LLC around January 18, 2021, in exchange for 200,000 shares of the Company’s stock. This transaction was closed on December 30, 2021, when the Company issued the shares to its sole member. This member was also retained as an employee with responsibility for managing the activities of Day Dreamer Productions, LLC.

Jasper Sawmill Acquisition

Jasper, Florida. In December 2021, we closed on an acquisition of a sawmill in Jasper, Florida. The Jasper Mill is capable of sawing southern yellow pine lumber as well as residual products, including pine bark, pine chips, pine dust, and pine shavings. The Company acquired this facility for $7.5M, assumed the sellers debt obligations under a distressed sale due to COVID-19 and recorded a bargain purchase gain of $2.2M based upon appraised value of $9.8M.

Beaver Sawmill Acquisition

Beaver, Washington. The Company purchased this facility in 2 transactions which occurred on December 31, 2021 and March 16, 2022. The building assets were transacted on December 31, 2021, through the sale of 400,000 shares of common stock @ $8.05 per share or $3,220,000. The Company recorded the value of the building assets at $9.24 due to the valuation of the Company’s common stock on the building asset closing date which adjusted the purchase price valuation for building assets from $3,220,000 to $3,696,000. The Company purchased the land assets on March 16, 2022, through cash proceeds totaling $1,025,475. The acquisition of the facility is characterized as a distressed sale resulting from global economic situations caused by COVID-19. The Company had the facility appraised and was provided a “as is” property valuation of $20,039,580, versus purchase price of $4,721,475. The Company recorded a bargain purchase gain of $15,318,105 across 2 fiscal years, ending January 2,2022 and December 31, 2022, due to the timing of the transactions. The Beaver facility is approximately 100,000 square feet and resides on 44.6 acres. The facility will be capable of producing 100+ million board feet of lumber per year once retrofitted for production. The planned operations at the Beaver Washington facility is earmarked to begin at the close of 2023 allowing the Company launch our operations on the West Coast which will increase our lumber, mulch, and soil/fertilizer distribution to the west coast of the United States. The mill is located in a federally approved Economic Opportunity Zone and it is eligible for certain tax credits. Our ownership and operation of the mill is supported by the nearby municipal and state governments.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Inventory Purchases

VRM Biologik

On August 9, 2022, the Company entered into a restricted sublicense agreement (collectively with the VRM Sublicense Amendment defined below, the “VRM Sublicense”) with a soil technology company, VRM Global Holdings Pty Ltd (“VRM Global”), and its wholly owned subsidiary VRM International PTY LTD (“VRM International,” together with VRM Global, collectively referred to herein together as the “Licensor”). The VRM Sublicense was amended on October 12, 2022 (the “VRM Sublicense Amendment”), to expand collaboration between the Company and Licensor and add the Licensor’s wholly owned subsidiary VRM Biologik Inc. (the “VRM Biologik”), among other things.

F-22

Pursuant to the VRM Sublicense, the Licensor granted the Company a restricted sub-license, pursuant to which the Licensor will allow the Company to use certain rights and entitlements and provide the Company with certain catalyst ingredients which will allow the Company to manufacture Humisoil® and XLR8® Bio (the “VRM Products”). These products are made using wood materials provided by the Company and the Licensor’s technology and catalyst ingredients to be acquired by the Company from the Licensor or produced by the Company pursuant to the VRM Sublicense. In addition, the VRM Sublicense grants the Company the non-exclusive right to distribute the VRM Products throughout the U.S., the exclusive right to market and distribute these products in packaging of less than one cubic yard in addition to the right to exclusively manufacture the Licensor’s catalyst ingredients in Florida, Washington State and the Caribbean (the “Exclusive Territory”).

The Company agreed to sell to Licensor the VRM Products manufactured by the Company in amounts determined in the sole discretion of the Company at an agreed-on price. In addition, Licensor has agreed to assign to the Company rights held by the Licensor to repurchase the VRM Products manufactured by others within the Exclusive Territory and an option to acquire such rights outside such territory.

In addition, pursuant to the VRM Sublicense Amendment, the Company acquired from Licensor 10% of VRM Biologik, certain catalyst ingredients for future delivery to be used in the Company’s production of Humisoil®, XLR8® Bio and other products, co-location of Licensor’s production facilities with the Company’s facilities in Florida and the state of Washington and development of an agreed plan to complete licensed manufacture of soil amendment catalysts in other strategic locations across the U.S. The catalyst ingredients, along with other inputs to be acquired by the Company from the Licensor and other suppliers are expected to be sufficient to produce a minimum of 4,000,000 cubic yards of Humisoil® and its companion products.

The Term of the VRM Sublicense is for a period of ten years from October 12, 2022 with the option to renew it for a five-year period. The VRM Sublicense may be terminated by written agreement of the parties, or immediately by the Licensor if the Company amends or alters any of the inputs, outputs, products, marks, materials, media, recipes, or any of the processes as described in any of the manuals provided by Licensor to the Company except as permitted by the VRM Sublicense or appointment of a liquidator, administrator, receiver, receiver and manager, mortgagee in possession or other external controller appointed by virtue of the laws of insolvency or appointed by a creditor, by VRM Global or by the holder of security over the assets of VRM Global or an assignment of VRM Global’s rights pursuant to the VRM Sublicense without the approval of VRM Global. VRM Global may terminate the VRM Sublicense if at any time the Company is in breach of any of the terms or conditions of the VRM Sublicense and it fails to remedy such breach within 30 days of notice from Licensor. In consideration of the grant of the VRM Sublicense, the Company initially issued to the Licensor, 500,000 shares of the Company’s common stock upon execution of the VRM Sublicense and an additional 6,000,000 shares upon execution of the VRM Sublicense Amendment. Additionally, the Company agreed to pay the Licensor an aggregate of $1,000,000 in cash in two installments, with the first installment of $500,000 payable within 10 days of the Company’s completing an initial public offering of its common stock in order to raise cash (the “IPO”) and the second payment due on the one-year anniversary of the date of the IPO. In addition, pursuant to the VRM Sublicense Amendment, the Company agreed to pay VRM Global an aggregate of $7,200,000 payable in tranches of $3,600,000 by December 31, 2022 and two payments of $1,800,000 on each of May 31, 2023 and October 31, 2023. If the Company does not complete the IPO by February 4, 2023 or make the $500,000 payment within 10 days of such date, VRM Global may terminate the VRM Sublicense and, the Company will be obligated to pay the Licensor its then market rates for all inputs utilized by the Company in the production of Humisoil®, XLR8® Bio and other products produced using these inputs during the term of the VRM Sublicense.

Legal Claims

Ralph Spencer Litigation

First Complaint and Settlement.

On March 25, 2021, the Company filed a civil complaint (the “First Complaint”) in Florida’s Ninth Judicial Circuit Court in Orange County, Florida against Ralph Spencer (“Spencer”), the former owner and CEO of Mulch Manufacturing, Inc., alleging certain tortious interference with the Company’s business operations and dealings. On April 1, 2021, the Company was granted an Emergency Temporary Injunction by the Court enjoining Mr. Spencer from, among other things, further attempts to interfere with the Company’s business operations.

F-23

On August 16, 2021, the parties entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”), wherein, among other provisions, all outstanding debt was extinguished. The Company recognized a $17,484,728 capital contribution, credited to Additional Paid-in Capital, from the extinguishment of debt.

The Company also agreed to pay Spencer $25,650,000 plus interest as follows:

(a)	issuing Spencer a promissory note in the amount of $10,650,000 accruing interest at 6% per annum secured by four properties located in Florida and another in Georgia (the “Settlement Note”). The Settlement Note is amortized monthly over 20 years with a balloon payment of any outstanding balance on its third anniversary. The Company is current on all Settlement Note obligations as of the date of this Registration statement.
(b)

paying Spencer a total of $15,000,000 in exchange for the redemption of Spencer’s 40,000,000 shares of common stock and any and all ownership interests in which he may have or claim (the “Redemption Payment”). The Redemption Payment is to be paid to Spencer according to the following schedule: (i) $3,300,000 on October 15, 2021 in exchange for 8,797,800 common stock shares; and (ii) twenty-four (24) payments of $487,500 on the 15th of each month, commencing November 15, 2021, each for 1,300,091.67 common stock shares. Spencer executed a letter of instruction to the Company’s transfer agent, Pacific Stock Transfer, and provided all shares to the transfer agent to allow for the immediate redemption upon each payment.

On October 11, 2021, the First Complaint was voluntarily dismissed with prejudice as provided for in the Settlement Agreement.

Second Complaint.

On April 19, 2022, the Company together with its wholly owned subsidiary Mulch Manufacturing, Inc., (referred to together as the “Plaintiffs”) filed a civil complaint in Florida’s Ninth Judicial Circuit Court in Orange County, Florida Case No. 2022-CA-003280-O (the “Second Complaint”) against Spencer alleging that (i) Spencer breached the Settlement Agreement by disclosing confidential settlement terms to third parties and violating the non-disparagement provisions by repeatedly disparaging and defaming Anthony Raynor, Tami Raynor, and other officers, agents, and employees of the Plaintiffs, (ii) that Spencer engaged in certain tortious interference with the Company’s advantageous business relationships, and (iii) that Spencer engaged in a systematic campaign to defame, disparage and spread false statements about the Company and its employees, agents and representatives, including family members of Company employees.

On December 13, 2022 (the “Effective Date”), the Plaintiffs, Tami Raynor and Anthony Raynor (collectively, “Raynor”), and Ralph Spencer (“Spencer”), by and through his attorney-in-fact Christie Spencer and his court-appointed attorney, Christine J. Lomas, and Christie Spencer, as Ralph Spencer’s attorney-in-fact (together with Spencer, the “Spencer Parties”) ( hereafter “the “Parties” or a “Party”), entered into a Settlement Agreement, (hereafter the “December 2022 Settlement Agreement”), in relation to the Second Complain (the “Business Court Litigation”).

As a complete settlement of the dispute that is the subject of the Business Court Litigation, the Parties agreed to the following material terms as provided for in the December 2022 Settlement Agreement:

Terms Regarding Promissory Note, Mortgage, and Deed to Secure Debt. Within five days of the Effective Date, Spencer and RJ Enterprises of Florida, LLC (“RJ Enterprises”) agreed to convey certain real estate located in Nassau County, Florida (the “RJ Parcels”) to the Company’s wholly owned subsidiary Mulch Manufacturing, Inc. (“Mulch Manufacturing”) free and clear from any and all interests, mortgages, liens, encumbrances, and clouds on the title, including a $200,000 mortgage from RJ Enterprises to Weber Holdings, Ltd. The RJ Parcels are comprised of two tracts of land, one of which is approximately 2.93 acres and the other is approximately 14.9 acres, both of which are located off of U.S. Highway 301 in Callahan, Florida 32011. The Company accounted for this transaction by recording additional fixed assets and APIC by $200,000, respectively, as the

In addition, Spencer agreed to release the real property located at 108 Copeland Street, Jacksonville, Florida 32204 (the “Copeland Parcel”) from the mortgage securing a debt in the original principal amount of $10,650,000 issued by the Company in favor of Spencer as provided for in the Settlement Agreement (the “August 2021 Mortgage”). Further, the Parties agreed to amend the August 2021 Mortgage and the underlying promissory note to increase the principal balance to $11,500,000, which amount will be amortized over twenty (20) years with any and all remaining amounts of principal and interest becoming due and payable sixty months after the date of amendment. The August 2021 Mortgage will be further modified to add the RJ Parcels as collateral security and limit the inspection rights of Spencer and certain other persons and restrict Spencer from selling, transferring, assigning, gifting, encumbering, or placing any liens on the August 2021 Mortgage for a period of two years from the date it is amended. The Company accounted for this transaction by recording additional fixed assets and Notes Payable by $850,000, respectively

F-24

Terms Regarding Common Stock of the Company. According to the terms of the December 2022 Settlement Agreement, the Company agreed with Spencer to redeem 22,101,556 shares of the Company’s common stock he owns (the “Spencer Shares”) in exchange for the Company’s payment to Spencer of $1,000,000. The Company’s obligation to pay Spencer is conditioned on Spencer delivering: (i) a letter of instruction directing the Company’s transfer agent to rescind the issuance of the Spencer Shares, (ii) a quit claim deed to the RJ Parcels to Mulch Manufacturing and (iii) a release of the Copeland Property from the August 2021 Mortgage. In addition, Spencer has represented that he has no rights, options, or warrants to buy additional shares of common stock or any other stock or ownership interests in the Company, that Spencer has not sold, assigned, transferred, encumbered, or gifted, directly or indirectly, any stock, rights, options, warrants, or other ownership interests in the Company to any person or party and that he has no other ownership interests whatsoever in the Company or Mulch Manufacturing.

The December 2022 Settlement Agreement also provides that the Company shall pay Spencer an aggregate of $1,500,000 in installments of $500,000 on April 1, 2023, August 1, 2023 and December 1, 2023 conditioned on Spencer complying with his obligations under the December 2022 Settlement Agreement (the “Additional Amounts”). On December 27, 2022, these conditions were fulfilled and the Company completed the redemption of the 22,101,556 shares of common stock.

Finally, the December 2022 Settlement Agreement provides that the Parties will execute and file a joint stipulation in Business Court Litigation that provides in the event Ralph Spencer and Christie Spencer fail to comply with certain non-harassment obligations provided for in the December 2022 Settlement Agreement, then the unpaid balance of the Additional Amounts will be paid into the registry of the court or an agreed-upon third party as they become due to be held in escrow and released upon agreement or as directed by an order of the court.

NOTE 12 – CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of March 31, 2023, the Company did not have any deposit amounts in excess of the FDIC insured limit.

For the twelve months ended December 31, 2022, one customer accounted for 17% of revenue and accounts receivable.

NOTE 13 – SUBSEQUENT EVENTS

On May 15, 2023 the Company, VRM International, VRM Global and VRM Biologik entered into an amendment to the VRM Sublicense Agreement whereby the Company agreed to issue VRM Global 7,000,000 shares of its common stock in lieu of the aggregate of $7,200,000 in cash payments and the $1,000,000 cash payments previously required to be made by the Company pursuant to the VRM Sublicense.

On May 17, 2023, the Company received a purchase order from VRM Biologik to purchase up to 1,350,040 cubic yards of Humisoil® for an aggregate purchase price of $46.8 million FOB, Callahan Florida with deliveries expected in five shipments on dates specified by VRM Biologik through December 31, 2024. The purchase order does not contain any minimum purchase commitment and VRM Biologik has the right to modify or cancel any part of the purchase order prior to delivery of the goods.

On May 17, 2023 (the “New Earth Effective Date”), the Company entered into a product purchase agreement (the “Product Purchase Agreement”) with New Earth Technologies PTE, LTD (“New Earth”), whereby the Company purchased 1,565,520 gallons of catalyst ingredients (the “Catalyst Products”) to manufacture an estimated aggregate 4 million cubic yards of Humisoil, XLR8 Bio and other products. The purchase price for the ingredients consisted of 2,000,000 shares of our unregistered common stock which we issued to New Earth on May 22, 2023 and a cash payment of $5,000,000 payable in 60 monthly payments of $83,333 commencing on June 17, 2023. While the Product Purchase Agreement requires delivery of the Catalyst Products on the New Earth Effective Date, we have orally agreed with New Earth]to receive shipments of the ingredients in the coming months. The Product Purchase Agreement cannot be terminated by either party and entitles either party to bring an action for specific performance if any provision of the agreement is not performed in accordance with its terms, in addition to any other remedy to which such party is entitled at law or in equity. The Agreement also contains additional covenants, representations and warranties that are customary of product purchase agreements.

F-25

FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022, AND JANUARY 1, 2022

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022

F-26

F-27

Report of Independent Registered Public Accounting Firm

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Sustainable Green Team Ltd. as of December 31, 2022 and as of January 1, 2022, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and January 1, 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered negative cash flows and has a significant accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence   regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2020

Lakewood, CO

April 13, 2023

F-28

THE SUSTAINABLE GREEN TEAM, LTD AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Audited)

	FY2022	FY2021
	(December 31, 2022)	(January 1, 2022)
ASSETS
Current Assets
Cash	$0	$788,242
Short-term investments	52	52
Accounts receivable, net of allowance for doubtful accounts	2,436,324	2,538,626
Inventories	18,656,179	7,588,085
Prepaid expenses and other current assets	8,797,966	1,503,504
Total Current Assets	29,890,522	12,418,510

Property and equipment, net	64,333,763	52,049,146

Other Assets
Long-term investments	968,513	1,051,702
Goodwill	224,000	224,000
Intangibles	14,473,880	84,440
ROU asset	10,474,406	977,355
Total Other Assets	26,140,798	2,337,497

Total Assets	$120,365,084	$66,805,152

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$(4,765,019)	$(2,671,776)
Current portion of lease liability	(3,350,145)	(249,186)
Notes payable	(6,712,178)	(4,486,461)
Notes payable – related party	(1,500,000)	-
Total Current Liabilities	(16,327,342)	(7,407,423)

Long-term Liabilities
Lease liabilities, net of current portion	(7,140,632)	(751,605)
Notes payable, net of current portion	(24,221,403)	(17,480,621)
Note payable – related party, net of current portion	-	-
Total Long-term Liabilities	(31,362,035)	(18,232,227)
Total Liabilities	(47,689,378)	(25,639,650)

Commitments and Contingencies

Stockholders’ Equity
Preferred Series A stock, $0.0001 par value, 5,000,000 shares authorized, 90 shares outstanding	-	-
Common stock, $0.0001 par value; 245,000,000 shares authorized; 74,631,742 and 90,460,425 shares issued and outstanding, respectively	(7,463)	(8,646)
Additional paid-in capital	(56,294,220)	(34,536,850)
Retained earnings	(16,374,022)	(6,620,006)
Total Stockholders’ Equity	(72,675,706)	(41,165,502)

Total Liabilities and Stockholders’ Equity	$(120,365,084)	$(66,805,152)

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-29

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31, 2022	January 1, 2022

Net Revenue	$35,513,231	$31,925,731
Cost of Revenue
Cost of Goods	23,972,319	27,070,234
Depreciation & Amortization	3,540,760	3,534,331
Total Cost of Revenue	27,513,079	30,604,565
Gross Profit	8,000,152	1,321,166
Operating Expenses
Selling, General and Administrative	7,254,009	5,033,382
Depreciation and Amortization	262,550	31,581
Total Operating Expenses	7,516,559	5,064,963
Income (loss) from Operations	483,593	(3,743,797)
Other Income (expense)
Interest Expense, net	(2,177,284)	(508,034)
Bargain Purchase Gain (loss)	8,846,635	7,123,084
Gain on Paycheck Protection Program debt forgiveness	1,236,080	1,613,128
Gain on Sale of Fixed Assets	16,833	-
Other Income, net	176,813	26,979
Total Other Income (expense)	8,099,077	8,255,158
Income (loss) before provision for Income Taxes	8,582,670	4,511,361
Provision for Income Taxes	(318,544)	(716,002)
Net Income	$8,901,214	$5,227,362

Net income (loss) per common share – basic	$0.10	$0.06
Net income (loss) per common share – diluted	$0.10	$0.05
Wt. Avg shares outstanding – basic	88,902,029	90,161,612
Wt. Avg shares outstanding – diluted	92,752,029	95,801,616

The accompanying footnotes are an integral part of these consolidated financial statements.

F-30

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Twelve Months Ended December 31, 2022:	Preferred Stock		Common Stock		Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at January 2, 2021	90	$-	89,168,405	$8,517	$6,726,396	$3,957,946	$10,692,859

Note payable converted to stock			6,000,000	600	3,699,400	-	3,700,000
Related party contribution on debt forgiveness			-	-	17,484,728	-	17,484,728
Stock issued for 2020 debt inducement			300,000	30	62,970	-	63,000
Stock issued for acquisitions			600,000	60	3,919,940	-	3,920,000
Stock issued for compensation			150,000	15	122,535	-	122,550
Stock Subscriptions			5,640,004	564	4,229,439	-	4,230,003
Stock Repurchase			(11,397,984)	(1,140)	(1,708,558)	(2,565,301)	(4,274,999)
Net Income			-	-	-	5,227,361	5,227,361

Balance at January 1, 2022	90	$-	90,460,425	$8,646	$34,536,850	$6,620,006	$41,165,502
Stock Subscriptions			12,773,333	1,277	25,805,223	-	25,806,500
Stock Repurchase			-28,602,014	-2,860	-4,287,442	852,802	-3,437,500
Net Income			-	-	-	8,901,212	8,901,212

Balance at December 31, 2022	90	$-	74,631,744	$7,463	$56,054,631	$16,374,022	$72,435,715

The accompanying footnotes are an integral part of these consolidated financial statements.

F-31

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited)

	Year Ended
	December 31, 2022	January 1, 2022
Cash flows from operating activities:
Net Income (Loss)	$8,901,214	$5,227,362
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for (recovery of) doubtful accounts		(79,598)
Depreciation and amortization	3,803,310	3,565,912
Common stock issued as compensation	-	122,550
Equity increase in long term investment	66,389	(315,281)
Bargain purchase gain	(8,846,635)	(7,123,084)
(Gain) loss on sale of fixed assets	(16,833)	-
Gain on Paycheck Protection Program debt forgiveness	(1,236,080)	(1,613,128)
Changes in operating assets and liabilities:
Accounts receivable, net	102,301	(827,107)
Inventory	(5,679,770)	2,218,691
Prepaid expenses and other current assets	(478,211)	(875,140)
Accounts payable and accrued expenses	2,093,243	2,121,321
Net cash from (used in) operating activities	(1,291,072)	2,422,498
Cash flows from investing activities:
Purchases of property and equipment	(4,462,216)	(3,835,636)
Net short-term investment redemptions (purchases)	-	2,801,210
Proceeds from sale of property and equipment	7,238,000	-
Proceeds from long-term investments	26,595	105,850
Net cash from (used in) investing activities	2,802,379	(928,576)
Cash flows from financing activities:
Principal payments on leases	(819,401)	(233,575)
Proceeds from notes payable	6,916,005	1,236,080
Payment on notes payable	(7,690,153)	(1,471,282)
Payment on notes payable, related parties	-	(698,194)
Stock subscriptions/redemptions	2,731,500	(44,996)
Stock redemptions	(3,437,500)
Net cash provided by (used in) financing activities	(2,299,549)	(1,211,967)

Net increase (decrease) in cash	(788,242)	281,955

Cash – beginning of period	788,242	506,287

Cash – end of period	$0	$788,242

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-32

THE SUSTAINABLE GREEN TEAM, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – organization and business operations

Business Overview

The Company is a wholesale manufacturer and supplier of wood-based mulch, soil, and lumber products, selling directly to mass merchandisers, home centers, hardware stores, nurseries, garden centers, convenience stores, food stores and drug stores, in addition to wholesalers and distributors. The Company also provides arbor care and storm recovery services at the residential, commercial, and municipal levels while offering green waste solutions to large- and small-scale waste disposal and recycling companies located throughout the southeastern United States. The Company’s subsidiary, Mulch Manufacturing Inc., is the largest provider of cypress mulch in the country with the assistance of the Company’s internal marketing division, DDP.

The Company commenced production of its new soil products in February 2023, with its first Purchase Order being received subsequent to the period ended March 31, 2023, see NOTE 13 – SUBSEQUENT EVENTS. The Company plans to produce and sell HumiSoil® and XLR8 Bio® for home gardens and lawns and sell these products throughout the U.S.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered negative cash flows and has a significant accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters include expanding its product line from solely mulch to include higher margin manufactured soil products it is producing under the VRM License Agreement leading to an expected increase in revenues, gross margins and profitability. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements as of December 31, 2022, and January 1, 2022, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Company’s financial position at such date and the operating results and cash flows for such periods. Operating results for the year ended December 31, 2022 are not necessarily indicative of the results that may be expected for the entire year or for any subsequent interim period.

The Company has adopted the period end dates conforming to the industry standards used by MM, the Company’s largest operating subsidiary. These period end dates follow a 52/53-week fiscal year which ends on the Saturday nearest to December 31. The years ended December  31, 2022, and January 1, 2022, included 52 and 53 weeks, respectively.

Principles of Consolidation

The consolidated financial statements are presented on a comparative basis. The audited condensed consolidated balance sheets as of December 31, 2022 and January 1, 2022 includes the accounts of SGTM, NRS LLC, MM, DDP LLC, Rose, and SGMC.

F-33

The audited condensed consolidated statement of operations for the three- and twelve-months periods ended December 31, 2022 includes the accounts of SGTM, NRS LLC, MM, DDP LLC, Rose, and SGMC. For the three- and nine-months periods ended January 1, 2022 includes the accounts of SGTM, NRS LLC, MM, Rose, and SGMC.

The audited condensed consolidated statement of changes in stockholders’ equity for the three and nine months ended December 31, 2022, includes the account balances of SGTM, NRS LLC, MM, DDP LLC, Rose, and SGMC. The three and nine months ended January 1, 2022, includes the account balances of SGTM, NRS LLC, MM, Rose, and SGMC.

The audited condensed consolidated statement of cash flows for the period ended December 31, 2022 includes the accounts of SGTM, NRS LLC, MM DDP LLC, and Rose. The twelve months ended January 1, 2022, includes the accounts of SGTM, NRS LLC, MM and Rose.

Critical Accounting Estimates

In order to prepare our financial statements in accordance with GAAP, we make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Such estimates are based upon management’s current judgments, which are normally based on knowledge and experience regarding past and current events and assumptions about future events. Certain estimates are particularly sensitive due to their significance to the financial statements and the possibility that future events may be significantly different from our expectations.

While there are a number of accounting policies affecting our financial statements, we have identified the following critical accounting estimates that require us to make the most subjective judgments in order to fairly present our consolidated financial statements.

Inventory

Summary:

Product inventories are recorded at the lower of actual cost or fair market value. The Company accounted for intercompany sales between NSR to MMI at the lower of cost or fair market value. NSR shipped 4,106 full truckloads to MMI during 2022. The fair market value of $1,095 for this material is based upon the total amount of wood purchased by MMI in 2022 divided by the total quantity of wood received. The cost value to recognize this inventory in the intercompany sale was $861 per load and the Company applied a 10% intercompany markup on this transaction bringing the value per load to $967 per load.

During the year, we perform monthly periodic cycle counts and write off excess or obsolete inventory as needed for each location. During 2022, inventories related to the production of a new segment were not recorded from January through September of 2023 resulting in a reduction of operating profit. Specifically, monthly “yard inventory” was not included in cycle counts. As a result, the inventory has been understated and these understated amounts were charged directly to the Income Statement (without reconciliation). This process was identified and corrected as part of the Company’s restated financial results for the nine month period ended October 1, 2022. As part of the year end process the plant managers were directed to count “yard inventory” and include them in physical counts. This activity has resulted in a change in management’s estimate for physical inventory.

Judgments and Uncertainties:

Significant judgment is required to estimate the fair market value of our inventory as it requires assumptions and projections to be made based off labor and overheads required for manufacturing of bulk and bagged product. Additionally, timber purchases may vary by “track” of land and the output of these purchases can yield different inputs which in turn impacts quantities of mulch, lumber and soil outputs. We monitor our inventory levels and manufacturing consumption by location to ensure cycle counts align with purchases, burn rates, etc, and record adjustments to inventory levels when inventory counts are out of balance with expected results (beginning inventory + purchases – sales = ending inventory, as compared to, monthly inventory cycle counts).

Sensitivity of Estimates to Change:

As noted above, the “track” of land and output of these purchases yield different qualities which in turn impacts quantities of mulch, lumber and soil outputs and are sensitive to what is received from log vendor(s).

Acquisitions

Summary:

From time to time, we enter into strategic acquisitions in an effort to better service existing customers and to attract new customers. We account for acquired businesses using the acquisition method of accounting under ASC 805, which requires the assets acquired and liabilities assumed be recorded at date of acquisition at their respective fair values. In some instances, the Company has acquired assets under distressed conditions resulting in bargain purchase gains. In accordance with GAAP, the results of the acquisitions we have completed have valued the acquired assets at “certified appraised value” which have been reflected in our financial statements, thereafter.

Judgments and Uncertainties:

The Company performs annual impairment analysis to ensure the appraised value is aligned with the certified appraised value utilizing projected revenue and operating profit projections of these facilities. Additional leasehold improvements may be required to optimize the performance of these facilities.

Sensitivity of Estimates to Change:

On January 31, 2020, the Company completed the Mulch Acquisition. On December 30, 2021 the Company completed the acquisition of DDP. On December 31, 2021 the Company acquired equipment from the Beaver Washington facility and acquired the accompanying land on March 18, 2022. On December 31, 2021 the Company acquired equipment for the Jasper, Florida facility. Each of these acquisitions were accounted for under ASC 805. See “Note 10 – Acquisitions”.

Estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired. We believe the estimates applied to be based on reasonable assumptions, but which are inherently uncertain. As a result, actual results may differ from the assumptions and judgments used to determine the fair values of the assets acquired, which could result in impairment losses in the future. Changes in business conditions may also require future adjustments to the useful lives of assets acquired. If we determine that the useful lives of assets acquired are shorter than we had originally estimated, the rate of amortization may be accelerated.

F-34

Goodwill

Summary:

Goodwill represents the acquired fair value of a business in excess of the fair values of tangible and identified intangible assets acquired and liabilities assumed. We test goodwill on an annual basis as part of our year end processes and additionally if an event occurs or circumstances change that would indicate the carrying amount may be impaired.

The goodwill impairment test requires us to estimate and compare the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value exceeds the carrying amount, the goodwill is not considered impaired. To the extent a reporting unit’s carrying amount exceeds its fair value, the reporting unit’s goodwill is deemed impaired, and an impairment charge is recognized based on the excess of a reporting unit’s carrying amount over its fair value.

Judgments and Uncertainties:

Significant judgment is required to determine whether impairment indicators exist and to estimate the fair value of our reporting units. Estimating the fair value of reporting units using the discounted cash flow model requires us to make assumptions and projections of revenue growth rates, gross margins, SG&A, capital expenditures, working capital, depreciation, terminal values, and weighted average cost of capital, among other factors.

The assumptions used to estimate fair value consider historical trends, macroeconomic conditions, and projections consistent with our operating strategy. Changes in these estimates could have a significant effect on whether or not an impairment charge is recorded and the magnitude of such a charge. Adverse market or economic events could result in impairment charges in future periods.

Sensitivity of Estimates to Change:

During the fourth quarter of the 2022 Fiscal Year, we performed our annual quantitative assessment of goodwill. No goodwill impairment charge was recorded as a result of the testing and the estimated fair value of each of our reporting units substantially exceeded its carrying value.

Revenue

The Company’s revenues are derived from two major types of services to clients  : landscape recovery services and the manufacturing and sale of landscape mulch.

The Company recognizes revenue when its performance obligations are satisfied. With respect to landscape recovery services, its performance obligation is satisfied upon the completion of the landscape services for its customers  . With respect to the manufacturing and selling of landscape mulch, its performance obligation is satisfied upon delivery to its customers. Services are provided for cash or on credit terms. These credit terms, which are established in accordance with local and industry practices, require payment generally within 30 days of performance or end of season for qualifying orders. The Company estimates and reserves for its bad debt exposure based on its experience with past due accounts and collectability, the aging of accounts receivable and its analysis of customer data.

F-35

Cash

The Company considers all highly liquid short-term instruments that are purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and January 1, 2022.

Account Receivable

The Company periodically assesses its accounts receivable for collectability on a specific identification basis. Year over year the Company’s net accounts receivable remained relatively constant which includes an increased to its allowance for doubtful accounts from $60,000 for year ending January 1, 2022 to approximately $180,000 for year ending December 31, 2022.

Due from Factor

The Company entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) on March 2, 2022. Pursuant to the terms of the arrangement, the Company transferred a portion of its receivables to the Factor, on a recourse basis. The eligible accounts receivable consists of accounts receivable generated by sales to certain customers. The eligible amount of customer accounts receivables which may be transferred under the Receivables Facility is $5,000,000. The Receivables Facility was retired on August 22, 2022. As of December 31, 2022, there are $0 receivables Due from factor on the Company’s consolidated balance sheet.

The Company pursuant to the Factor agreement includes the following key financial terms: Advance payment of Trade Receivables to the Company in the amount of $3,934,000 representing 90% valuation of Trade Receivable. The Company to provide lockbox to the Factor allowing the Factor to sweep funds monthly. Fees associated with this agreement are a monthly Service Fee of 0.25% and a monthly Funding Fee of prime + 2.75% (calculated at the end of the month of each successive month. All Accounts sold to the Factor by the Company are with recourse to Seller and at Seller’s sole credit risk. The agreement term is 1 year but has an early termination clause.

ASC860-10-40-5 (a)-(c) prescribes an entity may recognize a sale upon the transfer of financial assets if all of the following conditions are met: (a) the transferred assets have been isolated from the transferor, even in bankruptcy. (b) the transferee has the right to pledge or exchange the transferred assets. (c) the transferor does not maintain effective control over the transferred financial assets, for example, through an agreement that entitles and obligates the transferor to repurchase or redeem them before their maturity.

The Company has determined that the above criteria has not been met in at least one of the requirements to account for the transfer as a sale: More specifically, within criteria (a) & (c) , the transferred assets have not been isolated from the Company, nor has the Company given up effective control over the receivables. In addition, as it relates to (b), RBC does not have the right to pledge or exchange the receivables. The Company has therefore determined that the most appropriate accounting for the transfer of receivables to RBC is the secured borrowing methodology. The methodology to account for the factoring of transactions were as follows:

1) Wires received from RBC are reflected in the cash account, net of receipts received from customers that MM eventually transferred into the BACA (RBC controlled bank account).

2) RBC paid down directly (as part of the RBC agreement), funds to Change Capital (partly recorded as an offset to NP and Interest Expense).

3) Due from Factor – first line: represents the portion of receivables that MM cannot ‘borrow’ on – this represents 10% of receivables at all times.

4) Due from Factor – second line: this amounts represents all other receivables that RBC deems ineligible, however, based on MM history of collections, we are confident that collections will occur and therefore reflect this balance as Due from Factor.

5) Factoring fee – represents fees incurred/charged by RBC expensed to SG&A bank fees/factor expense. The transaction follows the requirements under ASC 860 as the agreement demonstrates Proportionate Ownership and the Company has demonstrated a Participating Interest.

F-36

Under ASC 230, the activities associated with the factoring transaction impact operating activities of the cash flow statement which has been reflected below.

Inventory

Inventories are stated at the lower of cost or net realizable value, with cost determined by the weighted-average cost method using full absorption costing for manufactured goods.

The organization is expanding the portfolio into the soil and organic fertilizer segments through the production of HumiSoil. During 2022 inventories related to the production of this new product line were recorded at the lower of cost or net realizable value. Monthly “yard inventory” is included in cycle counts. This activity has resulted in a change in managements estimate for physical inventory summarized as follows which includes the creation of intercompany sales between NSR and MMI. The sale and cost of sale are eliminated in consolidations.

Property and Equipment

Property and equipment are recorded at cost of fair market value in accordance with    ASC 805-30-50 as further defined in the acquisition section below. Expenditures that enhance the useful lives of the assets are capitalized and depreciated. Depreciation is computed using the straight-line method over the estimated useful lives of the related capitalized assets. Machinery and equipment is generally depreciated over 7 to 10 years. Vehicles are generally depreciated over 5 years.

Maintenance and repairs are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, its cost and accumulated depreciation is removed from the accounts and the resulting gain or loss, if any, is reflected in operations.

Impairment of Long-Lived Assets and Right of Use Assets

The Company reviews long-lived assets, including finite-lived intangible assets and right of use (“ROU”) lease assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then these assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

Long-Term Investments and Related Accounting Policy

The Company has 0.39% ownership in an insurance group which provides annual dividends to the Company on a recurring basis. The Company valued this investment on December 31, 2022 in the amount of $968,779.

Intangible Assets

The Company records its intangible assets at cost in accordance with Accounting Standards Codification (“ASC”) 350. Finite lived intangible assets are amortized over their estimated useful life using the straight-line method, which is determined by identifying the period over the term of the agreement. During the three and twelve months ended December 31, 2022 and January 2, 2021, the Company performed valuation and impairment testing did not record a loss on impairment.

The Company increased intangible asset by $14,400,000 in 2022 through IP investment with VRM Biologik through a 10-year licensing agreement with a 5 year automatic renewal with no additional expense. The transaction is funded through the issuance of 6,000,000 shares of common stock at a share price of $2.40. Based upon the financial representation of the business and the contractual guarantees the Company believes this agreement will result in significant revenue and profit margin improvements, above and beyond, the transactional expense. The Company will amortize this intangible asset over a 15-year term, whereby, expensing $80,000.00 per month over the life of the licensing agreement..

F-37

Goodwill

Goodwill represents the excess of the purchase price of the acquired business over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least annually at year end, at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill is tested for impairment at the reporting level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. The fair values of the reporting units are estimated using market and discounted cash flow approaches. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. The discounted cash flow approach uses expected future operating results. Failure to achieve these expected results may cause a future impairment of goodwill at the reporting unit. No impairment of goodwill was recorded by the Company for the three and twelve months ended December 31, 2022 and January 1, 2022.

Advertising and Marketing Costs

The Company expenses advertising and marketing costs as they are incurred. Advertising and marketing expenses were $584,643 vs. $302,992 for the twelve months ending December 31, 2022 and January 1, 2022, respectively, and are recorded in selling, general and administrative expenses on the statement of operations.

Fair Value Measurements

ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

The Company’s financial assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2022 and January 1, 2022, consisted of the following:

	Total fair value at	Quoted prices in active markets for identical	Significant other Observable	Significant other Unobservable
	December 31, 2022	Assets (Level 1)	inputs (Level 2)	inputs (Level 3)
Investment in mutual funds	$52	$52	$-	$-

	Total fair value at	Quoted prices in active markets for identical	Significant other Observable inputs	Significant other Unobservable inputs
	January 1, 2022	Assets (Level 1)	(Level 2)	(Level 3)
Investment in mutual funds	$52	$52	$-	$-

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of Common Stock equivalents (stock options, unvested restricted stock, and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive.

	12 Months Ended
	Dec 31, 2022	Jan 1, 2022
Numerator for basic and diluted earnings (loss) per share:
Net income (loss)	$8,901,214	$5,227,362
Denominator for basic earnings (loss) per share –
Weighted Average Shares Outstanding	88,902,029	90,161,612
Stock Warrants	1,650,000	5,640,004
Convertible notes	2,200,000	-
Denominator for diluted earnings (loss) per share –
Weighted Average and Assumed Conversion	92,752,029	95,801,616
Net income (loss) per share:
Basic net income (loss) per share	$0.10	$0.06
Diluted net income (loss) per share	$0.10	$0.05

The total outstanding shares of the Company’s common stock as of December 31, 2022 was 74,631,7 42

F-38

Income Taxes

In August 2022, the Inflation Reduction Act was enacted, which, among other things, implements a 15% corporate alternative minimum tax on book income of certain large corporations effective for tax years beginning after December 31, 2022, and imposes a 1% excise tax on corporate stock repurchases after December 31, 2022.

Components of Income before taxes were as follows:

	Annual
Net Income Before Taxes	Dec 31, 2022	Jan 1, 2022
U.S.	$8,582,670	$4,511,361
Foreign	-	-
Total	8,582,670	4,511,361

Current income tax expense
U.S. federal	$1,802,361	$1,218,067
U.S. state and local	$-	$-
Foreign	$-	$-
Total current	$1,802,361	$1,218,067
Deferred income tax (benefit) expense
U.S. federal	$(2,120,905)	$(1,934,069)
U.S. state and local	$-	$-
Foreign	$-	$-
Total deferred	$(2,120,905)	$(1,934,069)
Total	$(318,544)	$(716,002)

As of December 31, 2023, the Company had available tax-effected net operating loss carryforwards of $1,220,419 that generally expire if not utilized.

The Company recognizes the tax effects of uncertain tax positions only if such positions are more likely than not to be sustained based solely upon it’s technical merits at the reporting date. The Company refers to the difference between the tax benefit recognized in its financial statements and the tax benefit claimed in the income tax return as an unrecognized tax benefit. There was no expense or liability recorded for unrecognized tax benefits for each period presented. The Company does not expect that the unrecognized tax benefit will materially change over the next 12 months.

Below is a breakdown to the income tax credit in the amount of $318,544 for fiscal year ending December 31, 2022.

Dec 31, 2022
Income (loss) before provision for income taxes	$8,582,670
- less PPP Debt forgiveness	(1,236,080)
- less Bargain purchase gain	(8,863,468)
Taxable Income / (loss)	(1,516,878)
Effective rate	21%
SGTM consolidated tax benefit	$(318,544)

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company utilizes ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized. For tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit in the consolidated financial statements.

For the twelve months ended December 31, 2022, the Company recognized approximately $0 tax expense and a $318,544 tax benefit, respectively, on January 1, 2022 the company recognized a $716,002 tax benefit. These tax provisions were based on a 21% effective rate for federal and state income taxes in 2022 and a 27% tax provision in 2021 after accounting for permanent differences between book and taxable income. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the consolidated statements of operations.

Under ASC 740-10-30-17 the Company must consider all available evidence in assessing the NOL valuation allowance which weighs the impact of historical performance and future expectations. The historical review of the Company’s financial statements includes R. Spencer litigation (former owner of Mulch Manufacturing). It is more likely than not that this legal matter restricted the Company’s ability to operate effectively. Litigation and associated expenses were charged to the Company’s financial statements and encumbered the Company’s ability to secure traditional financing resulting in high interest loans, etc. The Company settled litigation with R. Spencer in the 4th quarter of 2022. The Company recorded annual revenues of $30.8M, $32.3M & $35.9M, respectively, in 2020 through 2022 or year over year increases of 4% and 11%. As revenues improved in 2022 so did operating profits. The Company entered into a sublicense agreement with VRM Biologik, in the 4th quarter of 2022. This agreement allows the Company exclusive small package distribution rights in the United States & Caribbean to manufacture and distribute a soil line which will materially disrupt the outdoor industry resulting in increased distribution and operating margins (operating margin in the “soil” segment are +2x larger than that of the current mulch footprint). The Company has secured inventory, equipment and began manufacturing this soil product in the 1st quarter of 2023. The Company believes the NOL valuation allowance is “more likely-than-not”, therefore, the Company recognizes the benefit in the consolidated financial statements.

F-39

NOTE 3 – INVENTORIES

Inventories

During 2022, the Company invested heavily in inventory for its new soil product line as reflected below within “Work in Progress”:

	December 31, 2022	January 1, 2022

Raw Materials	$3,432,215	$4,453,785
Work in Process	11,713,338	1,155,439
Finished Goods	3,510,626	1,978,861
Total Inventory	$18,656,179	$7,588,085

Prepaid Expenses and Other Current Assets

The Company entered into a long-term marketing agreement on October 5, 2022 to increase brand awareness for its new product line, HumiSoil. The transaction reflected a market value of $30 million over a 5-year term based upon television airing across 400 million households weekly on Bloomberg and Fox. The Company recorded this transaction as a prepaid advertising asset in October of 2022 at a value of $7,175,000 (3,500,000 common shares valued at $2.05 on the date of the transaction). The Company has received a production and broadcast schedule which is evenly distributed over the term of the agreement; therefore, the Company has expensed 3 months of marketing services totaling $358,750 in the 4th quarter of 2022 (straight line expense based upon the 60-month term). The below illustrates the year over year change in prepaid and other current assets:

	December 31, 2022	January 1, 2022
Advances on inventory	$20,000	$-
Prepaid expenses	7,150,344	206,584
Other assets	1,627,622	1,296,920
PPD & Other Current Asset Total	$8,797,966	$1,503,504

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Expenditures that enhance the useful lives of the assets are capitalized and depreciated. Depreciation is computed using the straight-line method over the estimated useful lives of the related capitalized assets. Machinery and equipment is generally depreciated over 7 years. Vehicles are generally depreciated over 5 years. Maintenance and repairs are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, its cost and accumulated depreciation is removed from the accounts and the resulting gain or loss, if any, is reflected in operations.

F-40

	December 31, 2022	January 1, 2022

Machinery and equipment	$20,449,231	$20,777,464
Vehicles	4,441,312	4,383,043
Land	407,691	283,268
Buildings	14,483,053	6,234,718
Leasehold improvements	8,140,973	6,807,573
Construction in process	25,692,470	19,599,106
Gross Property & Equipment	73,614,729	58,085,173
Less: accumulated depreciation	(9,280,966)	(6,036,027)
Property and equipment, net	$64,333,763	$52,049,146

The Company increased the net asset value of property and equipment by $12.3M during FY2022 of which $8.2M resulted in the 1st quarter building purchase of the Beaver Washington property. Additional increase in has come through capital investments in the Jasper and Beaver properties acquired in December of 2021 which include leasehold improvements of $2.4M. The company also executed a sale/leaseback transaction associated with equipment totaling $7.5M; this reduction in net assets was offset by the purchase of new equipment for both existing operations and acquired properties exceeding $8.5M.

The Company reflects $25.7M in construction in progress. Upgrades to the Jasper facility, purchased in December of 2021, is in process. Capital improvements included in CIP represent leasehold improvements of $1.2M and equipment of $9.8M. The Beaver facility, also purchased in December of 2022 will continue to be in “in process” through 2023. Life to date improvements to this facility include leasehold improvements of $1.9M and equipment of $12.1M. The timeline associated with in service dates are directly tied to the Company’s ability to obtain funding.

Property and equipment are recorded at cost. Expenditures that enhance the useful lives of the assets are capitalized and depreciated. Machinery, equipment and vehicles are generally depreciated on a straight-line basis over 5 to 10 years over the estimated useful lives of the assets, as noted below. Leasehold improvements are depreciated over the lesser of their estimated useful lives or the remaining lease terms. The amortization of the right-of-use (“ROU”) assets under finance leases is included in amortization expense. Expenditures for replacement or major renewals of significant items are capitalized. Expenditures for maintenance, repairs, and minor renewals are generally charged to expense as incurred.

While we believe that our reported disclosures comply with generally accepted accounting principles in the United States (“U.S. GAAP”), and in particular ASC 360-10-50-1, we provide for your reference the requested information:

Asset Class	Useful Life

Machinery & equipment	7 years
Office equipment	5-7 years
Leasehold improvement	10-15 years
Autos and trucks	5 years
Buildings	39.5 years
Land	infinite
CIP	until placed in service

NOTE 5 – INTANGIBLE ASSETS

The Company records its intangible assets at cost in accordance with Accounting Standards Codification (“ASC”) 350. Finite lived intangible assets are amortized over their estimated useful life using the straight-line method, which is determined by identifying the period over the term of the agreement. During the three months ended December 31, 2022 the Company performed valuation and impairment testing concluded the asset valuation well exceeded the book value and determined not adjustment to book value position.

The Company entered into a 15-year licensing agreement with VRM Biologik on October 12, 2022 which provides the Company exclusive US and Caribbean distribution rights to VRM Biologik’s HumiSoil IP (10-year base agreement with a 5-year option to extend at no cost). This IP is expected to provide a material disruption to the US and Caribbean fertilizer & soil industry. The Company issued 6,000,000 shares of common stock to VRM Biologik on October 12, 2022 for the IP and exclusive distribution rights. The Company values this investment at $14,400,000 or $2.40 per share transaction based upon the close price on the date of the transaction and the Company began expensing this transaction using the straight-line method.

F-41

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following amounts:

	December 31, 2022	January 1, 2022

Accounts payable	$4,491,100	$2,350,056
Accrued interest	34,392	8,076
Accrued expenses	239,528	313,644
	$4,765,019	$2,671,776

The Company’s increase in accounts payable is directly related to funds available resulting from the conclusion of litigation with the former owner. Accounts Payable increased further due to the seasonality of the business. The Company is in process of restructuring its debt obligations which are expected to conclude during the first half of 2023.

NOTE 7 – LEASES

Sale/Leaseback

The Company reviews long-lived assets, including finite-lived intangible assets and right of use (“ROU”) lease assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then these assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

The Company entered into a lease agreement (the “Lease”) with a third-party financing company (the “Lessor”) on August 8, 2022 whereby the Lessor provided the Company with $7,500,000 in financing to purchase equipment located at the Company’s facilities in Jasper, Florida, Callahan, Florida and Homerville, Georgia (the “Equipment”). The Equipment was leased back to the Company pursuant to the Lease which includes the following key financial terms: an initial lease term of 30-months from the base period commencement date which period will automatically renew for successive one-year periods unless the Company notifies the Lessor at least 150 days prior to the end of the term of its intent to terminate the lease or exercise a buyout option. The Company has the right to buyout the Renewal Period obligations for an amount to be determined by Lessor and the Company. The monthly rental payments due by the Company under the Lease are initially $262,125 plus applicable sales/use and property tax subject to increase by an amount equal to.00006776 for every five basis point increase in thirty-six (36) month U.S. Treasury Notes as of the date of the lease multiplied by $7,500,000. The thirty-six (36) month U.S. Treasury Note yield is used as the basis for the calculation of the increase is 3.56%. In addition, the Company granted the Lessor a security interest in the equipment which is the subject of the Lease. The sale/leaseback transaction was recorded as a ROU Asset and Liability in accordance with ASC 842 and the fixed assets were reduced accordingly.

	December 31, 2022	January 1, 2022
ROU Liability	$10,490,776	$1,000,791
Finance Lease	6,410,537	151,951
Operational Lease	4,080,239	848,840

As of December 31, 2022, remaining maturities of lease liabilities were as follows:

	Finance Lease	Operating Lease
2023	2,795,741	554,403
2024	3,070,758	545,161
2025	544,038	534,643
2026		543,584
2027		553,238
2028 and thereafter		$1,349,211

F-42

In addition to the sale/leaseback transaction, the company increased operating leases for Mulch Manufacturing from 4 leased vehicles to 16 leased vehicles during 2022, each lease was recorded based upon its 84-month term.

On July 1, 2019, NSR LLC and Vista Landfill, LLC, a Waste Management Inc. company (“Waste Management”) entered into a Contractor Agreement which was amended on December 3, 2021 (collectively, the “Contractor Agreement”). The Contractor Agreement permits the Company to use two of Waste Management’s sites, one in Apopka, Florida and the other in Winter Garden, Florida, where we collect, store, grind, screen, color, and bag our own top quality mulches for distribution. The Contractor Agreement requires us to store and grind at our cost and expense an agreed amount of vegetative waste belonging to Waste Management at a certain agreed on fixed price Waste Management pays us. We are obligated to provide Waste Management with certain regulatory reports regarding the amounts of materials received and processed at these sites and to comply with all Federal, state and local regulations regarding vegetative waste processing and maintain liability insurance in amounts provided for in the Contractor Agreement. In addition, we pay rent for the use of the use of the sites, a fee for each ton of ground vegetative waste leaving the sites and for our use of the electricity we consume in our operations at these sites. The Contractor Agreement expires on June 30, 2025. Waste Management invoices the Company for rent and utility charges under the Contractor Agreement which are treated as expenses by the Company and NSR LLC invoices Waste Management for processing materials which the NSR LLC performs under the Contractor Agreement and treats such amounts as revenues.

NOTE 8 –NOTES PAYABLE

Notes Payable are summarized as follows:

	December 31, 2022	January 1, 2022
Summary of Outstanding Debt

Category
Real Estate	$12,704,300	$10,580,504
Equipment	$11,311,148	$4,454,719
Jasper Acquisition	$5,276,354	$5,500,000
Other Obligations	$1,641,779	$1,431,859
Related Parties	$1,500,000	$0
Total Debt Obligation	$32,433,582	$21,967,082

The Company increased its debt obligation by $10.4 million due to equipment and resources needed for Jasper and Beaver acquisitions, Homerville sawmill improvements and the Company’s new HumiSoil product line.

The company refinanced its real estate debt obligations and deferred the 2024 real estate balloon payment from September of 2024 to December of 2028. Below is a detailed schedule of the company’s debt obligations:

Below is a detailed schedule of the company’s debt obligations:

Outstanding Note(s)	December 31, 2022	January 1, 2022

Seller notes payable bearing interest at 6.0%, monthly payments of principal and interest of $76,300 beginning October 2021 with a $9,819,606 balloon due September 2024, secured by mortgaged real estate (Note Retired)	$0	$10,580,504

Seller note payable bearing interest at 6.0%, monthly payments of principal and interest of $82,390 beginning January 2023 with a $9,476,902 balloon due December 2028, secured by mortgaged real estate	$11,650,000	$0

F-43

Various third-party obligations secured by assets the Company acquired subject to this indebtedness to various third-party creditors, bearing interest at a 5% average rate. Monthly payments of $122,881 principal and interest beginning January 2022 through March 2027 (notes separated)	$2,896,912	$4,100,000

Unsecured note payable to seller on bulk equipment purchase, bearing 4.0% interest.	$1,433,431	$0

First $300,000 payment of principal and interest due March 2022, $200,000 payments of principal and interest due quarterly thereafter until paid in full	$952,208	$1,400,000

Note payable to a bank, secured by equipment, bearing interest at 2.95% Monthly payments of principal and interest in the amount of $28,698 beginning January 2021 and due through December 2025	$989,033	$1,297,817

Unsecured note payable to a financial institution under the SBA Paycheck Protection Program for MM bearing interest at 1.0%. Monthly payments of principal and interest in the amount of $82,061 beginning August 2022 are due through April 2023. (Note Forgiven)	$0	$1,236,080

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $1,699 due August 2020 through July 2025. (adjusted)	$48,460	$66,335

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $7,050 due August 2020 through July 2025. (adjusted)	$201,042	$275,200

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $679 due August 2020 through July 2025. (added to report)	$19,365	$28,351

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $8,316 due August 2020 through July 2025.	$237,151	$325,718

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $7,034 due August 2020 through July 2025.	$275,008	$347,452

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $7,392 due February 2021 through January 2026.	$256,538	$334,000

F-44

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,230 due December 2020 through November 2025.	$167,729	$222,887

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,201 due November 2020 through October 2025.	$162,214	$217,213

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,201 due October 2020 through September 2025.	$152,968	$212,727

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $4,662 due August 2020 through July 2025 (adjusted)	$132,952	$181,993

Note payable to an equipment financing company bearing interest at 3.95%. Monthly payments of principal and interest of $5,201 due August 2020 through July 2025.	$157,599	$208,226

Note payable to the individual seller of the landscaping and recovery services business to NSR LLC bearing interest at 5%. Monthly payments of $5,000 are due through October 2023 with a $100,000 balloon due November 2023	$140,003	$195,779

Non-interest-bearing note payable to an equipment financing company with monthly principal payments of $5,842 due December 2021 through November 2023	$64,256	$134,353

Non-interest-bearing note payable to an equipment financing company with monthly principal payments of $16,460 due May 2021 through April 2022 (note retired).	$0	$65,838

Note payable to an equipment financing company bearing interest at 0.00%. Monthly payments of principal of $6,993 beginning November 2020 are due through October 2022 (note retired).	$0	$69,928

Note payable to an equipment financing company bearing interest at 9%. Due to three-month COVID-19 payment suspension, monthly payments of principal and interest increased from $3,933 to $3,993 and extended three months through December 2023	$49,349	$87,611

Note payable to an equipment financing company bearing interest at 5.94%. Monthly payments of principal and interest of $1,174 beginning January 2022 through March 2028	$63,390	$73,217

F-45

Note payable to an equipment financing company bearing interest at 8%. Due to three-month COVID-19 payment suspension, monthly payments of principal and interest increased from $2,410 to $2,452 and extended three months through December 2023	$30,495	$54,397

Note payable to an equipment financing company bearing interest at 9%. Due to three-month COVID-19 payment suspension, monthly payments of principal and interest increased from $1,861 to $1,890 and extended three months through December 2023	$23,359	$41,466

Note payable to an equipment financing company bearing interest at 8%. Due to three-month COVID-19 payment suspension, monthly payments of principal and interest increased from $1,808 to $1,840 and extended three months through December 2023	$22,863	$40,764

Note payable to an equipment financing company bearing interest at 11%. Due to five-month COVID-19 payment suspension, monthly payments of principal and interest of $1,692 due from August through July 2023 with a $10,152 balloon payment in August 2023	$20,843	$36,446

Note payable to an equipment financing company bearing interest at 12%. Due to five-month COVID-19 payment suspension, monthly payments of principal and interest of $1,749 due from August 2020 through June 2023 with a $10,496 balloon payment in July 2023	$19,886	$37,220

Note payable to an equipment financing company bearing interest at 8%. Monthly payments of principal and interest of $977 due through Aug-24	$18,236	$28,071

Note payable to an equipment financing company bearing interest at 8%. Monthly payments of principal and interest of $932 due through Sep-24	$18,236	$27,581

Note payable to an equipment financing company bearing interest at 8%. Monthly payments of principal and interest of $766 due through Aug-24	$14,514	$22,395

Note payable to an equipment financing company bearing interest at 8%. Due to three-month COVID-19 payment suspension, monthly payments of principal and interest increased from $751 to $765 and extended three months through January 2024	$10,175	$17,512

Note payable to an equipment financing company bearing interest at 10.64%. Monthly payments of principal and interest of $1,060 due through Feb-27	$42,656	$0

F-46

Note payable to an individual bearing interest at 12%. Monthly payments of interest of $5,000 starting on March 17, 2022 and due through February 2023. The principal is due no later than February 17, 2023, with no penalty for prepayment	$500,000	$0

Note payable to an individual bearing interest at 12%. Monthly payments of interest of $1,000 starting on March 17, 2022 and due through February 2023. The principal is due no later than February 17, 2023, (Note Retired)	$0	$0

Note payable to an individual bearing interest at 12%. Monthly payments of interest of $10,000 starting on Dec 15, 2022 and due through Dec 2023. The principal is due no later than Dec 15, 2023, with no penalty for prepayment	$1,000,000	$0

Note payable to a financing company bearing interest at 25.0%. Weekly payments of principal and interest of $46,875 due through May 2022 (Note Retired)	$0	$0

Note payable to a financing company bearing interest at 25.0%. Weekly payments of principal and interest of $54,348 due through March 2023 (Note Retired)	$0	$0

Note payable to an equipment financing company bearing interest at 11.45%. Monthly payments of principal and interest of $18,121 due through Mar-27	$729,954	$0

Note payable to an equipment financing company bearing interest at 11.45%. Monthly payments of principal and interest of $11,312 due through Mar-27	$455,668	$0

Note payable to an equipment financing company bearing interest at 12.45%. Monthly payments of principal and interest of $7,762 due through Apr-27	$311,037	$0

Note payable to an equipment financing company bearing interest at 12.13%. Monthly payments of principal and interest of $2,610 due through Apr-27	$105,273	$0

Note payable to an equipment financing company bearing interest at 12.00%. Monthly payments of principal and interest of $812 due through Jun-28	$39,129	$0

Note payable to an equipment financing company bearing interest at 10.59%. Monthly payments of principal and interest of $7,067 due through Jun-28	$352,562	$0

Note payable to an equipment financing company bearing interest at 10.20%. Monthly payments of principal and interest of $4,359 due through Apr-27	$182,586	$0

F-47

Note payable to an insurance financing company bearing interest at 5.5%. Monthly payments of principal and interest of $21,774 due through February 2023 (Note Retired)	$0	$0

Note payable to an equipment financing company bearing interest at 11.86%. Monthly payments of principal and interest of $2,588 due through May-25	$65,101	$0

Note payable to an equipment financing company bearing interest at 3.61%. Monthly payments of principal and interest of $7,907 due through Apr-27	$380,264	$0

Note payable to an equipment financing company bearing interest at 3.61%. Monthly payments of principal and interest of $6,937 due through Apr-27	$333,606	$0

Note payable to an equipment financing company bearing interest at 3.49%. Monthly payments of principal and interest of $7,118 due through Apr-27	$343,157	$0

Note payable to an equipment financing company bearing interest at 7.70%. Monthly payments of principal and interest of $2,416 due through May-27	$108,319	$0

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $14,056 due through Jun-27	$649,896	$0

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $2,307 due through Jun-27	$106,658	$0

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $1,468 due through Jun-27	$67,848	$0

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $2,780 due through Jun-27	$128,513	$0

Note payable to a financing company bearing interest at 78%. Weekly payments of principal and interest of $8,719 due through Jun-23	$143,257	$0

Note payable to a financing company bearing interest at 100%. Weekly payments of principal and interest of $5,346 due through Mar-23	$43,777	$0

Note payable to a financing company bearing interest at 117%. Weekly payments of principal and interest of $3,000 due through Mar-23	$28,927	$0

F-48

Note payable to an equipment financing company bearing interest at 6.99%. Monthly payments of principal and interest of $5,064 due through Sep-27	$240,827	$0

Note payable to an equipment financing company bearing interest at 8.3%. Monthly payments of principal and interest of $6,474 due through Oct-27	$304,244	$0

Note payable to an equipment financing company bearing interest at 8.3%. Monthly payments of principal and interest of $6,474 due through Oct-27	$304,244	$0

Note payable to an equipment financing company bearing interest at 10.6%. Monthly payments of principal and interest of $3,618 due through Dec-27	$165,809	$0

Note payable to an equipment financing company bearing interest at 10.6%. Monthly payments of principal and interest of $3,836 due through Dec-27	$175,831	$0

Note payable to an equipment financing company bearing interest at 3.4%. Monthly payments of principal and interest of $12,767 due through Nov-24	$271,826	$0

Note payable for real estate bearing interest at 8.0% and balloon payment at end of term Monthly interest of $7,029 with balloon of $1,054,300 due through Aug-25	$1,054,300	$0

Note payable to an equipment financing company bearing interest at 7.5%. Monthly payments of principal and interest of $11,850 due through Sep-28	$654,943	$0

Note payable to an equipment financing company bearing interest at 7.5%. Monthly payments of principal and interest of $2,689 due through Sep-28	$148,601	$0

Note payable to an equipment financing company bearing interest at 7.5%. Monthly payments of principal and interest of $830 due through Sep-28	$45,861	$0

Note payable to an equipment financing company bearing interest at 8.0%. Monthly payments of principal and interest of $12,135 due through Nov-28	$677,231	$0

Note payable to an equipment financing company bearing interest at 8.0%. Monthly payments of principal and interest of $10,967 due through Nov-28	$612,092	$0

Note payable to an equipment financing company bearing interest at 10.0%. Monthly payments of principal and interest of $2,032 due through Sep-24	$40,690	$0

F-49

Note payable to an equipment financing company bearing interest at 10.0%. Monthly payments of principal and interest of $2,482\ due through Sep-24	$49,711	$0

Note payable to an equipment financing company bearing interest at 10.0%. Monthly payments of principal and interest of $1,020 due through 12/31/2022 (note retired)	$0	$0

Note payable to an equipment financing company bearing interest at 10.0%. Monthly payments of principal and interest of $926 due through 12/31/2022 (note retired)	$0	$0

Note payable to an equipment financing company bearing interest at 10.0%. Monthly payments of principal and interest of $488 due through 12/31/2022 (note retired)	$0	$0

Note payable to an equipment financing company bearing interest at 10.0%. Monthly payments of principal and interest of $840 due through 12/31/2022 (note retired)	$0	$0

Note payable to an equipment financing company bearing interest at 7.5%. Monthly payments of principal and interest of $1,220 due through Sep-27	$59,220	$0

Note payable to a financing company bearing interest at 141%. Weekly payments of principal and interest of $9,333 due through Jul-23	$185,815	$0

Convertible Note bearing interest only payments of 10% or $9,167	$1,100,000	$0

Total notes payable to unrelated parties	$32,433,649	$21,967,082
Short-term portion of notes payable	$5,074,985	$4,486,461
Long-term portion of notes payable	$27,362,663	$17,480,621

The schedule of future maturities on the above notes are as follows:

Year	Amount
2023	$5,074,985
2024	$3,533,458
2025	$3,319,147
2026	$2,717,453
2027	$4,918,006
2028 & after	$12,874,599

F-50

Note 9 – Stockholders’ Equity AND STATEMENT OF CASH FLOWS

Preferred Stock

On December 31, 2019, the Company’s Board of Directors adopted articles of incorporation in the state of Delaware authorizing, without further vote or action by the stockholders, to create out of the unissued shares of the Company’s common stock, $0.0001 par value Preferred Stock. The Board of Directors is authorized to establish, from the authorized and unissued shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and fix the rights and preferences of each such class of Preferred Stock; which class or series shall have such voting powers, such preferences, relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The articles of incorporation and designation authorizes the issuance of 5,000,000 shares of Preferred Stock, of which 100 shares have been designated as Series A Preferred Stock, of which 90 of Series A are issued and outstanding as of December 31, 2022. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Series A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter, with each share casting a vote equal to: the quotient of the sum of all outstanding shares of common stock together with any and all other securities of the Company that provide for voting on an “as converted” basis divided by 0.99.

Common Stock

Basic net income (loss) per common share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of Common Stock equivalents (stock options, unvested restricted stock, and warrants) when, under either the treasury or if-converted method, such inclusion in the computation would be dilutive.

	Full Year
	December 31, 2022	January 1, 2022
Numerator for basic and diluted earnings (loss) per share:
Net income (loss)	$8,901,214	$5,227,362
Denominator for basic earnings (loss) per share –
Weighted Average Shares Outstanding	88,902,029	90,161,612
Stock Warrants	1,650,000	5,640,004
Convertible notes	2,200,000	-
Denominator for diluted earnings (loss) per share –
Weighted Average and Assumed Conversion	92,752,029	95,801,616
Net income (loss) per share:
Basic net income (loss) per share	$0.10	$0.06
Diluted net income (loss) per share	$0.10	$0.05

Outstanding shares of the Company’s common stock as of December 31, 2022 was 74,631,742

Equity Transactions During the Period

The following issuances of common stock affected the Company’s Stockholders’ Equity:

On January 18, 2022, the Company issued 266,667 shares pursuant to subscription agreements at a price of $0.75 per share.

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On January 19, 2022, the Company purchased back 1,300,092 shares pursuant to October 11, 2021 settlement agreement with Ralph Spencer at a price of $0.15 per share. See Note 11 COMMITMENTS AND CONTINGENCIES – Legal Claims – Ralph Spencer Litigation – First Complaint settlement.

On January 21, 2022, the Company issued 200,000 shares pursuant to subscription agreements at a price of $0.75 per share.

On February 17, 2022, the Company purchased back 1,300,092 shares pursuant to October 11, 2021 settlement agreement with Ralph Spencer at a price of $0.15 per share. See Note 11 COMMITMENTS AND CONTINGENCIES – Legal Claims – Ralph Spencer Litigation – First Complaint settlement.

On March 15, 2022, the Company purchased back 1,300,092 shares pursuant to October 11, 2021, settlement agreement with Ralph Spencer at a price of $0.15 per share. See Note 11 COMMITMENTS AND CONTINGENCIES – Legal Claims – Ralph Spencer Litigation – First Complaint settlement.

On March 23, 2022, the Company issued 1,000,000 shares pursuant to subscription agreements at a price of $0.75 per share.

On April 15, 2022, the Company purchased back 1,300,092 shares pursuant to October 11, 2021, settlement agreement with Ralph Spencer at a price of $0.15 per share, See Note 11 COMMITMENTS AND CONTINGENCIES – Legal Claims – Ralph Spencer Litigation – First Complaint settlement.

On April 18, 2022, the Company issued 266,667 shares pursuant to subscription agreements at a price of $0.75 per share.

On May 12, 2022, the Company purchased back 1,300,092 shares pursuant to October 11, 2021, settlement agreement with Ralph Spencer at a price of $0.15 per share. See Note 11 COMMITMENTS AND CONTINGENCIES – Legal Claims – Ralph Spencer Litigation – First Complaint settlement.

On August 15, 2022, the Company issued 500,000 shares pursuant to a licensing agreement with VRM Global Holdings PTY, Ltd., at a price of $3.00 per share, see Note 1, ORGANIZATION AND BUSINESS OPERATIONS.

On October 5, 2022, the Company issued 3,500,000 shares pursuant to a marketing service agreement with Accel Media International, Inc., at a price of $2.05 per share, see Note 1, ORGANIZATION AND BUSINESS OPERATIONS.

On October 5, 2022, the Company issued 30,000 shares pursuant to a PR service agreement with PCG Advisory, Inc., at a price of $2.05 per share.

On October 12, 2022, the Company issued 6,000,000 shares pursuant to a licensing agreement with VRM Global Holdings PTY, Ltd., at a price of $2.40 per share, see Note 1, ORGANIZATION AND BUSINESS OPERATIONS.

On October 13, 2022, the Company issued 200,000 shares pursuant to subscription agreements at a price of $0.50 per share.

During the month of November 2022, the Company issued 50,000 shares pursuant to subscription agreements at a price of $2.00 per share and 200,000 shares pursuant to warrant options at a price of $1.00.

During the month of December 2022, the Company issued 385,000 shares pursuant to subscription agreements at a price of $2.00 per share and 150,000 shares pursuant to warrant option at a price of $1.00 per share.

On December 27, 2022, the Company purchased back 22,101,556 shares pursuant to December 13, 2022 settlement agreement with Ralph Spencer at a price of $0.15 per share. See Note 11 COMMITMENTS AND CONTINGENCIES – Legal Claims – Ralph Spencer Litigation – Second Complaint settlement.

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STATEMENT OF CASH FLOWS

Inventory

The Company adjusted inventory in its cash flow statements to reflect intercompany sales between NSR and MMI during 2022 in the amount of $3,888,374. Addition the Company received $1,499,950 in inventory from VRM Biologik in accordance with its 3rd quarter stock issuance. No cash was received for this transaction.

Prepaid expenses and other current assets

The Company adjusted prepaid expenses to remove $7,175,000 in prepaid advertising during the 4th quarter of 2022 resulting from stock issuances totaling 3,500,000. The Company expensed $358,750 of this prepaid advertising amount based upon the 60-month contract term. No cash was received for this transaction.

Purchases of property and equipment

The Company invested in equipment and leasehold improvements for the December 2021 acquisitions of the Beaver and Jasper facilities in the amount $2,853,564. Additional capital expenditure included leasehold improvements to preexisting facilities totaling $583,177 totaling $4,462,216 for the year ending December 31, 2022.

Proceeds from sale of property and equipment

The Company entered into a sale/leaseback agreement to fund operating cash flow in the 4th quarter of 2022. The gross transaction was $7,500,000 less $262,500 in security deposits.

Proceeds from notes payable

The Company assumed $6.8M in funding through Convertible Notes $1.1M, short term bridges $4.2M and investments through related parties $1.5M.

Additional Stock Subscriptions/Redemptions

The Company issued 14,400,000 shares of common stock in the 4th quarter of 2022 in exchange for a long term partnership with VRM Biologik which allows the Company exclusive US and Caribbean distribution of small package utilizing VRM Biologik’s Intellectual Property (IP). No cash was received for this transaction.

The Company purchased 28,602,014 shares of common stock from former owner R. Spencer during 2022. Total cash paid for these shares in 2022 was $3,437,500. The Company has a future payment obligation associated with this transaction in the amount of $1,500,000 as disclosed in Note 11 of the “Commitments and Contingencies” segment listed below.

NOTE 10 – ACQUISITIONS

National Storm Recovery LLC Merger

As discussed under Note 1, on April 18, 2019 SGCP, an inactive shell corporation, became the parent company of NSR LLC. Due to NSR LLC’s active operations, NSR LLC is regarded as the acquirer and its historical financials are used for reporting purposes. At the effective time of the Merger:

●	All of NSR LLC’s outstanding common equity units were exchanged for an aggregate of 40,000,000 shares of SGCP’s Common Stock by the members of NSR LLC.

●	There was a note obliging SGCP to pay the holder of the note $100,000, or the holder may exercise its conversion rights. Pursuant to the note’s subsequent amendments, SGCP will issue 25,000 post-reverse split shares of the Company’s common stock. On May 5, 2020, SGTM, as SGCP’s successor, issued these shares.

●	The holder of 90 shares of Preferred Series A stock sold their shares to Tony Raynor, the Chief Executive Officer of NSR LLC, for a cash payment of $25,000 plus the issuance of 4,000,000 shares of SGCP common stock or payment of $100,000 by February 28, 2020. The Company recorded accrued compensation for this $100,000 for 2019, which was satisfied by SGTM issuing the 4,000,000 shares on February 26, 2020.

Immediately following the Merger, the Company had 40,602,636 shares of common stock and 90 shares of Series A preferred stock issued and outstanding on an after stock split basis. The pre-Merger stockholders of the Company retained an aggregate of 602,636 shares of common stock of the Company, representing approximately 1% ownership of the post-Merger Company. Additionally, the 90 shares of Preferred Stock Series A representing 90% voting control, were also transferred as part of the Merger (see Note 10). Therefore, upon consummation of the Merger, there was a change in control of the Company, with the former owners of NSR LLC effectively acquiring control of the Company.

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The Company accounted for these transactions in accordance with the acquisition method of accounting for business combinations. Assets and liabilities of the acquired business were included in the consolidated balance sheets as of January 1, 2022, and January 2, 2021, based on the respective estimated fair value on the date of acquisition as determined in a purchase price allocation using available information and making assumptions management believed are reasonable. NSR LLC did not provide any consideration for SGCP. This transaction was an exchange made by its members of their interest in NSR LLC for the 40,000,000 shares of SGCP. SGCP had no identifiable assets and its only liability was for a $100,000 note payable, which was assumed as part of this merger. Therefore, the Company has recorded $100,000 of Additional Paid-in-Capital from this transaction as the excess of purchase price over the fair value of the net identifiable assets.

Mulch Manufacturing, Inc. Acquisition

On January 31, 2020, the Company entered into a Business Combination Agreement (the “Mulch Acquisition”) with MM and its sole shareholder, Ralph Spencer (“Spencer”) (collectively the “MM Parties”), pursuant to which the Company acquired all of the shares of MM. Upon closing, MM became a wholly-owned subsidiary of SGTM.

Pursuant to the Mulch Acquisition, at the effective time of the acquisition:

●	All of MM’s outstanding common stock was exchanged for an aggregate of 40,000,000 shares of SGTM’s common stock.

●	One million shares previously issued to the MM shareholder in connection with the sale of equipment by MM to NSR LLC in November 2019 were cancelled.

●	There were specific excluded assets that were retained by Spencer and treated as transferred to Spencer prior to the acquisition consisting of cash, real estate, and certain vehicles and equipment. Spencer agreed to allow the Company to use some of the real estate rent-free until January 31, 2022, at which time the Company had the option of either leasing or purchasing it at the fair market value. The Company has included an ROU asset value on the property rent abatement.

●	All of the existing MM notes and accounts receivable, and inventory at the date of the Mulch Acquisition are included in the acquisition and the Company had immediate possession of them by its ownership of MM. However, the 40 million shares of the Company’s common stock that was issued as consideration was based on these assets being removed from MM prior to the acquisition. The value of these assets are valued separately from the share exchange and that certain demand promissory note payable to Spencer in the amount of approximately $14 million was adjusted to reflect the value of the inventory, accounts receivable, and any other sums lent by Spencer to MM.

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The Company accounted for these transactions in accordance with the acquisition method of accounting for business combinations. An independent appraisal, made in February 2020, determined the fair market value of MM’s property and equipment to be $17,228,295. Assets and liabilities of the acquired business were included in the consolidated balance sheets as of January 1, 2022, and January 2, 2021, based on their respective estimated fair values on the date of acquisition. Based on a closing market price of $0.15 per share on the January 31, 2020, business combination date, the assumption of net liabilities plus a bargain purchase recognition and asset write-up, the Company is recognizing the allocation to the accounts of MM as follows:

Appraised fair market value of property and equipment	$17,228,295
ROU asset value on property rent abatement	817,503
Less: Net book value of just MM’s property and equipment on January 31, 2020	(1,883,657)

Excess of fair market over net book value of MM property and equipment	16,162,141

Value of common stock issued for MM	$6,000,000
Net book value of MM on January 31, 2020:
Cash	$6,240,670
Accounts receivable and inventory	15,402,355
Property and equipment	1,883,657
Investments	830,000
Prepaid expenses and other assets	192,361
Supply agreement	453,750
Accounts payable and accrued expenses	(1,215,820)
Notes payable	(25,643,025)
Net book value (assumed) of MM on January 31, 2020	(1,856,052)

Total purchase price, including assumed net liabilities, of MM	7,856,052

Excess of fair value over net book value plus
purchase price of MM property and equipment (bargain purchase gain)	$8,306,089

Purchase price of MM	$7,856,052
Bargain purchase gain and property and equipment write-up	8,306,089
Net book value of MM on January 31, 2020	(1,856,052)
Total to be allocated	$14,306,089

Allocation of MM purchase price and bargain purchase gain:
Cash	$6,240,670
Accounts receivable and inventory	15,402,355
Property and equipment	17,228,295
ROU assets	817,503
Investments	830,000
Prepaid expenses and other assets	192,361
Supply agreement	453,750
Accounts payable and accrued expenses	(1,215,820)
Notes payable	(25,643,025)
$14,306,089

Day Dreamer Productions LLC Acquisition

The Company agreed to acquire 100% of the membership interests of Day Dreamer Productions, LLC. (“DDP”) around January 18, 2021, in exchange for 200,000 shares of the Company’s common stock. Following performance of due diligence by the Company with regard to DDP’s intellectual property, the Company entered into a Membership Interest Exchange Agreement (“MIEA”) with the sole member of DDP (the “DDP Member”) on November 19, 2021. The Company completed the acquisition on December 30, 2021 when it issued 200,000 shares of its common stock to the DDP Member. The DDP Member was also retained as an employee with responsibility for managing the activities DDP.

We used the acquisition method of accounting under ASC 805 for the acquisition of DDP. The following table summarizes the consideration paid for DDP and the fair value amounts of assets acquired, and liabilities assumed at the acquisition date:

Purchase price	$224,000
Total assets	$224,000
Total liabilities	$0
Purchase price in excess of net assets acquired	$0

The purchase price was based on the closing price of $1.12 per share on January 18, 2021, the date the Company and the DDP Member agreed to exchange the DDP membership interest for shares of the Company’s common stock. In calculating the purchase price, the Company determined that the closing price of $1.12 per share on January 18, 2021 was an appropriate valuation rather than trading price of the common stock on the November 19, 2021 date when the MIEA was signed reflected because the trading volume was insignificant, the price used was comparable to the share purchase and redemption prices for transactions that occurred prior to the closing and consequently, the public trading price at the time of closing was not a fair measure of value of the Common Stock

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Jasper and Beaver Sawmill Acquisition(s)

In December 2021, the Company acquired sawmills in Jasper, Florida and Beaver, Washington through distressed sales transactions caused by COVID-19. The addition of these mills is expected to increase our sawing capacity to over 100 million board feet of lumber annually and significantly expand our mulch manufacturing operations.

Jasper, Florida. In December 2021, we closed on an acquisition of a sawmill in Jasper, Florida. The Jasper Mill is capable of sawing southern yellow pine lumber as well as residual products, including pine bark, pine chips, pine dust, and pine shavings. We expect to commence both lumber and mulch production at the Jasper mill once a funding source for the purchase of raw materials and working capital has been secured. The Company acquired facility for $7.5M, assumed the sellers debt obligations under a distressed sale due to COVID-19 and recorded a bargain purchase gain of $2.2M based upon appraised value of $9.8M.

Beaver, Washington. The Company purchased this facility in 2 transactions which occurred on December 31, 2021 and March 16, 2022. The building assets were transacted on December 31, 2021, through the sale of 400,000 share of common stock @ $8.05 per share or $3,220,000. The Company recorded the value of the building assets at $9.24 due to the valuation of the Company’s common stock on the building asset closing date which adjusted the purchase price valuation for building assets from $3,220,000 to $3,696,000. The Company purchased the land assets on March 16, 2022, through cash proceeds totaling $1,025,475. The acquisition of the facility is characterized as a distressed sale resulting from global economic situations caused by COVID-19. The Company had the facility appraised and was provided a “as is” property valuation of $20,039,580, versus purchase price of $4,721,475. The Company recorded a bargain purchase gain of $15,318,105 across 2 fiscal years, ending January 2,2022 and December 31, 2022, due to the timing of the transactions. The Beaver facility is approximately 100,000 square feet and resides on 44.6 acres. The facility will be capable of producing 100+ million board feet of lumber per year once retrofitted for production. The planned operations at the Beaver Washington facility is earmarked to begin once a funding source for raw materials, equipment, permitting costs and working capital has been secured allowing the Company to launch its operations on the West Coast which will increase our lumber, mulch, and soil/fertilizer distribution to the west coast of the United States. The mill is located in a federally approved Economic Opportunity Zone and it is eligible for certain tax credits. Our ownership and operation of the mill is supported by the nearby municipal and state governments.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Inventory Purchases

VRM Biologik

The Company has entered into an inventory purchase agreement with VRM Biologik, whereby, the Company agrees it will make a cash payment for purchase of product totaling $7,200,000 which is to be paid in 3 tranches with the first payment of $3,600,000 being made on December 31, 2022 followed by two payments of $1,800,000 paid respectively on May 31, 2023 and October 31 of 2023. Due to the delay in funding in the year 2022 and delay on the catalyst ingredient shipments, arriving in January 30, 2023, instead of making payments in December of 2022 the parties have agreed to discuss a payment plan later in 2023. On May 15, 2023 the Company and VRM amended the Restricted Sub-License Agreement dated August 9, 2022. According to the terms of the Agreement Amendment, the Company shall issue VRM 7,000,000 shares of common stock in lieu of $7,200,000 in cash payment previously required by the Restricted Sub-License Agreement.

Legal Claims

EMC Arbitration and Settlement Agreement

We were involved in arbitration with Emerging Markets Consulting, LLC (“EMC”), a former service provider of the Company. On October 21, 2020, EMC initiated arbitration against the Company, alleging, among other things, breach of contract related to an agreement entered into between the Company (via NSR LLC) and EMC, in which the Company engaged EMC to provide it with consulting services related to the Company’s capital structure, investor relations strategies, and fundraising plans, including the filing of an S-1 registration statement at some point in the future, in exchange for equity compensation in the Company. EMC sought relief against the Company in the form of the equity compensation pursuant to the agreement (2,000,000 shares of the Company’s Common Stock) and damages. The Company denied EMC’s allegations and has also initiated counterclaims against EMC for breach of the agreement by EMC, in which it sought damages resulting from EMC’s breach of its duties under the agreement.

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In addition, the Company named in its counterclaim to EMC’s claim another similar service provider, Rainmaker Group Consulting, LLC (“Rainmaker”), as a pre-emptive defense against any actions brought by Rainmaker against the Company. Rainmaker engaged by the Company in 2019 to provide similar consulting services as EMC was engaged to provide in exchange for the same compensation (2,000,000 shares of the Company’s Common Stock). The Company alleges that Rainmaker breached its agreement with the Company by not providing the services provided in the agreement between the Company and Rainmaker, and therefore Rainmaker is not entitled to any equity compensation by the Company. The Company took this action as a defensive measure against potential (in the Company’s opinion) frivolous lawsuits brought by Rainmaker against the Company. The Company believed it had adequate defenses in the ongoing arbitration described above being overseen by the American Arbitration Association.

On October 6, 2022, the Company entered into a Settlement Agreement and Mutual Release (the “EMC Agreement”) with EMC, Rainmaker, Mr. Painter, Mr. Cohen, and Mr. Lehrer, pursuant to which the parties agreed to amicably resolve all disputes between them without admitting any wrongdoing or liability. In full and final settlement of all claims and counterclaims between the parties, the Company agreed to pay EMC a total sum of $250,000, to be paid out monthly, in $50,000 or $25,000 increments, beginning on October 15, 2022 and ending on April 15, 2023. Rainmaker, Mr. Painter, Mr. Cohen, and Mr. Lehrer acknowledged and agreed that they are not entitled to receive any money or property from the Company or its CEO, Anthony J. Raynor.

In addition, Mr. Raynor, agreed to transfer 100,000 of his personal shares of the Company’s Common Stock to EMC and 100,000 of his personal shares of the Company’s Common Stock to The Pink Butterfly Foundation, a Florida not for profit corporation (“Pink Butterfly”) dedicated to assisting families with acute financial needs accompanying a heartbreaking and devastating sudden loss of a child. Both share transfers were to take place within twenty (20) days of the date of the EMC Agreement.

The share transfers are each subject to a lock-up agreement, dated October 6, 2022, by and between each the Company and EMC and the Company and Pink Butterfly (together, the “Lock- Up Agreements”). Under the terms of the Lock-Up Agreements, EMC and Pink Butterfly cannot sell, transfer, assign or otherwise dispose of the shares received for a period of one (1) year from the date of the Lock-Up Agreement (the “Lock-Up Period”). In the event the Company’s Common Stock is listed for trading on the New York Stock Exchange or the NASDAQ Stock Market during the Lock-Up Period, the “Lock-Up Period” shall be adjusted to last until the six (6) month anniversary of the listing date.

If the Company or Mr. Raynor default under the terms of the EMC Agreement by failing to make a payment when due or failing to transfer the shares, EMC must provide notice of the default and the Company will have fifteen (15) business days from the date of the notice to cure the default. If the Company fails to cure the default, a final judgment will be entered against the Company for $250,000, less any payments already made, and/or the cash value of the shares, if the shares have not been transferred in default of the EMC Agreement.

The parties filed a joint motion for dismissal of all claims and counterclaims and agreed to request that the American Arbitration Association enter an order staying and abating the arbitration and retaining jurisdiction to enforce the terms of the EMC Agreement. All parties expressly agreed that they are forever barred from instituting, maintaining or asserting any and all claims and causes of action released under the EMC Agreement.

Ralph Spencer Litigation

First Complaint and Settlement.

On March 25, 2021, the Company filed a civil complaint (the “First Complaint”) in Florida’s Ninth Judicial Circuit Court in Orange County, Florida against Ralph Spencer (“Spencer”), the former owner and CEO of Mulch Manufacturing, Inc., alleging certain tortious interference with the Company’s business operations and dealings. On April 1, 2021, the Company was granted an Emergency Temporary Injunction by the Court enjoining Mr. Spencer from, among other things, further attempts to interfere with the Company’s business operations.

On August 16, 2021, the parties entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”), wherein, among other provisions, all outstanding debt was extinguished. The Company recognized a $17,484,728 capital contribution, credited to Additional Paid-in Capital, from the extinguishment of debt.

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The Company also agreed to pay Spencer $25,650,000 plus interest as follows:

(a)	Issuing Spencer a promissory note in the amount of $10,650,000 accruing interest at 6% per annum secured by four properties located in Florida and another in Georgia (the “Settlement Note”). The Settlement Note is amortized monthly over 20 years with a balloon payment of any outstanding balance on its third anniversary. The Company is current on all Settlement Note obligations as of the date of this Registration statement.

(b)	Paying Spencer a total of $15,000,000 in exchange for the redemption of Spencer’s 40,000,000 shares of common stock and any and all ownership interests in which he may have or claim (the “Redemption Payment”). The Redemption Payment is to be paid to Spencer according to the following schedule: (i) $3,300,000 on October 15, 2021 in exchange for 8,797,800 common stock shares; and (ii) twenty-four (24) payments of $487,500 on the 15th of each month, commencing November 15, 2021, each for 1,300,091.67 common stock shares. Spencer executed a letter of instruction to the Company’s transfer agent, Pacific Stock Transfer, and provided all shares to the transfer agent to allow for the immediate redemption upon each payment.

On October 11, 2021, the First Complaint was voluntarily dismissed with prejudice as provided for in the Settlement Agreement.

Second Complaint.

On April 19, 2022, the Company together with its wholly owned subsidiary Mulch Manufacturing, Inc., (referred to together as the “Plaintiffs”) filed a civil complaint in Florida’s Ninth Judicial Circuit Court in Orange County, Florida Case No. 2022-CA-003280-O (the “Second Complaint”) against Spencer alleging that (i) Spencer breached the Settlement Agreement by disclosing confidential settlement terms to third parties and violating the non-disparagement provisions by repeatedly disparaging and defaming Anthony Raynor, Tami Raynor, and other officers, agents, and employees of the Plaintiffs, (ii) that Spencer engaged in certain tortious interference with the Company’s advantageous business relationships, and (iii) that Spencer engaged in a systematic campaign to defame, disparage and spread false statements about the Company and its employees, agents and representatives, including family members of Company employees.

On December 13, 2022 (the “Effective Date”), the Plaintiffs, Tami Raynor and Anthony Raynor (collectively, “Raynor”), and Ralph Spencer (“Spencer”), by and through his attorney-in-fact Christie Spencer and his court-appointed attorney, Christine J. Lomas, and Christie Spencer, as Ralph Spencer’s attorney-in-fact (together with Spencer, the “Spencer Parties”) ( hereafter “the “Parties” or a “Party”), entered into a Settlement Agreement, (hereafter the “December 2022 Settlement Agreement”), in relation to the Second Complain (the “Business Court Litigation”).

As a complete settlement of the dispute that is the subject of the Business Court Litigation, the Parties agreed to the following material terms as provided for in the December 2022 Settlement Agreement:

Terms Regarding Promissory Note, Mortgage, and Deed to Secure Debt. Within five days of the Effective Date, Spencer and RJ Enterprises of Florida, LLC (“RJ Enterprises”) agreed to convey certain real estate located in Nassau County, Florida (the “RJ Parcels”) to the Company’s wholly owned subsidiary Mulch Manufacturing, Inc. (“Mulch Manufacturing”) free and clear from any and all interests, mortgages, liens, encumbrances, and clouds on the title, including a $200,000 mortgage from RJ Enterprises to Weber Holdings, Ltd. The RJ Parcels are comprised of two tracts of land, one of which is approximately 2.93 acres and the other is approximately 14.9 acres, both of which are located off of U.S. Highway 301 in Callahan, Florida 32011.

In addition, Spencer agreed to release the real property located at 108 Copeland Street, Jacksonville, Florida 32204 (the “Copeland Parcel”) from the mortgage securing a debt in the original principal amount of $10,650,000 issued by the Company in favor of Spencer as provided for in the Settlement Agreement (the “August 2021 Mortgage”). Further, the Parties agreed to amend the August 2021 Mortgage and the underlying promissory note to increase the principal balance to $11,500,000, which amount will be amortized over twenty (20) years with any and all remaining amounts of principal and interest becoming due and payable sixty months after the date of amendment. The August 2021 Mortgage will be further modified to add the RJ Parcels as collateral security and limit the inspection rights of Spencer and certain other persons and restrict Spencer from selling, transferring, assigning, gifting, encumbering, or placing any liens on the August 2021 Mortgage for a period of two years from the date it is amended.

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Terms Regarding Common Stock of the Company. According to the terms of the December 2022 Settlement Agreement, the Company agreed with Spencer to redeem 22,101,556 shares of the Company’s common stock he owns (the “Spencer Shares”) in exchange for the Company’s payment to Spencer of $1,000,000. The Company’s obligation to pay Spencer is conditioned on Spencer delivering: (i) a letter of instruction directing the Company’s transfer agent to rescind the issuance of the Spencer Shares, (ii) a quit claim deed to the RJ Parcels to Mulch Manufacturing and (iii) a release of the Copeland Property from the August 2021 Mortgage. In addition, Spencer has represented that he has no rights, options, or warrants to buy additional shares of common stock or any other stock or ownership interests in the Company, that Spencer has not sold, assigned, transferred, encumbered, or gifted, directly or indirectly, any stock, rights, options, warrants, or other ownership interests in the Company to any person or party and that he has no other ownership interests whatsoever in the Company or Mulch Manufacturing. The Company adjusted retained earnings to reflect the repurchase of common shares with offset to cash, based on ASC 505-30.

The December 2022 Settlement Agreement also provides that the Company shall pay Spencer an aggregate of $1,500,000 in installments of $500,000 on April 1, 2023, August 1, 2023 and December 1, 2023 conditioned on Spencer complying with his obligations under the December 2022 Settlement Agreement (the “Additional Amounts”). On December 27, 2022, these conditions were fulfilled, and the Company completed the redemption of the 22,101,556 shares of common stock. The Company did not record the future obligation as the performance obligation and historical compliance does not conform to the “more likely than not” requirement. The Company will expense future payments as part of “non-operating income” should “Spencer” comply with the with “non-harrassment obligations” outlined in the 2022 Settlement Agreement. The Company believes there continues to be “significant risk” that “Spencer” may not comply with his obligations. Based on ASC 450, due to the criteria of non-probability requirement not being met due to the non-compliance of Spencer, the future obligation was not recorded.

Finally, the December 2022 Settlement Agreement provided that the Parties would execute and file a joint stipulation in Business Court Litigation that provides in the event Ralph Spencer and Christie Spencer fail to comply with certain non-harassment obligations provided for in the December 2022 Settlement Agreement, then the unpaid balance of the Additional Amounts will be paid into the registry of the court or an agreed-upon third party as they become due to be held in escrow and released upon agreement or as directed by an order of the court. Accordingly, the stipulation was filed in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida, on January 26, 2023.

NOTE 12 – CONCENTRATION OF CREDIT RISK

Cash Deposits

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2022, the Company did not have any deposit amounts in excess of the FDIC insured limit.

Revenues

For the twelve months ending December 31, 2022, one customer accounted for 17% of revenue.

Accounts Receivable

For the twelve months ended December 31, 2022, one customer accounted for 17% of revenue and accounts receivable.

NOTE 13 – SUBSEQUENT EVENTS

The Company entered into four merchant cash advance transactions in the 1st quarter of 2023 resulting in high interest debt financing. Subsequently the Company has decided to restructure the organization current debt load through the establishment of a revolving line of credit and other traditional lending vehicles resulting in in a long-term benefit to the organization. The Company expected these facilities to be in place by the close of its 2nd quarter of 2023 resulting in a significant improvement to net working capital at a material reduction in interest expense Due to heightened regulatory requirements and tightening of capital (tied to West Coast banking collapse in March 2023) the Company’s executed letters of intent have been extended into the 3rd quarter of 2023; the Company expects to have these transactions completed by the end of the 3rd quarter.

On January 25, 2023, Ambassador Ned L. Siegel resigned from his position as a board member of the Company, see Supplemental Information uploaded January 26, 2023, under the Company’s FILINGS AND DISCLOSURE on OTCMarkets.

On January 31, 2023, Joshua R. Wethington was appointed as the Company’s CFO succeeding Michael Mete’s resignation, see Supplemental Information uploaded February 3, 2023, under the Company’s FILINGS AND DISCLOSURE on OTCMarkets.

On May 17, 2023 (the “New Earth Effective Date”), we entered into a product purchase agreement (the “Product Purchase Agreement”) with New Earth Technologies PTE, LTD (“New Earth”), whereby we purchased 1,565,520 gallons of catalyst ingredients (the “Catalyst Ingredients”) to manufacture an estimated aggregate 4 million cubic yards of Humisoil, XLR8 Bio and other products. The purchase price for the ingredients consisted of 2,000,000 shares of our unregistered common stock which we issued to New Earth on May 22, 2023 and a cash payment of $5,000,000 payable in 60 monthly payments of $83,333 commencing on June 17, 2023. While the Product Purchase Agreement requires delivery of the Catalyst Products on the New Earth Effective Date, we have orally agreed with New Earth to receive shipments of the ingredients in the coming months. The Product Purchase Agreement cannot be terminated by either party and entitles either party to bring an action for specific performance if any provision of the agreement is not performed in accordance with its terms, in addition to any other remedy to which such party is entitled at law or in equity. The Agreement also contains additional covenants, representations and warranties that are customary of product purchase agreements.

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